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Exhibit 1

         MERIDIAN GOLD INC.

NOTICE OF SPECIAL MEETING
AND
MANAGEMENT INFORMATION CIRCULAR

ARRANGEMENT INVOLVING
MERIDIAN GOLD INC.,
ITS SHAREHOLDERS,
YAMANA GOLD INC. AND
6855237 CANADA INC.

SPECIAL MEETING OF SHAREHOLDERS
OF MERIDIAN GOLD INC.
TO BE HELD ON DECEMBER 20, 2007

November 23, 2007

November 23, 2007

Dear Meridian shareholder:

        As you are aware, on July 19, 2007, as subsequently varied and extended, Yamana Gold Inc. made an offer to purchase all of the common shares of Meridian Gold Inc. on the basis of 2.235 Yamana common shares and C$7.00 cash for each Meridian common share. Yamana's offer expired on November 2, 2007. Under Yamana's offer, it acquired a total of 90,761,217 Meridian common shares, representing approximately 89.5% of all outstanding Meridian common shares.

        Under the support agreement entered into between Meridian and Yamana in connection with Yamana's offer, Yamana agreed to effect a second step acquisition transaction to acquire all Meridian common shares not acquired under Yamana's offer.

        It is proposed that Yamana will acquire all Meridian common shares not currently owned by it pursuant to a plan of arrangement under the Canada Business Colorations Act. Under the arrangement, Meridian shareholders (other than any dissenting shareholders and Yamana) will receive the same consideration of 2.235 Yamana common shares and C$7.00 cash for each Meridian common share as was offered under Yamana's offer.

        In order to become effective, the arrangement requires, among other things, approval by at least 70% of the votes cast by Meridian shareholders at a special meeting. You are invited to attend the special meeting which will be held at 9:00 a.m. (Toronto time) on Thursday, December 20, 2007 at the offices of Cassels Brock & Blackwell LLP, 40 King Street West, Suite 2100, Scotia Plaza, Toronto, Ontario. Yamana has agreed to vote all Meridian common shares held by it in favour of the arrangement. As a result, approval of the arrangement at the special meeting is assured based on the current number of outstanding Meridian common shares.

        You are urged to carefully consider the information presented in the accompanying management information circular. Please consider seeking advice from your financial, tax and other professional advisors in the event you have any questions about the arrangement.

        Meridian shareholders are requested to complete and return the enclosed form of proxy to ensure that your shares will be represented at the special meeting, whether or not you are personally able to attend. In addition, Meridian shareholders must complete and return the enclosed letter of transmittal, together with the share certificates representing your Meridian common shares, in order to receive certificates representing the Yamana common shares and cheques representing the cash consideration you will be entitled to pursuant to the arrangement. Envelopes have been provided for your convenience in returning the form of proxy, the letter of transmittal and the share certificates representing your Meridian common shares.

Sincerely,
(Signed) Peter Marrone Chairman, President and Chief Executive Officer

MERIDIAN GOLD INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the shareholders of Meridian Gold Inc. ("Meridian") will be held at the offices of Cassels Brock & Blackwell LLP, 40 King Street West, Suite 2100, Scotia Plaza, Toronto, Ontario, on Thursday, December 20, 2007 at 9:00 a.m. (Toronto time) to transact the following matters:

  1.
  to consider and, if deemed advisable, to pass, with or without variation, a resolution (the "Arrangement Resolution") approving an arrangement (the "Arrangement") pursuant to section 192 of the Canada Business Corporations Act involving Meridian, its shareholders, Yamana Gold Inc. and 6855237 Canada Inc., as more particularly described in the accompanying management information circular; and

  2.
  to transact such further and other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

        The full text of the Arrangement Resolution and a copy of the arrangement agreement (the "Arrangement Agreement") dated November 21, 2007 between Yamana Gold Inc., 6855237 Canada Inc. and Meridian are attached as Schedules A and B, respectively, to the accompanying management information circular. A copy of the Plan of Arrangement implementing the Arrangement is attached as Exhibit A to the Arrangement Agreement.

        Only holders of common shares ("Common Shares") of Meridian (collectively, the "Shareholders") at the close of business on November 22, 2007 (the "Record Date") will be entitled to vote in respect of the matters to be voted on at the Meeting or any adjournment(s) or postponement(s) thereof. A form of proxy for the Meeting has been enclosed herewith. Shareholders who are unable to attend the Meeting are kindly requested to specify on the enclosed form of proxy the manner in which the Common Shares represented thereby are to be voted and sign and return the same in the envelope provided.

        Common Shares represented by properly executed forms of proxy in favour of the persons designated in the enclosed form of proxy will be voted in accordance with the specifications made on any ballot that may be called. Common Shares will be VOTED FOR the approval of the Arrangement Resolution if no specification has been made in the form of proxy.

        The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in this Notice of Special Meeting of Shareholders and other matters that may properly come before the Meeting. Management is not aware of any amendments or variations to matters identified herein or any other matters that may be presented for action at the Meeting.

        To be used at the Meeting, a completed form of proxy must be deposited with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, at any time up to 5:00 p.m. (Toronto time) on Tuesday, December 18, 2007, being the second business day preceding the date of the Meeting, or, if the Meeting is adjourned or postponed, not later than 5:00 p.m. (Toronto time) on the second day (excluding Saturdays, Sundays and holidays) preceding the date of any adjourned or postponed meeting.

DATED this 23rd day of November, 2007.

Sincerely, On behalf of the Board of Directors
(Signed) Peter Marrone Chairman of the Board

NOTICE TO UNITED STATES SHAREHOLDERS

        This solicitation of proxies is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"). Accordingly, such solicitation is made in the United States with respect to securities of a Canadian foreign private issuer in accordance with Canadian corporate and securities laws and the management information circular attached hereto, including the Schedules attached thereto and the documents incorporated by reference therein (collectively, the "Circular"), has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders of Meridian Gold Inc. ("Meridian") in the United States should be aware that such requirements are different from those of the United States applicable to proxy statements under the U.S. Exchange Act.

        The common shares of Yamana Gold Inc. ("Yamana") being issued under the plan of arrangement described in the Circular are being issued in reliance on the exemption from the registration requirements of the United States Securities Act of 1933, (the "U.S. Securities Act") as amended, set forth in Section 3(a)(10) of the Securities Act on the basis of the approval of the Court as described under "The Arrangement — Conditions to and Required Approvals for the Arrangement".

        The historical financial information for Yamana and the pro forma financial information of Yamana included or incorporated by reference in the Circular are presented in United States dollars and have been prepared in accordance with Canadian generally accepted accounting principles. Shareholders should be aware that the exchange of their Common Shares for Yamana Shares and cash as described herein may have tax consequences in both the United States and Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States may not be described fully herein. See "Canadian Federal Income Tax Considerations" and "United States Federal Income Tax Considerations" in this Circular.

        Enforcement by shareholders of civil liabilities under the United States securities laws may be affected adversely by the fact that each of Meridian, Yamana and Yamana Subco is organized under the laws of a jurisdiction other than the United States, that certain of the officers and directors of Meridian, Yamana and Yamana Subco are residents of a country other than the United States, that some of the experts named in the Circular are residents of Canada and that a substantial portion of the assets of each of Meridian, Yamana and Yamana Subco and such persons are located outside of the United States.

        Yamana's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and filed with appropriate regulatory authorities in Canada and the United States. Meridian's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and filed with appropriate regulatory authorities in Canada and the United States.

        The unaudited pro forma consolidated financial statements of Yamana set out in Schedule C to the Circular have been presented in accordance with the requirements of the applicable securities legislation and have been prepared in accordance with Canadian generally accepted accounting principles. The unaudited pro forma consolidated financial statements of Yamana have not been reconciled to United States generally accepted accounting principles and do not purport to be in compliance with Article 11 of Regulation S-X of the Rules and Regulations of the United States Securities and Exchange Commission (the "SEC").

NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM

        The offer to Shareholders in the United Kingdom ("UK Shareholders") pursuant to this Circular constitutes a public offer of securities in the United Kingdom pursuant to section 85(1) of the Financial Services and Markets Act 2000 ("FSMA"). Accordingly, a prospectus ("Prospectus") in relation to Yamana has been prepared in accordance with the Prospectus Rules ("Prospectus Rules") of the Financial Services Authority ("FSA") made under section 73A of the FSMA, and has been filed with the FSA and made available to the public as required by the Prospectus Rules. Shareholders wishing to view a copy of the Prospectus are advised that copies are available for inspection during normal business hours (Saturdays, Sundays and public holidays excepted) from the registered offices of Yamana Gold Inc. at 2100 Scotia Plaza, 40 King Street West, Toronto, ON, M5H 3S5, Canada or of Canaccord Adams Limited at 7th Floor Cardinal Place, 80 Victoria Street, London SW1E 5JL. Shareholders should note that this Circular does not constitute a prospectus for the purposes of the Prospectus Rules.

CURRENCY AND FINANCIAL INFORMATION

        All dollar references in the Circular are in United States dollars, unless otherwise indicated. References to "C$" are to Canadian dollars. The following table sets forth, for each of the periods indicated, the exchange rate of one United States dollar into Canadian dollars at the end of each such period, the average exchange rate during each such period and the range of high and low rates for each such period.

        The closing, high, low and average exchange rates for the U.S. dollar in terms of Canadian dollars for the nine months ended September 30, 2007, and the calendar years ended December 31, 2006, December 31, 2005 and December 31, 2004, as reported by the Bank of Canada, were as follows:

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Closing	$0.99	$1.17	$1.16	$1.20
High	1.19	1.17	1.27	1.40
Low	0.99	1.10	1.15	1.18
Average(1)	1.10	1.13	1.21	1.30

Note:

(1)
Calculated as an average of the daily noon rates for each period.

        On November 22, 2007, the noon rate of exchange as reported by the Bank of Canada for one U.S. dollar expressed in Canadian dollars was $0.98.

FORWARD-LOOKING STATEMENTS

        This Circular contains certain "forward-looking statements" and "forward-looking information". Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are based on a number of assumptions and subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Assumptions upon which such forward-looking statements are based include the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; title to mineral properties; financing requirements; and general economic conditions. Many of these assumptions are based on factors and events that are not within the control of Meridian and there is no assurance they will prove to be correct. Factors that could cause actual results to vary materially from results anticipated by such forward-looking statements include changes in market conditions, variations in ore grade or recovery rates, risks relating to international operations, fluctuating metal prices and currency exchange rates, changes in project parameters, the possibility of project cost overruns or unanticipated costs and expenses, labour disputes and other risks of the mining industry, failure of plant, equipment or processes to operate as anticipated, the business of Meridian, Yamana and Northern Orion Inc. not being integrated successfully or such integration proving more difficult, time consuming or costly than expected as well as those risk factors discussed or referred to in the annual Management's Discussion and Analysis and Annual Information Form for each of Meridian Yamana, Northern Orion Inc. filed with the securities regulatory authorities in all provinces of Canada and available at www.sedar.com, and the Annual Report on Form 40-F of each of Meridian and Yamana filed with the United States Securities and Exchange Commission. Although Meridian has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Meridian undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change, except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking statements.

INFORMATION CONCERNING NORTHERN ORION

        The information concerning Northern Orion Inc. ("Northern Orion") in the Circular has been taken from, or is based upon, publicly available documents and records on file with the Canadian securities regulatory authorities, and other public sources. Although Meridian has no knowledge that would indicate that any statements contained therein relating to Northern Orion taken from or based upon such documents, records and sources are untrue or incomplete, neither Meridian, nor any of its officers or directors, assumes any responsibility for the accuracy or completeness of the information relating to Northern Orion taken from or based upon such documents, records and sources, or for any failure by Northern Orion to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Meridian.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF
MEASURED, INDICATED AND INFERRED RESOURCES

        The Circular uses the terms "measured" "indicated" and "inferred" mineral resources. United States investors are advised that while such terms are recognized and required under Canadian securities legislation, the SEC does not recognize them. "Inferred mineral resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities legislation, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. United States investors are also cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.

MANAGEMENT INFORMATION CIRCULAR

        Unless the context otherwise requires, terms not defined herein have the meanings set forth in the Glossary attached as Appendix "B" to this management information circular ("Circular"). Unless otherwise stated, the information contained in this Circular is given as at November 23, 2007.

BACKGROUND TO AND REASONS FOR THE ARRANGEMENT

        On July 19, 2007, Yamana Gold Inc. ("Yamana") made an offer, as subsequently amended (the "Yamana Offer") to acquire all of the outstanding common shares (the "Common Shares") of Meridian Gold Inc. ("Meridian") on the basis of 2.235 common shares of Yamana ("Yamana Shares") and C$7.00 cash (the "Cash Consideration") for each Common Share. As of November 2, 2007, Yamana had acquired 90,761,217 Common Shares, representing approximately 89.5% of all outstanding Common Shares, pursuant to the Yamana Offer.

        Pursuant to the support agreement dated September 24, 2007, between Yamana and Meridian (the "Support Agreement"), Yamana agreed to use its commercially reasonable efforts to pursue a subsequent acquisition transaction to acquire the remaining Common Shares not tendered to the Yamana Offer, and that the consideration per Common Share offered in connection with such subsequent acquisition transaction would be at least equivalent in value to the consideration per Common Share offered under the Yamana Offer. Meridian agreed that, in the event Yamana took up and paid for at least a simple majority of the outstanding Common Shares upon the expiry of the Yamana Offer, it would assist Yamana in connection with any proposed subsequent acquisition transaction.

        On November 21, 2007, Meridian, Yamana and 6855237 Canada Inc. ("Yamana Subco") entered into an arrangement agreement (the "Arrangement Agreement") providing for the acquisition by Yamana of all Common Shares not acquired under the Yamana Offer by way of a plan of arrangement (the "Arrangement") pursuant to section 192 the Canada Business Corporations Act (the "CBCA") involving Meridian, the Shareholders, Yamana and Yamana Subco. See "The Arrangement". Under the Arrangement, Shareholders (other than Dissenting Shareholders and Yamana) will receive the same consideration of 2.235 Yamana Shares and C$7.00 in cash for each Common Share as was offered under the Yamana Offer.

        The following sets out certain events leading to the acquisition of Common Shares by Yamana pursuant to the Yamana Offer:

  •
  On June 27, 2007, Yamana announced its intention to make a take-over bid for Meridian on the basis of 2.235 Yamana Shares and C$3.15 in cash for each Common Share, in connection with completing a three-way business combination between Yamana, Northern Orion Inc. ("Northern Orion") and Meridian.

  •
  On June 28, 2007, Meridian issued a press release acknowledging the announcement by Yamana and indicating that the Board of Directors of Meridian would consider the announcement.

  •
  On July 3, 2007, Meridian announced that it would not enter into discussions with Yamana regarding the proposed take-over bid for Meridian.

  •
  On July 4, 2007, Yamana announced that its was committed to pursuing discussions with Meridian in respect of a combination between Yamana, Northern Orion and Meridian.

  •
  On July 20, 2007, Yamana mailed its offer and take-over bid circular (the "Offer and Circular") to the Shareholders providing for the original Yamana Offer of 2.235 Yamana Shares and C$3.15 in cash for each Common Share.

  •
  On July 31, 2007, Meridian mailed a directors' circular to the Shareholders in response to the Yamana Offer. For the reasons detailed in Meridian's directors' circular, the Board of Directors recommended that the Shareholders reject the Yamana Offer.

  •
  On August 15, 2007, Yamana mailed a Notice of Variation and Extension to the Shareholders, notifying the Shareholders that: (i) the cash component of the Yamana Offer had been increased to C$4.00; (ii) the expiry date of the Yamana Offer had been extended to September 7, 2007; and (iii) Yamana had deleted the condition to the original Yamana Offer mailed on July 20, 2007 that Yamana be provided with access to non-public information and be satisfied that no state of facts exists that would have a material adverse effect on Meridian.

  •
  On August 20, 2007, Meridian announced that its Board of Directors unanimously recommended that Shareholders reject the amended Yamana Offer for the reasons detailed in such announcement.

  •
  On September 5, 2007, in response to an application made by Yamana to the Ontario Securities Commission (the "OSC") on August 24, 2007, the OSC issued an order in favour of Yamana ordering that trading cease in respect of any securities issued, or to be issued, under or in connection with the Shareholder Rights Plan of Meridian, as against the Yamana Offer, effect on September 11, 2007. The OSC order also provided that Yamana be permitted to extend the expiry date of the Yamana Offer from September 7, 2007 to September 11, 2007.

  •
  On September 12, 2007, Yamana mailed a Notice of Extension notifying the Shareholders that the Yamana Offer had been extended to September 24, 2007.

  •
  On September 21, 2007, Yamana mailed a Notice of Variation and Extension to the Shareholders, notifying Shareholders that: (i) the cash component of the Yamana Offer had been increased to C$6.50 per Common Share; (ii) the minimum deposit condition of the Yamana Offer had been reduced from a minimum of 662/3% of the Common Shares deposited to 50.1% of the Common Shares deposited; and (iii) the expiry date of the Yamana Offer had been extended from September 24, 2007 to October 2, 2007.

  •
  On September 24, 2007, Yamana announced that it had entered into the Support Agreement with Meridian and that it intended to increase the cash component of the Yamana Offer to C$7.00 per Common Share and extend the expiry date of the Yamana Offer from October 2, 2007 to October 12, 2007. Yamana mailed its revised offer to Meridian shareholders on September 28, 2007.

  •
  On September 27, 2007, Meridian filed a Notice of Change to Directors' Circular recommending acceptance of the revised Yamana Offer dated September 27, 2007.

  •
  On October 12, 2007, contemporaneously with the taking up of the Common Shares by Yamana, the Yamana Offer was extended to November 2, 2007 by a Notice of Extension and Subsequent Offering Period was mailed by Yamana on October 16, 2007.

  •
  On October 12, 2007, Yamana took up and paid for 77,426,561 Common Shares deposited pursuant to the Yamana Offer, representing approximately 76% of the outstanding Common Shares. Between October 15, 2007 and November 5, 2007, Yamana took up and paid for an additional 13,334,656 Common Shares, which brought the aggregate holdings of Yamana to 90,761,217 Common Shares, representing approximately 89.5% of the outstanding Common Shares.

        In addition, on June 27, 2007, the Board of Directors of Yamana approved the entering into of a letter agreement in connection with a proposed three-way business combination between Yamana, Northern Orion and Meridian and, following the close of markets on that date, Yamana and Northern Orion signed the letter agreement. Yamana and Northern Orion issued a joint press release concerning the Northern Orion Transaction on June 27, 2007, and on July 19, 2007, entered into a business combination agreement. The details of the transaction with Northern Orion (the "Northern Orion Transaction") are set out in the Offer and Circular of Yamana dated July 19, 2007, as amended, in respect of the Yamana Offer under the heading "Background to the Offer" (which section of the Offer and Circular is incorporated by reference herein). See "Documents Incorporated by Reference".

RECOMMENDATION OF THE BOARD OF DIRECTORS

        After considering the terms of the Arrangement, together with the matters summarized below, the Board of Directors unanimously determined on November 21, 2007, that the Arrangement is fair to Shareholders (excluding Yamana and its affiliates and associates) and is in the best interests of Meridian. The Board of Directors unanimously recommends that Shareholders VOTE IN FAVOUR of the Arrangement Resolution.

        In making its determination and recommendation, the Board of Directors considered a number of factors, including:

  •
  The reasons for the combination of Yamana and Meridian referred to in the Meridian Notice of Change to Directors' Circular dated September 27, 2007 (the "Meridian Directors' Circular") under the heading "Analysis and Reasons for the Board's Conclusion and Recommendation" (which section of the Meridian Directors' Circular is incorporated by reference herein). See "Documents Incorporated by Reference". Such reasons assumed that Yamana would acquire all of the Common Shares not acquired by it under the Yamana Offer in a subsequent acquisition transaction.

  •
  The consideration that Shareholders (other than Yamana and Dissenting Shareholders) will receive for each Common Share pursuant to the Arrangement is identical to the consideration per Common Share that was received by Shareholders under the Yamana Offer.

  •
  In connection with the Yamana Offer, each of BMO Capital Markets and Goldman, Sachs & Co. provided to the Board of Directors of Meridian an opinion that, as of September 23, 2007 and September 24, 2007, respectively, and subject to the assumptions and qualifications contained therein, the consideration of 2.235 Yamana Shares and C$7.00 in cash per Common Share to be paid to Shareholders under the Yamana Offer pursuant to the Support Agreement was fair, from a financial point of view, to such Shareholders (each opinion respectively, the "BMO Fairness Opinion" and the "Goldman Fairness Opinion"). Shareholders should note that, as expressly specified in the Goldman Fairness Opinion, such opinions are not a recommendation as to how any holder of Common Shares should vote with respect to a Subsequent Acquisition Transaction, including the Arrangement. A full copy of the BMO Fairness Opinion is attached to this Circular as Schedule G. A full copy of the Goldman Fairness Opinion is attached to the September 27, 2007 Notice of Change to Directors' Circular of Meridian as Schedule C.

  •
  The Arrangement would allow Yamana to acquire all Common Shares not acquired by it under the Yamana Offer. This would facilitate the realization of the synergies contemplated by the combination of Yamana, Meridian and Northern Orion.

  •
  The reduced liquidity of the Common Shares as a result of the acquisition of approximately 89.5% of the Common Shares by Yamana pursuant to the Yamana Offer and the significantly greater liquidity of the Yamana Shares.

  •
  Yamana and Meridian agreed in the Support Agreement that upon satisfaction of the minimum tender condition of the Yamana Offer, they would take all necessary steps to proceed with a subsequent acquisition transaction so that Yamana may acquire all Common Shares not acquired by Yamana under the Yamana Offer.

        The foregoing summary of the factors considered by the Board of Directors is not intended to be exhaustive of all of the factors considered by the Board of Directors in reaching its conclusions and making its recommendation. The members of the Board of Directors evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Meridian and Yamana and based upon the advice of its advisors. In view of the numerous factors considered in connection with their evaluation of the Arrangement, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions and recommendation. In addition, individual members of the Board of Directors may have given different weight to different factors.

        The process followed by the Board of Directors in approving the Support Agreement and recommending that Shareholders accept the Yamana Offer is set out in the Meridian Directors' Circular under the headings "Background to the Revised Yamana Offer" and "Analysis and Reasons for the Board's Conclusion and Recommendation" (which sections of the Meridian Directors' Circular are incorporated by reference herein). See "Documents Incorporated by Reference".

THE ARRANGEMENT

        The Arrangement effects a series of transactions as a result of which Yamana will acquire all of the Common Shares that it does not own for consideration of 2.235 Yamana Shares and C$7.00 in cash per Common Share (except for Common Shares held by Dissenting Shareholders). The terms of the Arrangement are set out in the Arrangement Agreement, which is attached as Schedule B to this Circular, and the Plan of Arrangement, which is attached as Exhibit A to the Arrangement Agreement. The following summary of the Arrangement and the Arrangement Agreement is qualified in its entirety by the full text of the Arrangement Agreement and the Plan of Arrangement, which Shareholders are urged to read in full.

Conditions to and Required Approvals for the Arrangement

Conditions under the Arrangement Agreement

        The obligations of Meridian and Yamana to complete the Arrangement are subject to the fulfilment of the following conditions:

  (a)
  the Arrangement Resolution shall have been approved by the vote of Shareholders at the Meeting required pursuant to the Interim Order;

  (b)
  there shall not be in force any order or decree of a court or other tribunal of competent jurisdiction restraining or enjoining the consummation of the Arrangement;

  (c)
  all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary for the completion of the Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, and none of such consents, orders, regulations or approvals shall contain terms or conditions that are unsatisfactory or unacceptable to Yamana or Meridian, acting reasonably;

  (d)
  the Interim Order shall have been granted in form and substance satisfactory to Yamana and Meridian, acting reasonably;

  (e)
  the Final Order shall have been granted in form and substance satisfactory to Yamana and Meridian, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise; and

  (f)
  the number of Common Shares held by Shareholders that have validly exercised their dissent rights in respect of the Arrangement shall not exceed 5% of the number of Common Shares outstanding on November 21, 2007, held by Shareholders other than Yamana.

        The foregoing conditions are for the benefit of each of Meridian and Yamana and may be waived, in whole or in part, by either of Meridian or Yamana. If any of the foregoing conditions are not satisfied or waived on or before December 31, 2007, or such other date as may be agreed, then Meridian or Yamana may terminate the Arrangement Agreement.

Shareholder Approval

        The Interim Order requires the approval of the Arrangement Resolution by at least 70% of the votes cast by Shareholders present in person or represented by proxy at the Meeting. Yamana currently owns 90,761,217 Common Shares, representing approximately 89.5% of the outstanding Common Shares. Yamana has agreed in the Arrangement Agreement to vote all Common Shares held by it for the approval of the Arrangement Resolution. Therefore, the approval of the Arrangement Resolution by the Shareholders is assured based on the number of Common Shares currently outstanding.

Court Approval

        An arrangement of a corporation under the CBCA requires Court approval. Prior to the mailing of this Circular, Meridian obtained the Interim Order authorizing Meridian to call, hold and conduct the Meeting in accordance with the Notice of Special Meeting, the CBCA and the Interim Order and, in that connection, to submit the Arrangement to the Meeting and to seek approval thereof from the Shareholders in the manner set forth in the Interim Order. A copy of the Interim Order is attached to this Circular as Schedule D.

        Subject to the requisite approval of the Arrangement Resolution, the hearing in respect of the Final Order is scheduled to take place on December 27, 2007 at 10:00 a.m. (Toronto time) in the Court at 330 University Avenue, Toronto, Ontario, or as soon thereafter as is reasonably practicable. At the hearing, any Shareholder or other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court a notice in accordance with the Ontario Rules of Civil Procedure, serving such notice setting out the basis for opposition and a copy of the materials to be used to oppose the application upon the solicitors of Meridian and Yamana and upon all other parties who have filed a notice of appearance before 5:00 p.m. (Toronto time) on December 26, 2007, or such shorter time as the Court, by order, may allow. At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. The Notice of Application for the Final Order is attached to this Circular as Schedule E.

Plan of Arrangement

        Assuming the Final Order is granted, and that the other conditions set forth in the Arrangement Agreement are satisfied or waived, then articles of arrangement will be filed with the Director appointed pursuant to the CBCA to give effect to the Arrangement. Upon filing of such articles of arrangement, pursuant to the Plan of Arrangement, at 11:59 p.m. of the day (the "Effective Time") shown on the certificate of arrangement issued under the CBCA giving effect to the Arrangement (the "Effective Date"), the following will occur and will be deemed to have occurred in the following order without any further act or formality:

  (a)
  each Common Share held by a Shareholder (other than a Dissenting Shareholder or Yamana) shall be transferred to Yamana and in consideration thereof Yamana shall issue Yamana Shares on the basis of 2.235 fully paid and non-assessable Yamana Shares and C$7.00 in cash for each Common Share;

  (b)
  Yamana shall transfer all of the Common Shares held by Yamana including the Common Shares acquired pursuant to subsection (a), to Yamana Subco in exchange for 100 common shares of Yamana Subco;

  (c)
  the stated capital account maintained by Meridian for the Common Shares shall be reduced to $1.00 without any repayment of capital in respect thereof; and

  (d)
  Yamana Subco and Meridian shall be amalgamated (each an "Amalgamating Corporation") to form Amalco and continue as one corporation under the CBCA on the terms prescribed in the Plan of Arrangement, and:

  (i)
  the property of each Amalgamating Corporation shall continue to be the property of Amalco and Amalco shall continue to be liable for the obligations of each Amalgamating Corporation, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities, options, warrants and debts of each of the Amalgamating Corporations;

  (ii)
  an existing cause of action, claim or liability to prosecution is unaffected;

  (iii)
  a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may continue to be prosecuted by or against Amalco;

  (iv)
  a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against Amalco;

  (v)
  all issued and outstanding Common Shares shall be cancelled without any repayment of capital in respect thereof; and

  (vi)
  Amalco will become a wholly-owned subsidiary of Yamana.

        No fractional Yamana Shares will be issued pursuant to the Arrangement. Any fractional number of Yamana Shares equal to or greater than 0.5 will be rounded up to the nearest whole number and less than 0.5 will be rounded down to the nearest whole number.

        Assuming there are 10,543,903 Common Shares not owned by Yamana issued and outstanding at the Effective Time, held by Shareholders other than Yamana, Yamana will issue approximately 23,565,623 Yamana Shares and pay approximately C$73,807,321 in cash to acquire such outstanding Common Shares.

        Shareholders (including those who acquired Yamana Shares under the Yamana Offer) should hold approximately 34% of the approximate 667,357,080 issued and outstanding Yamana Shares (on a non-diluted basis) upon completion of the Arrangement, assuming no Dissenting Shareholders.

        See the Plan of Arrangement attached as Exhibit A to the Arrangement Agreement attached as Schedule B hereto for additional information.

Exchange of Share Certificates and Dividends

        After the Effective Date, each former holder of Common Shares (other than Dissenting Shareholders and Yamana) will be entitled to receive Yamana Shares, upon receipt by the Depositary of a duly completed and executed Letter of Transmittal enclosed with this Circular accompanied by the certificates evidencing the Common Shares held by such Shareholder.

        The Depositary will deliver to such Shareholder (i) a certificate representing the number of Yamana Shares which such holder has the right to receive pursuant to the Plan of Arrangement; (ii) a cheque in Canadian funds representing the Cash Consideration which such holder has the right to receive pursuant to the Plan of Arrangement; and (iii) any dividends or other distributions declared or made with respect to such Yamana Shares with a record date on or after the Effective Date and which have been paid by Yamana. The certificate which immediately prior to the Effective Time represented such Common Shares will be cancelled. Until surrendered, each certificate which immediately prior to the Effective Time represented Common Shares will be deemed at and after the Effective Time to represent only the right to receive on its surrender (i) a certificate representing the Yamana Shares to which its holder is entitled pursuant to the Plan of Arrangement; (ii) a cheque in Canadian funds representing the Cash Consideration which such holder has the right to receive pursuant to the Plan of Arrangement; and (iii) any dividends or other distributions declared or made with respect to such Yamana Shares with a record date on or after the Effective Date.

        Prior to the time of surrender of any certificate which immediately prior to the Effective Time represented Common Shares, any dividends or other distributions declared or made with respect to Yamana Shares with a record date on or after the Effective Date which the holder of such certificate is entitled to receive, will be made or paid to the Depositary to be held by it in trust for such holder. All monies so held in trust by the Depositary will be deposited in an interest-bearing account and any interest earned on such funds will be for the account of Yamana.

        Yamana will pay the Cash Consideration portion for Common Shares validly deposited pursuant to the Arrangement by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to the holders of such Common Shares. Under no circumstances will interest accrue or be paid in connection with the Cash Consideration by Yamana or the Depositary to Shareholders depositing Common Shares, regardless of any delay in transmitting such payment to the Shareholders.

        The Depositary will act as the agent of Shareholders who have deposited Common Shares pursuant to the Arrangement for the purpose of receiving payment from Yamana and transmitting payment from Yamana to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by Shareholders depositing Common Shares.

        Details of the procedures for the submission of Letters of Transmittal to the Depositary, accompanied by certificates evidencing Common Shares, are set out in the Letter of Transmittal accompanying this Circular. Shareholders who have not received a Letter of Transmittal should contact the Depositary. Each Shareholder must submit a properly completed and signed Letter of Transmittal, accompanied by certificates evidencing its Common Shares, in order to receive certificates evidencing the Yamana Shares and cheques evidencing the Cash Consideration to which it is entitled pursuant to the Arrangement. Any use of the mail to transmit share certificates and Letters of Transmittal is at the risk of the Shareholder. If such documents are to be mailed, it is recommended that registered mail, properly insured, be used with acknowledgment of receipt requested.

        Unless otherwise directed in the Letter of Transmittal, the cheque(s) to be issued for the Cash Consideration and certificates evidencing Yamana Shares will be issued in the name of the registered Shareholder of the deposited Common Shares. Unless Shareholders depositing Common Shares instruct the Depositary to hold the cheque(s) and share certificate(s) for pick-up by checking the appropriate box in the Letter of Transmittal, settlement with Shareholders who deposit Common Shares will be effected by the

Depositary by forwarding cheques payable in Canadian funds and share certificates representing Yamana Shares to be issued in consideration by pre-paid first class insured mail to the addresses provided in the Letter of Transmittal. If no address is provided, cheques and share certificates will be forwarded to the address of the person as shown on the register of Common Shares.

Certificates Not Surrendered

        Any certificate or certificates which immediately prior to the Effective Time represented Common Shares that were cancelled pursuant to the Arrangement but which have not been surrendered, together with a Letter of Transmittal, to the Depositary on or prior to the fifth anniversary of the Effective Date will, subject to applicable law, cease to represent a claim or interest of any kind or nature as a shareholder of Meridian, Amalco or Yamana. On such date, the Yamana Shares to which the former holder of the certificate or certificates referred to in the preceding sentence was ultimately entitled will be deemed to have been surrendered to Yamana, together with all entitlements to dividends, distributions and interests thereon held for such holder.

Effective Date of the Arrangement

        If the Meeting is held on December 20, 2007, as scheduled, and not adjourned or postponed, and provided that all other conditions precedent to the Arrangement, other than the obtaining of the Final Order, have been satisfied, Meridian intends to apply to the Court for the Final Order permitting the Arrangement to be effected on or before December 31, 2007. It is not possible to specify exactly when the Effective Date of the Arrangement will occur, although Meridian currently anticipates that the Effective Date will be December 31, 2007.

        The Effective Date could be delayed for a number of reasons, including an objection before the Court at its hearing of the motion for the Final Order. As soon as the Effective Date has been determined, it will be publicized through the issuance of a press release by Yamana.

Dissent Rights

        A registered Shareholder is entitled to dissent under the Plan of Arrangement and to be paid the fair value of such Shareholder's Common Shares if such Shareholder duly objects to the Arrangement Resolution and the Arrangement becomes effective. The Plan of Arrangement provides for dissent rights that are substantially similar to those provided for under section 190 of the CBCA. The following summary is otherwise qualified in its entirety by the Plan of Arrangement and the provisions of section 190 of the CBCA, the text of which is set forth as Schedule F to this Circular.

        Section 190 of the CBCA provides registered Shareholders with the right to dissent from certain resolutions which effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides registered Shareholders with the right to dissent from the Arrangement Resolution pursuant to section 190 of the CBCA, with any modifications to the provisions of section 190 as provided in the Plan of Arrangement and the Interim Order. Any registered Shareholder who dissents from the Arrangement Resolution in compliance with section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order will be entitled, in the event the Arrangement becomes effective, to be paid the fair value of the Common Shares held by such Dissenting Shareholder determined as of the close of business on the day before the Final Order of the Court is effective. Pursuant to the Interim Order, once determined, the fair value will be paid only in cash, subject to pro-ration.

        Section 190 of the CBCA provides that there is no right of partial dissent and, accordingly, a Shareholder may only make a claim under that section with respect to all the shares of a class held by the Shareholder on behalf of any one beneficial owner and registered in the Shareholder's name. One consequence of this provision is that a registered Shareholder may only exercise the right to dissent under section 190 (as modified by the Plan of Arrangement and the Interim Order) in respect of Common Shares which are registered in that Shareholder's name. In many cases, shares beneficially owned by a non-registered Shareholder are registered either (a) in the name of an intermediary or (b) in the name of a clearing agency of which the intermediary is a participant (such as CDS). Accordingly, a non-registered Shareholder will not be entitled to exercise the right to dissent under section 190 directly (unless the Common Shares are re-registered in the non-registered Shareholder's name).

        A non-registered Shareholder who wishes to exercise the right to dissent must contact the intermediary with whom the non-registered Shareholder deals in respect of the Common Shares and either (i) instruct the intermediary to exercise the right to dissent on the non-registered Shareholder's behalf (which, if the shares are registered in the name of a clearing agency, may require that the Common Shares first be re-registered in the name of the intermediary), or (ii) instruct the Intermediary to re-register the Common Shares in the name of the non-registered Shareholder, in which case the non-registered Shareholder would be able to exercise the right to dissent directly.

        A registered Shareholder wishing to exercise such right of dissent must ensure that the Corporate Secretary of Meridian, 150 Yonge Street, Suite 1102, Toronto, Ontario M5H 3S5 (fax: (416) 815-0021), shall have received from such Dissenting Shareholder prior to 5:00 p.m. (Toronto time) on the last business day preceding the Meeting, a notice of dissent to the Arrangement Resolution with respect to all the Common Shares held by such Shareholder. It is important that registered Shareholders strictly comply with such delivery requirements, which may different from the statutory dissent provisions of the CBCA.

        The Arrangement Agreement provides that it is a condition to the completion of the Arrangement for the benefit of Meridian and Yamana that dissent rights shall not have been exercised by Shareholders holding more than 5% of the number of Common Shares outstanding on November 21, 2007, excluding Common Shares held by Yamana. If Shareholders holding in excess of this number of Common Shares exercise their dissent rights, unless the condition is waived, the Arrangement will not occur.

        The filing of a Dissent Notice does not deprive a registered Shareholder of the right to vote at the Meeting; however, the CBCA provides, in effect, that a registered Shareholder who has submitted a dissent notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to that class of shares voted in favour of the Arrangement Resolution. The CBCA does not provide, and Meridian will not assume, that a vote against the Arrangement Resolution or an abstention constitutes a dissent notice, but a registered Shareholder need not vote his or her Common Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote in favour of the Arrangement Resolution does not constitute a dissent notice; however, any proxy granted by a registered Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Arrangement Resolution, should be validly revoked in order to prevent the proxyholder from voting such Common Shares in favour of the Arrangement Resolution and thereby causing the registered Shareholder to forfeit their dissent rights.

        Meridian is required, within 10 days after Shareholders adopt the Arrangement Resolution, to send a notice to each Shareholder who has filed a dissent notice that the Arrangement Resolution has been adopted. Such notice is not required to be sent to any Shareholder who voted for the Arrangement Resolution or who has withdrawn their dissent notice.

        A Dissenting Shareholder who has not withdrawn their dissent notice must then, within 20 days after receipt of notice that the Arrangement Resolution has been adopted, send to Meridian a written notice (a "Demand for Payment") containing their name and address, the number of Common Shares in respect of which they dissent, and a Demand for Payment of the fair value of such Common Shares. Within 30 days after sending the Demand for Payment, the Dissenting Shareholder must send to Meridian certificates representing Common Shares in respect of which they dissent. A Dissenting Shareholder who fails, within the appropriate time frame, to send a dissent notice, a Demand for Payment and certificates representing Common Shares in respect of which they dissent has no right to make a claim under section 190 of the CBCA. Meridian or its transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

        After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a Shareholder in respect of the Common Shares in respect of which the Shareholder has dissented other than the right to be paid the fair value of the Common Shares as determined pursuant to the Interim Order, unless (i) the Dissenting Shareholder withdraws their dissent notice before Meridian makes a written offer to pay in accordance with subsection 190(12) of the CBCA (an "Offer to Pay"), (ii) Meridian fails to make an Offer to Pay and the dissenting shareholder withdraws their Demand for Payment, or (iii) the Meridian Board of Directors revokes the Arrangement Resolution, in which case the Dissenting Shareholder's rights as a Shareholder will be reinstated.

        Meridian is required, not later than seven days after the later of the Effective Date of the Arrangement or the date on which Meridian received the Demand for Payment of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for their Common Shares in an amount considered by the Board of Directors of Meridian to be the fair value such Common Shares, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. Meridian must pay for the Common Shares of a Dissenting Shareholder within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if Meridian does not receive an acceptance within 30 days after the Offer to Pay has been made.

        If Meridian fails to make an Offer to Pay for a Dissenting Shareholder's Common Shares, or if a Dissenting Shareholder fails to accept an Offer to Pay which has been made, Meridian may, within 50 days after the Effective Date of the Arrangement or within such further period as a Court may allow, apply to a Court to fix a fair value for the Common Shares of Dissenting Shareholders. If Meridian fails to apply to a Court, a Dissenting Shareholder may apply to a Court for the same purpose within a further period of 20 days or within such further period as a Court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

        Upon an application to a Court, all Dissenting Shareholders whose Common Shares have not been purchased by Meridian will be joined as parties and bound by the decision of the Court, and Meridian will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel. Upon any such application to a Court, the Court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the Court will then fix a fair value for the Common Shares of all Dissenting Shareholders who have not accepted an Offer to Pay. The final order of a Court will be rendered against Meridian in favour of each Dissenting Shareholder and for the amount of the fair value of their Common Shares as fixed by the Court. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date of the Arrangement until the date of payment. An application to the Court by either Meridian or a Dissenting Shareholder must be in the Province of Ontario or in the province within which the Dissenting Shareholder resides if Meridian carries on business in that province.

        Pursuant to the Plan of Arrangement, in no case shall Meridian or any other person be required to recognize any Dissenting Shareholder as Shareholders after the Effective Time of the Arrangement, and the names of such Shareholders shall be deleted from the register of holders of Common Shares at the Effective Time.

        Under the CBCA, the Court may make any order in respect of the Arrangement it thinks fit, including a final order that amends the dissent rights as provided for in the Plan of Arrangement and the Interim Order. It is not anticipated that additional Shareholder approval would be sought for any such variation.

Expenses of the Arrangement

        All fees and expenses incurred by Meridian in connection with the Arrangement, including, without limitation, financial advisors' fees, filing fees, legal and accounting fees and printing and mailing costs will be paid for by Yamana. For greater certainty, Yamana will not pay for fees and expenses incurred by Meridian in respect of the Yamana Offer. Meridian expects to incur approximately C$250,000 in expenses in connection with the Arrangement.

Interests of Directors and Executive Officers of Meridian in the Arrangement

        Members of the Meridian Board of Directors and executive officers of Meridian have interests in the Arrangement or may receive benefits that may differ from, or be in addition to, the interests of Shareholders generally. However, all benefits received, or to be received, by directors or executive officers of Meridian as a result of the Arrangement are, and will be, solely in connection with their services as directors or employees of Meridian or the combined company going forward. No benefit has been, or will be, conferred for the purpose of increasing the value of the consideration payable to any such person for their Common Shares, nor is it, or will it be, a condition of the person's supporting the Arrangement.

Plans for Meridian Following the Arrangement

        Following the Arrangement, an application will be made to the Ontario Securities Commission and to the securities regulatory authorities in the other provinces of Canada where Meridian is a reporting issuer for orders deeming Meridian to no longer be a reporting issuer for purposes of applicable Canadian securities legislation. In addition, following the Arrangement, an application will be made to delist the Common Shares from the TSX and the NYSE and to deregister the Common Shares under the U.S. Exchange Act. Upon such orders being issued and such delistings and deregistering being effected, Meridian will no longer be subject to the ongoing disclosure and other obligations currently imposed upon Meridian as a reporting issuer under the securities laws of Canada and the United States.

INFORMATION CONCERNING YAMANA ON A CURRENT BASIS AND
THE COMBINED COMPANY ON A PRO FORMA BASIS

Overview of Yamana and its Current and Pro Forma Business

        Yamana is an intermediate gold producer engaged in the acquisition, financing, exploration, development and operation of precious metal and copper mining properties, with significant gold production, gold development stage properties, exploration properties and land positions in Brazil, Argentina, Honduras and elsewhere in Central America. Yamana's principal product is gold, with gold production forming a significant part of revenues. Yamana began producing copper-gold concentrate in the first quarter of 2007, and the sale of this concentrate to a number of smelters, refineries and copper financing companies is now adding significantly to the revenues and cash flow from its gold production.

        As a result of its internal growth program and acquisitions, Yamana has built a portfolio of assets located in Brazil, Argentina and Honduras, including five operating gold mines namely Chapada (copper-gold), São Francisco, Jacobina, San Andrés and Fazenda Brasileiro and three advanced stage development gold projects, namely Gualcamayo and C1 Santa Luz which are at advanced feasibility stage, and São Vicente which is under construction. Yamana also has various exploration targets focussed at and around Gualcamayo in Argentina, in the Jacobina Mine Complex area and Bahia Gold Belt, on the Rio Itapicuru Greenstone Belt, on the Guapore Gold Belt especially in the Mato Grosso State in west central Brazil, and in the Pilar de Goias region east of the Crixas gold mine which is operated by AngloGold.

        Upon completion of the Arrangement, the combined company will have a 100% or partial interest in nine operating mines with a pipeline of six development projects, with an increased presence in Latin America, including the El Peñón project (gold/silver) and the Minera Florida Mine in Chile (gold/silver/zinc), the Agua Rica project in Argentina (copper/gold/molybdenum), a 40% interest in the Rossi mine in Nevada and a 12.5% indirect interest in the Alumbrera project in Argentina (copper/gold).

        Yamana was continued under the CBCA by Articles of Continuance dated February 7, 1995. On July 30, 2003, pursuant to Articles of Amendment, the name of Yamana was changed from Yamana Resources Inc. to Yamana Gold Inc. Yamana's head office is located at 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5 and its registered office is located at 2100 Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3C2.

        Following the expiry on October 12, 2007, Yamana took up and paid for 77,426,561 Common Shares deposited pursuant to the Yamana Offer, representing approximately 76% of the outstanding Common Shares. Between October 15, 2007 and November 2, 2007, Yamana took up and paid for an additional 13,334,656 Common Shares, which brought the aggregate holdings of Yamana to 90,761,217 Common Shares, representing approximately 89.5% of the outstanding Common Shares. In connection with the payment for the Common Shares, Yamana issued approximately 202,851,320 Yamana Shares. Yamana expects to issue an additional approximately 23,565,623 Yamana Shares upon the completion of the Arrangement.

        The Yamana Shares are listed on the TSX, the NYSE and the LSE under the symbols "YRI", "AUY" and "YAU", respectively. Yamana has applied to list the Yamana Shares to be issued pursuant to the Arrangement on the TSX and the NYSE, respectively. Yamana has received conditional approval from the TSX and approval from the NYSE for the listing of the Yamana Shares to be issued pursuant to the Arrangement.

        Following the successful completion of the Arrangement and the Amalgamation of Meridian and Yamana Subco as part of the Arrangement, the business of Meridian will be carried on by Yamana. Yamana Subco was formed solely for the purpose of participating in the Arrangement and is a wholly-owned subsidiary of Yamana.

        The consolidated pro forma financial statements of Yamana giving effect to the acquisition of Meridian as at September 30, 2007 and for the nine month period ended September 30, 2007 and the year ended December 31, 2006 are attached as Schedule C to this Circular.

        Additional information regarding Yamana is incorporated by reference herein under "Documents Incorporated by Reference".

Organization Chart

        The following chart shows the corporate relationship between Yamana and Meridian following the completion of the Arrangement:

Pro Forma Information Respecting Yamana's Properties Assuming Completion of the Arrangement

        On completion of the Arrangement, Yamana's primary properties will consist of the following:

  •
  100% interests in the Chapada Property, the São Francisco Mine and the Jacobina Mining Complex in Brazil and 100% interest in the Gualcamayo Property in Argentina;

  •
  12.5% interest in the Alumbrera Mine and 100% interest in the Agua Rica Project each in Argentina; and

  •
  100% interest in each of the El Peñón mine and the Minera Florida mine in Chile.

Current Directors and Officers

        See Appendix "A" to this Circular for information about Yamana's directors and executive officers.

Interest of Informed Persons in Material Transactions

        No informed person or any associate or affiliate of any informed person of Yamana has any material interest, directly or indirectly, in any transaction since the commencement of Yamana's most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Yamana or any of its subsidiaries.

Historical and Unaudited Pro Forma Consolidated Financial Information

        The tables set out below include a summary of (i) Yamana's historical consolidated financial information for the years ended December 31, 2006 and 2005 and the ten months ended December 31, 2004 and for the nine months ended September 30, 2007 and 2006 and (ii) unaudited pro forma consolidated financial information for Yamana at September 30, 2007 and for the nine months ended September 30, 2007 and for the year ended December 31, 2006. The historical financial information for the years ended December 31, 2006 and 2005 and for the ten months ended December 31, 2004 has been derived from Yamana's audited consolidated financial statements. The historical financial information for the nine months ended September 30, 2007 and 2006 has been derived from Yamana's unaudited interim consolidated financial statements. The unaudited pro forma consolidated financial information for Yamana has been derived from: (i) the unaudited comparative interim consolidated financial statements of Yamana, Meridian and Northern Orion for the nine months ended September 30, 2007; of Desert Sun Mining Corp. for the three months ended March 31, 2006; and of Viceroy Exploration Ltd. for the nine months ended September 30, 2006; and (ii) the audited comparative consolidated financial statements of Yamana, Northern Orion and Meridian for the year ended December 31, 2006, and such other supplementary information as was available to Yamana and considered necessary to give pro forma effect to the acquisition of each of Northern Orion and Meridian by Yamana.

        The summary unaudited pro forma consolidated financial statement information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of Yamana and the accompanying notes thereto included in the Circular. The summary unaudited pro forma consolidated financial statement information for Yamana gives effect to the acquisition of Northern Orion and the proposed acquisition of Meridian as if each had occurred as at September 30, 2007 for the purposes of the pro forma consolidated balance sheet information and as at January 1, 2006 for the purposes of the pro forma consolidated statements of income for the periods ended December 31, 2006 and September 30, 2007. In preparing the unaudited pro forma consolidated financial statement information, management of Yamana has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statement information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Arrangement will differ from the pro forma information presented below. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between Yamana and each of Northern Orion and Meridian due to the limited publicly available information. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma financial statement information. The unaudited pro forma consolidated financial statement information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of Yamana and accompanying notes included in Schedule C to the Circular.

Summary of Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Nine months ended September 30		Twelve months ended December 31
					Ten months ended December 31, 2004
	2007	2006	2006	2005
Consolidated Statement of Operations
Sales	528,493	109,256	169,206	46,038	32,298
Mine operating earnings	307,970	26,153	35,056	8,569	10,377
Operating earnings (loss)	251,416	(19,755)	(33,725)	(3,775)	3,808
Net earnings (loss) for the period	110,136	(76,304)	(70,163)	(4,111)	2,783
Earnings (loss) per share — basic	0.31	(0.30)	(0.25)	(0.03)	0.03
— diluted	0.30	(0.30)	(0.25)	(0.03)	0.02
Consolidated Balance Sheet Data
Cash and cash equivalents	66,944	70,733	69,680	151,633	87,054
Other current assets	261,291	66,882	83,780	14,402	9,107
Property, plant and equipment	380,629	114,415	134,792	24,992	17,938	(1)
Assets under construction	16,698	222,919	224,650	158,717	12,085
Mineral properties	1,578,971	648,215	1,496,732	61,506	38,256	(1)
Other non-current assets	212,462	310,726	171,558	51,529	7,253
Total assets	2,516,995	1,433,890	2,181,192	468,446	177,106
Current liabilities	168,811	90,178	100,461	31,442	7,225
Total long-term liabilities	489,585	181,535	364,141	122,030	9,572

Note:

(1)
Amounts shown have been adjusted to exclude assets held for sale.

Summary of Pro Forma Consolidated Financial Information of Yamana
(in thousands of US dollars except for per share information)

	Nine months ended September 30, 2007		Twelve months ended December 31, 2006
	Yamana and Meridian	Yamana, Meridian and Northern Orion	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Statement of Operations
Sales	756,093	756,093	418,692	418,692
Mine operating earnings	357,570	357,570	73,406	73,406
Operating earnings (loss)	262,816	268,337	(56,655)	(68,387)
Net earnings (loss) for the period	97,726	144,816	(135,909)	(70,428)
Earnings (loss) per share — basic	0.17	0.22	(0.24)	(0.11)
— diluted	0.16	0.21	(0.24)	(0.11)

	As at September 30, 2007
	Yamana and Meridian	Yamana, Meridian and Northern Orion
Pro Forma Consolidated Balance Sheet Data
Cash and cash equivalents	108,459	334,463
Other current assets	409,691	411,988
Property, plant and equipment	380,629	380,889
Assets under construction	16,698	16,698
Mineral properties	3,821,887	4,251,833
Total assets	6,938,687	8,434,598
Current liabilities	260,511	280,366
Total long-term liabilities	1,987,300	2,207,952

Authorized and Current and Pro Forma Outstanding Share Capital

        The authorized share capital of Yamana consists of an unlimited number of Yamana Shares and 8,000,000 first preference shares, series 1. As of November 20, 2007, there were 643,791,457 Yamana Shares issued and outstanding and no first preference shares, series 1, issued and outstanding. As of November 20, 2007 options to acquire an aggregate of 17,748,221 Yamana Shares and warrants to acquire 47,514,094 Yamana Shares were outstanding.

        Holders of Yamana Shares are entitled to one vote for each share on all matters submitted to a vote of shareholders (with no cumulative voting rights) and to receive notice of and to attend all annual and special meetings of Yamana. Holders of Yamana Shares are entitled to receive dividends if, as and when declared by the Yamana Board in respect of the Yamana Shares. Subject to the prior rights of the holders, if any, of the first preference shares then outstanding and of the shares then outstanding of any other class ranking senior to the Yamana Shares, the holders of Yamana Shares are entitled to share rateably in any distribution of the assets of Yamana on liquidation, dissolution or winding-up.

Current and Pro Forma Consolidated Capitalization

        The following table sets forth Yamana's consolidated capitalization as at December 31, 2006, adjusted to give effect to the material changes in the share and loan capital of Yamana since December 31, 2006, the date of Yamana's most recent audited consolidated financial statements, and further adjusted to give effect to the Arrangement. The table should be read in conjunction with the audited consolidated financial statements of Yamana as at and for the year ended December 31, 2006, including the notes thereto, and management's discussion and analysis thereof and the other financial information contained in or incorporated by reference in this Circular.

	As at December 31, 2006	As at December 31, 2006 After Giving Effect to Northern Orion Transaction(1)	As at December 31, 2006 After Giving Effect to Northern Orion Transaction, Yamana Offer and Arrangement(1)
		(unaudited)
Debt(2)	—	$—	$700,000
Common shares	$1,619,850	$2,572,787	$5,369,716
(Authorized — unlimited)	(344,595,000)	(428,273,000)	(654,690,000)
Common shares reserved for issuance	$42,492	$42,492	$42,492
	(4,378,000)	(4,378,000)	(4,378,000)
Preference shares	—	—	—
(Authorized — 8,000,000)	(—)	(—)	(—)
Common share purchase options	—	—	—
	(16,127,000)	(22,943,000)	(25,118,000)
Common share purchase warrants	$73,004	$280,512	$280,512
	(16,890,000)	(47,608,000)	(47,608,000)
Contributed surplus	$61,578	$96,905	$117,012
(Deficit)	$(80,334)	$(80,334)	$(80,334)
Total capitalization	$1,716,590	$2,912,362	$6,429,398

Notes:

(1)
Before deducting fees and expenses of the Arrangement.

(2)
Debt includes a $300 million revolving credit facility Yamana currently has with a syndicate of banks. Subsequent to the September 30, 2007 quarter end an additional term facility of $400 million was established. Both credit facilities will mature in 2012 and are secured by a share pledge of certain of Yamana's operating subsidiaries. Yamana drew down fully under the term facility and approximately $281 million under the revolving credit facility in October 2007. Amounts drawn down were used to fund the cash component of the Yamana Offer.

Yamana Options

Class of Optionee	Number of Yamana Shares Under Options(1)	Range of Exercise Prices	Range of Expiry Dates
Executive officers and past executive officers	5,697,000	C$2.54 - $10.28	January 31, 2010 - May 12, 2015
Directors and past directors (who are not also executive officers)	2,310,000	C$1.67 - $9.65	March 22, 2011 - May 12, 2015
All other employees and past employees	8,669,140	C$1.29 - $11.82	August 1, 2007 - May 12, 2015
All consultants	34,600	C$2.93 - $14.58	June 1, 2009 - May 30, 2011

Note:

(1)
There are also options of Meridian currently outstanding and held by certain new directors, executive officers and employees of Yamana subsequent to the acquisition of approximately 89.5% of Meridian, which represent the right to acquire up to 944,062 Yamana Shares, and range in exercise price from $0.80 to $9.54 and range in expiry dates from December 16, 2007 to March 27, 2016.

Prior Sales

        During the previous 12 months, Yamana has issued the following Common Shares:

Month of Issuance	Number of Common Shares Issued	Issue Price Ranges (C$)	Reason for Issuance
November 2006	804,136	$1.29 - $10.42	Exercise of options and warrants and in connection with the Viceroy take-over bid(1)
December 2006	450,401	$1.31 - $10.42	Exercise of options and warrants
January 2007	8,756,479	$1.29 - $10.96	Exercise of options and warrants, in connection with the Viceroy take-over bid and in connection with the employment of a senior officer on October 18, 2007(2)
February 2007	296,730	$1.39 - $14.58	Exercise of options and warrants
March 2007	197,600	$4.17 - $14.58	Exercise of options and warrants
April 2007	297,771	$1.39 - $10.42	Exercise of options and warrants
May 2007	63,776	$4.17 - $7.94	Exercise of options and warrants
June 2007	970,060	$3.44 - $9.67	Exercise of options and warrants and in connection with the acquisition of the Maria Preta Mining Rights(3)
July 2007	11,620	$4.17 - $6.95	Exercise of options and warrants
August 2007	333,585	$1.29 - $9.65	Exercise of options and warrants
September 2007	213,400	$2.54 - $7.94	Exercise of options and warrants
October 2007	257,889,974	$1.65 - $9.57	Exercise of options and warrants and exchange of shares in connection with the acquisition of Northern Orion and approximately 76% of Meridian(4)
November 1 - 21, 2007	30,114,150	US$0.80 - US$9.18	Exercise of options and warrants and exchange of shares in connection with the acquisition of an additional approximate 13.5% of Meridian(5)

Notes:

(1)
565,852 of these shares were issued in connection with the Viceroy Exploration Ltd. take-over bid.

(2)
4,375,437 of these shares were issued in connection with the Viceroy Exploration Ltd. take-over bid.

(3)
825,060 of these shares were issued in connection with the acquisition of shares of a company with certain mining rights in the state of Bahia in the Federative Republic of Brazil known as Maria Preta Mining Rights.

(4)
173,048,364 of these shares were issued upon the exchange of shares in connection with the acquisition of approximately 76% of Meridian; 83,678,397 were issued upon the exchange of shares in connection with the acquisition of Northern Orion; and 1,163,213 were issued in connection with the exercise of options and warrants.

(5)
29,802,956 of these shares were issued upon the exchange of shares in connection with the acquisition of an additional approximate 13% of Meridian and 311,194 were issued in connection with the exercise of options and warrants.

Dividends and Dividend Policy

        Yamana paid its first quarterly dividend of $0.01 per Yamana Share on October 13, 2006, and subsequent quarterly dividends of $0.01 per Yamana Share on January 16, 2007, April 16, 2007, July 16, 2007 and October 12, 2007.

        Yamana has established a dividend policy providing for a dividend yield that is consistent with the yield of comparable companies' dividend rates and will be reviewed on a periodic basis and assessed in relation to the growth of the operating cash flows of Yamana. However, payment of any future dividends paid by Yamana will be at the discretion of the Yamana Board after taking into account many factors, including operating results, financial condition and current and anticipated cash needs of Yamana.

Price Range and Trading Volumes of the Yamana Shares

        The principal markets on which the Yamana Shares trade are the TSX, the NYSE and since June 12, 2007, the LSE. The following table sets forth, for the periods indicated, the reported high and low closing prices and the aggregate volume of trading of the Yamana Shares on the TSX and the NYSE for the periods indicated:

Monthly Price Range and Trading Volumes

	NYSE(1)			TSX
Period	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(C$)	(C$)
2006
January	—	—	—	9.41	7.78	49,756,117
February	—	—	—	10.42	8.64	43,361,670
March	—	—	—	10.90	9.65	46,236,943
April	—	—	—	12.99	11.20	71,190,810
May	—	—	—	13.36	9.95	77,748,846
June	—	—	—	11.24	8.68	47,635,156
July	—	—	—	11.51	10.34	30,844,681
August	—	—	—	12.56	10.66	60,238,937
September	—	—	—	12.10	10.00	58,643,602
October	—	—	—	11.17	9.18	44,059,428
November	—	—	—	14.74	11.66	54,131,065
December	—	—	—	15.48	14.13	36,985,035
2007
January	13.48	11.54	134,767,800	15.92	13.53	74,973,042
February	15.37	13.31	127,497,210	17.76	15.75	53,941,313
March	14.87	12.86	177,722,232	17.21	15.22	84,368,568
April	15.19	13.97	111,646,473	17.45	15.46	35,594,145
May	14.39	12.75	136,403,108	15.86	13.84	42,134,609
June	14.04	11.12	154,303,019	14.89	11.83	71,719,638
July	12.88	11.07	144,057,184	13.40	11.80	91,920,662
August	11.26	9.12	156,289,470	11.89	9.74	86,117,262
September	12.66	11.35	175,197,343	13.11	11.53	304,482,438
October	15.02	11.21	187,833,853	14.27	11.17	256,184,711
November(2)	15.88	12.46	126,600,455	14.55	12.12	114,864,064

Notes:

(1)
Yamana Shares commenced trading on the NYSE on January 12, 2007.

(2)
November 1, 2007 through November 22, 2007 on the TSX and November 1, 2007 through November 21, 2007 due to the U.S. Thanksgiving holiday.

Quarterly Price Range and Trading Volumes

	NYSE(1)			TSX
Period	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn.$)	(Cdn.$)
2005
January - March	—	—	—	4.55	3.38	47,072,647
April - June	—	—	—	4.68	3.40	34,994,044
July - September	—	—	—	5.30	4.35	43,742,283
October - December	—	—	—	7.83	4.37	58,117,783
2006
January - March	—	—	—	10.90	7.78	150,354,730
April - June	—	—	—	13.36	8.68	196,574,812
July - September	—	—	—	12.56	10.00	149,727,220
October - December	—	—	—	15.48	9.18	135,175,528
2007
January - March	15.37	11.54	439,987,242	17.76	13.53	213,282,923
April - June	15.19	11.12	402,352,600	17.45	11.83	149,448,392
July - September	11.26	9.12	475,543,997	14.27	9.74	738,705,033

Note:

(1)
Yamana Shares commenced trading on the NYSE on January 12, 2007.

        The closing price of the Yamana Shares on the TSX on November 22, 2007, being the last trading day prior to the date of this Circular, was C$13.20 and the closing price of the Yamana Shares on the NYSE on November 21, 2007, being the last trading day prior to the date of this Circular, was $13.18.

Risk Factors

        The operations of Yamana are subject to risks due to the nature of its business, which is the acquisition, exploration, development and operation of precious metals properties. An investment in Yamana Shares involves significant risks, which should be carefully considered by prospective investors before acquiring Yamana Shares. In addition to information set out elsewhere, or incorporated by reference, in this Circular, Shareholders should carefully consider the risk factors set forth in the Yamana AIF (as hereinafter defined) for the year ended December 31, 2006 that is incorporated by reference in this Circular. Such risk factors could materially affect the future operating results of Yamana and the combined company and could cause actual events to differ materially from those described in forward-looking statements relating to Yamana and the combined company.

Auditors, Transfer Agent and Registrar

        Deloitte & Touche LLP, the current auditors of Yamana, are expected to continue as the auditors of Yamana following the Effective Date.

        The transfer agent and registrar for the Yamana Shares in Canada is, and will continue to be post-Arrangement, CIBC Mellon Trust Company at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The co-transfer agent and registrar for the Yamana Shares in the United States is Mellon Investor Services LLC at its principal offices in Jersey City, New Jersey.

DOCUMENTS INCORPORATED BY REFERENCE

        The documents listed below, filed with the securities commissions or similar regulatory authorities in Canada, are specifically incorporated by reference in and form an integral part of this Circular:

Yamana Documents

  (a)
  the comparative audited consolidated financial statements of Yamana and the notes thereto as at December 31, 2006 and 2005 and for each of the years ended December 31, 2006 and 2005 and the ten months ended December 31, 2004, together with the report of the auditors report thereon together with the management's discussion and analysis of results of operations and financial condition of Yamana for the year ended December 31, 2006;

  (b)
  the annual information form of Yamana dated March 20, 2007 (the "AIF") for the year ended December 31, 2006;

  (c)
  the management information circular of Yamana dated March 20, 2007 prepared in connection with the annual meting of shareholders of Yamana held on May 2, 2007;

  (d)
  the comparative unaudited consolidated financial statements of Yamana and the notes thereto as at September 30, 2007 and for the nine months ended September 30, 2007 and 2006, together with management's discussion and analysis of results of operations and financial condition for the nine month period ended September 30, 2007;

  (e)
  the material change report of Yamana dated May 10, 2007 relating to the appointment of Mr. John Begeman to the board of directors in place of Mr. Bruce Humphrey, and the appointment of officers of Yamana;

  (f)
  the material change report dated July 5, 2007 relating to Yamana's intention to make the Yamana Offer and the entering into of an agreement with Northern Orion;

  (g)
  the material change report of Yamana dated September 24, 2007 concerning Yamana Offer and entering into the Support Agreement;

  (h)
  the material change report of Yamana dated July 27, 2007 concerning the signing of a definitive business combination agreement with Northern Orion and the mailing of the Yamana Offer to Shareholders;

  (i)
  the material change report of Yamana dated October 3, 2007 concerning the entering into of the Support Agreement with Meridian on September 24, 2007;

  (j)
  the material change report of Yamana dated October 19, 2007 concerning the deposit of Common Shares as of the tender deadline of October 12, 2007 under the Yamana Offer;

  (k)
  the business acquisition report of Yamana dated December 22, 2006 prepared in connection with the acquisition of Viceroy Exploration Ltd.;

  (l)
  the business acquisition report of Yamana dated November 2, 2007 in connection with the acquisition of 100% of Northern Orion and a controlling interest in Meridian;

  (m)
  the section entitled "The Offeror" in the Offer and Circular of Yamana dated July 19, 2007, as amended, providing for the Yamana Offer; and

  (n)
  the section entitled "Background to the Offer" in the Offer and Circular of Yamana dated July 19, 2007, as amended.

Meridian Documents

  (a)
  the section entitled "Analysis and Reasons for the Board's Conclusion and Recommendation" in the Meridian Directors' Circular; and

  (b)
  the sections entitled "Background to the Revised Yamana Offer" and "Analysis and Reasons for the Board's Conclusion and Recommendation" in the Meridian Directors' Circular.

        Any documents of the type referred to above (excluding confidential material change reports) filed by Meridian or Yamana with any securities commission or similar regulatory authority in Canada, subsequent to the date of this Circular and prior to the Meeting, shall be deemed to be incorporated by reference in this Circular.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the statement so modified or superseded, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

        Although Meridian has no knowledge that would indicate that any statement or information contained in the documents of Yamana incorporated by reference in this Circular is untrue or incomplete, Meridian does not assume any responsibility for the accuracy or completeness of any statement or information contained in such documents.

DOCUMENTS RELATING TO THE YAMANA OFFER

        For additional information in connection with (i) the Yamana Offer, (ii) the reasons for the acquisition of Meridian by Yamana, (iii) the Yamana Shares and (iv) the business and operations of Yamana and its affiliates. Shareholders are encouraged to refer to the following documents which were previously mailed by Yamana or Meridian, as applicable, to the Shareholders:

  (a)
  the Offer and Circular of Yamana dated July 19, 2007 providing for the Yamana Offer;

  (b)
  the Notice of Variation and Extension of the Yamana Offer dated August 14, 2007;

  (c)
  the Notice of Extension of the Yamana Offer dated September 12, 2007;

  (d)
  the Notice of Variation and Extension of the Yamana Offer dated September 20, 2007;

  (e)
  the Notice of Variation and Extension of the Yamana Offer dated September 27, 2007;

  (f)
  the Notice of Extension and Subsequent Offering Period of the Yamana Offer dated October 15, 2007; and

  (g)
  the Meridian Directors' Circular.

        Although Meridian has no knowledge that would indicate that any statement or information contained in the Offer and Circular and notices of variation and/or extension (collectively, the "Yamana Offer Documents") is untrue or incomplete, Meridian does not assume any responsibility for the accuracy or completeness of any statement or information contained in the Yamana Offer Documents.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Cassels Brock & Blackwell LLP, counsel to Meridian, the following summary describes the principal Canadian federal income tax considerations relating to the Arrangement generally applicable to a Shareholder who, at all relevant times and for the purposes of the Tax Act: (a) deals at arm's length with Meridian and Yamana; (b) is not affiliated with Meridian or Yamana; and (c) holds all Common Shares, and will hold all Yamana Shares acquired on the Arrangement, as capital property (each such Shareholder in this summary, a "Holder").

        A Holder's Common Shares and Yamana Shares generally will be considered to be capital property of the Holder, unless the Holder holds the shares in the course of carrying on a business or acquired the shares in a transaction considered to be an adventure in the nature of trade. Certain Holders who are residents of Canada for the purposes of the Tax Act and whose Common Shares or Yamana Shares might not otherwise be capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have such shares and every other "Canadian security" (as defined in the Tax Act) owned by such Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Such Holders should consult their own tax advisors regarding whether an election under subsection 39(4) is available and advisable in their particular circumstances. No subsection 39(4) election can be made in respect of Yamana Shares which are acquired in exchange for Common Shares if a Section 85 election (discussed below) is filed in respect of such exchange.

        This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), but does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative practices of the CRA. No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not take into account the tax legislation of any province or territory of Canada or any non-Canadian jurisdiction. Provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation.

        This summary is not applicable to (i) a Holder that is a "financial institution" as defined in the Tax Act for the purposes of the "mark-to-market property" rules or a "specified financial institution" as defined in the Tax Act, (ii) a Holder an interest in which is a "tax shelter investment" as defined in the Tax Act or (iii) a Holder to whom the foreign currency reporting rules contained in proposed subsection 261(4) of the Tax Act would apply.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. The summary is not and should not be construed to be, legal or tax advice to any particular Holder. Accordingly, all Holders and all other Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other taxes of any country, province, territory, state or local tax authority.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Yamana Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Pursuant to the Tax Proposals, amounts denominated in a foreign currency must be converted to an amount expressed in Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the day in which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

        The following summary is applicable to a Holder who, at all relevant times, is or is deemed to be resident in Canada for purposes of the Tax Act (a "Resident Holder").

  Exchange of Common Shares on the Arrangement

  No Tax-Deferred Rollover under the Tax Act

        Subject to the availability of the joint election referred to below, a Holder who exchanges Common Shares for cash and Yamana Shares will be considered to have disposed of such Common Shares for proceeds of disposition equal to the sum of (i) any cash received by such Holder, and (ii) the fair market value, as at the time of the exchange, of any Yamana Shares acquired by such Holder on the exchange. As a result, the Holder will in general realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base to the Holder of such Common Shares. The cost to a Holder of any Yamana Shares acquired by the Holder on the exchange will be equal to the fair market value of those Yamana Shares at that time, and such cost will be averaged with the adjusted cost base of all other Yamana Shares held by the Holder immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Yamana Share held by such Holder. The general tax treatment of capital gains and capital losses is discussed below under the heading "Taxation of Capital Gains and Capital Losses".

  Tax-Deferred Rollover under the Tax Act

        An Eligible Holder who receives cash and Yamana Shares on the Arrangement may make a joint election with Yamana pursuant to Subsection 85(1) of the Tax Act (or, in the case of a Holder that is a partnership, pursuant to Subsection 85(2) of the Tax Act) and thereby obtain a full or partial tax-deferred "rollover" for Canadian income tax purposes, depending on the "Elected Amount" (as defined below) and the adjusted cost base to the Holder at the time of the exchange. So long as, at the time of the exchange, the adjusted cost base to an Eligible Holder of the Holder's Common Shares equals or exceeds the amount of any cash received on the exchange by such Holder, the Eligible Holder may select an "Elected Amount" so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The "Elected Amount" means the amount selected by an Eligible Holder, subject to the limitations described below, in the election made pursuant to Subsection 85(1) or (2) of the Tax Act to be treated as the proceeds of disposition of the Common Shares.

        In general, where an election is made, the Elected Amount must comply with the following rules:

  (a)
  the Elected Amount may not be less than the amount of cash received by the Eligible Holder on the exchange;

  (b)
  the Elected Amount may not be less than the lesser of the adjusted cost base to the Eligible Holder of the Common Shares exchanged, determined at the time of the exchange, and the fair market value of the Common Shares at that time; and

  (c)
  the Elected Amount may not exceed the fair market value of the Common Shares at the time of the exchange.

        Where an Eligible Holder and Yamana make an election that complies with the rules above, the tax treatment to the Eligible Holder generally will be as follows:

  (a)
  the Common Shares will be deemed to have been disposed of by the Eligible Holder for proceeds of disposition equal to the Elected Amount;

  (b)
  if the Elected Amount is equal to the aggregate of the adjusted cost base to the Eligible Holder of the Common Shares, determined at the time of the exchange, and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder;

  (c)
  to the extent that the Elected Amount exceeds (or is less than) the aggregate of the adjusted cost base of the Common Shares to the Eligible Holder and any reasonable costs of disposition, the Eligible Holder will in general realize a capital gain (or capital loss); and

  (d)
  the aggregate cost to the Eligible Holder of the Yamana Shares acquired on the exchange will be equal to the amount, if any, by which the Elected Amount exceeds the amount of cash received by the Eligible Holder, and such cost will be averaged with the adjusted cost base of all other Yamana Shares held by the Eligible Holder immediately prior to the exchange for the purpose of determining thereafter the adjusted cost base of each Yamana Share held by such Eligible Holder.

  Making the Section 85 Election

        An Eligible Holder who wishes to make a Section 85 election must complete the appropriate federal election form (Form T2057 or, in the event that the Common Shares are held by a partnership, Form T2058) and, where necessary, separate provincial election forms. The Holder must deliver two signed copies of the necessary federal election form (and applicable provincial forms) to PricewaterhouseCoopers LLP at the address noted below, within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections (address: Yamana Tax Election Process, c/o PricewaterhouseCoopers LLP, 77 King Street West, P.O. Box 82, Royal Trust Tower, Suite 3000, Toronto Dominion Centre, Toronto, Ontario M5K 1G8). Additional information on how to make the joint election(s) and where to deliver the forms will be provided on Yamana's website following the Effective

Date. Upon receipt of a Letter of Transmittal in which an Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, has indicated that the Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, wishes to receive an information package, Yamana will promptly deliver an information package to such Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, as the case may be. The information package will provide alternative methods that an Eligible Holder may choose in respect of making the Section 85 election with Yamana in order to obtain a full or partial tax-deferred rollover for Canadian income tax purposes in respect of the sale of the Holder's Shares to Yamana. The information package will provide general instructions on how to make the Section 85 election with Yamana in respect of only the alternative methods.

        Subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax law), one copy of the election form will be returned to the Holder at the address indicated on the election form, signed by Yamana, for filing by the Holder with the CRA (or applicable provincial tax authority).

        Any Holder who does not ensure that the duly completed election forms have been received by Yamana on or before the 90th day after the Effective Date will not be able to benefit from the "rollover" provision of the Tax Act (or corresponding provisions of applicable provincial tax legislation). Accordingly, all electing Holders should give their immediate attention to this matter. At its sole discretion, Yamana may accept and execute a Section 85 election that is not received within the 90-day period, however, no assurance can be given that Yamana will do so. Accordingly, all Eligible Holders who wish to make a joint election with Yamana should give their immediate attention to this matter.

        Where the Common Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose must file one copy of Form T2057 (and where applicable, the corresponding provincial forms) on behalf of each co-owner with a list of all co-owners electing under Section 85, and their addresses and social insurance or business numbers. Where the Common Shares are held as partnership property, a partner designated by the partnership must file one copy of Form T2058 (and, where applicable, the corresponding provincial forms) on behalf of all members of the partnership. Form T2058 must be accompanied by a list containing the name, address, social insurance number or business number of each partner and written authorization signed by each partner authorizing the designated partner to complete and file the form. Holders should consult their own tax advisors to determine which filing requirements, if any, there are under applicable provincial legislation.

        Compliance with the requirements to ensure a valid election is filed under Subsection 85(1) or (2) of the Tax Act, including selection of the appropriate elected amount, will be the sole responsibility of the electing Holder, and such Holder will be solely responsible for the payment of any late filing penalties. In order for a Holder to benefit from the Rollover Option, a completed election form must be filed by the Holder with the CRA within the time prescribed under the Tax Act. Yamana agrees only to add the required information regarding Yamana to any properly completed election form and to forward one copy of such election form by mail to the Holder at the address indicated on the election form(s) by the 90th day after the receipt thereof. Holders should make themselves aware of any CRA filing deadline which may apply to them with respect to the filing of a completed election form and ensure that materials are supplied to Yamana at least 90 days in advance of any CRA deadline for the filing of a completed election form that may be applicable to any Holder. Neither Yamana nor the Depositary will be responsible for or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any election form or to properly file it within the time prescribed and in the form prescribed under the Tax Act (or corresponding provisions of any applicable provincial tax legislation). For greater certainty, the execution of an election by Yamana will not constitute confirmation by Yamana that any such election has been properly completed.

        The Section 85 election must be received by the CRA on or before the earliest of the day on or before which Yamana or the Holder is required to file an income tax return for the taxation year in which the exchange occurs. Holders should consult their own advisors as soon as possible to determine the filing deadline applicable in their circumstances. Regardless of such deadline, Yamana must receive a Holder's tax election forms no later than the 90th day after the Effective Date. As Yamana has agreed to execute and return the election form to the Holder within 90 days of its receipt by Yamana, some Holders may have to forward their tax election forms to Yamana earlier than the 90th day after the Effective Date to avoid late filing penalties.

        Eligible Holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the election. Eligible Holders wishing to make the election should consult their own tax advisors. A Holder who does not make a valid election under Section 85 of the Tax Act (or under the corresponding provisions of applicable provincial tax legislation) may realize a taxable capital gain under the Tax Act (or under applicable provincial tax legislation). The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

  Taxation of Capital Gains and Capital Losses

        A Resident Holder who, as described above, realizes a capital gain or a capital loss on the disposition of Common Shares will generally be required to include in income one-half of any such capital gain ("taxable capital gain") and may apply one-half of any such capital loss ("allowable capital loss") against taxable capital gains in accordance with the detailed rules in the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a year may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such year in accordance with the detailed rules of the Tax Act.

        If the Resident Holder is a corporation or a partnership or trust of which a corporation is a partner or a beneficiary, any capital loss realized on the disposition of any such shares may be reduced by the amount of certain dividends previously received (or deemed to have been received) in accordance with detailed provisions of the Tax Act in that regard. Resident Holders should consult their tax advisors for specific information regarding the application of these provisions.

        A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% on its "aggregate investment income". For this purpose, investment income includes taxable capital gains.

        The realization of a capital gain or loss by an individual (including most trusts) may affect the individual's liability for alternative minimum tax under the Tax Act.

  Dividends on Yamana Shares

        A Resident Holder who is an individual will be required to include in income any dividends received or deemed to be received on the Resident Holder's Yamana Shares, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations including an enhanced gross-up and dividend tax credit for "eligible dividends". A Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on the Resident Holder's Yamana Shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income. A "private corporation" (as defined in the Tax Act) or a "subject corporation" (as defined in the Tax Act), may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on any dividend that it receives or is deemed to receive on its Yamana Shares to the extent that the dividend is deductible in computing the corporation's taxable income.

  Disposition of Yamana Shares

        A Resident Holder that disposes or is deemed to dispose of a Yamana Share in a taxation year will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Yamana Share exceed (or are exceeded by) the sum of the Resident Holder's adjusted cost base of such Yamana Share, determined immediately before the disposition, and any reasonable costs of disposition. The Resident Holder will be required to include any resulting taxable capital gain in income, or be entitled to deduct any resulting allowable capital loss, in accordance with the usual rules applicable to capital gains and capital losses. See "Taxation of Capital Gains and Capital Losses" above.

  Eligibility of Yamana Shares for Investment

        Yamana Shares will be qualified investments under the Tax Act for trusts governed by a registered retirement savings plan, registered retirement income fund, deferred profit sharing plan, or registered education savings plan at any particular time provided that, at that time, the Yamana Shares are listed on a prescribed stock exchange (which currently includes the TSX).

  Dissenting Resident Holders

        A Resident Holder who dissents in respect of the Arrangement (a "Resident Dissenter") and who is entitled to receive payment from Meridian equal to the fair value of the Resident Dissenter's Common Shares will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount received by the Resident Dissenter, less the amount of any interest awarded by a court, as the case may be.

        A Resident Dissenter generally will be deemed to have received a dividend equal to the amount by which such proceeds exceed the paid-up capital of such shares, and such deemed dividend will reduce the proceeds of disposition for purposes of computing a capital gain (or a capital loss) on the disposition of such Common Shares. The tax treatment of capital gains and capital losses (including the potential reduction of a capital loss due to the receipt of a deemed dividend) is discussed above under the heading, "Taxation of Capital Gains and Capital Losses". The income tax treatment accorded to any deemed dividend received by a Resident Dissenter will be that normally accorded to taxable dividends received by such Resident Dissenter on shares of a corporation resident in Canada.

        A Resident Dissenter will also realize a capital gain (or a capital loss) to the extent that the proceeds of disposition of such Common Shares for purposes of the Tax Act, as reduced by the amount of any deemed dividend as discussed above and net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares immediately before the disposition. If the Resident Dissenter is a corporation resident in Canada, the full amount of the dissent payment may be treated as proceeds of disposition under subsection 55(2) of the Tax Act and not as a deemed dividend.

        Interest awarded by a court to a Resident Dissenter will be included in the Resident Dissenter's income for a particular taxation year to the extent the amount is received or receivable in that year, depending upon the method regularly followed by the Resident Dissenter in computing income. Where the Resident Dissenter is a corporation, partnership or, subject to certain exceptions, a trust, the Resident Dissenter must include in income for a taxation year the amount of interest that accrues to it before the end of the taxation year, or becomes receivable or is received before the end of the year (to the extent not included in income for a preceding taxation year). A Resident Dissenter that is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which would include interest. Resident Dissenters who are contemplating exercising their dissent rights should consult their own tax advisors.

Non-Residents of Canada

        The following portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold Common Shares of Yamana Shares in connection with carrying on business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

  Exchange of Common Shares on the Arrangement and Subsequent Dispositions of Yamana Shares

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares on the Arrangement unless the Common Shares constitute "taxable Canadian property" to the Non-Resident Holder at the Effective Time and such gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention.

        Similarly, any capital gain realized by a Non-Resident Holder on a subsequent disposition or deemed disposition of Yamana Shares acquired on the Arrangement will not be subject to tax under the Tax Act unless the Yamana Shares are "taxable Canadian property" to the Non-Resident Holder a the time of the disposition and such gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention.

        Generally, Common Shares and Yamana Shares, as the case may be, will not constitute "taxable Canadian property" to a Non-Resident Holder at a particular time provided that (a) such Common Shares or Yamana Shares, as the case may be, are listed on a prescribed stock exchange (which currently includes the TSX) at that time, and (b) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, or the Non-Resident Holder together with persons with whom the Non-Resident Holder does not deal at arm's length, have not owned 25% or more of the issued shares of any class of Meridian or Yamana, as the case may be, at any time during the 60-month period that ends at that time. Common Shares and Yamana Shares may also be taxable Canadian property in certain other circumstances specified in the Tax Act.

        Even if a Common Share or a Yamana Share is taxable Canadian property to a Non-Resident Holder, any gain realized on a disposition of such share may be exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which such Non-Resident Holder is resident. Non-Resident Holders should consult their own tax advisors in this regard.

        In the event a Common Share or a Yamana Share is taxable Canadian property to a Non-Resident Holder at the time of disposition and the capital gain realized on the disposition of such share is not exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention then the tax consequences described above under "Residents of Canada — Exchange of Common Shares on the Arrangement" and "Resident of Canada — Taxation of Capital Gains and Capital Losses" will generally apply. Non-Resident Holders should consult their own tax advisors in this regard.

        A Non-Resident Holder that is an Eligible Holder may file a Section 85 election jointly with Yamana to obtain a full or partial tax deferral in respect of the capital gain that would otherwise be realized on the exchange of Common Shares for Yamana Shares and cash on the Arrangement depending on the Elected Amount and the Eligible Holder's adjusted cost base of the Common Shares at the time of the exchange. The procedures for filing the Section 85 election and the effects of filing such an election under the Tax Act are generally as described above under "Residents of Canada — Exchange of Common Shares on the Arrangement — Tax-Deferred Rollover under the Tax Act". If such election is made, the Yamana Shares received as partial consideration for the Common Shares will be deemed to be taxable Canadian property to such Non-Resident Holder. Non-Resident Holders should consult their own advisors with respect to the advisability of filing a Section 85 election.

  Dividends on Yamana Shares

        Dividends paid or credited on Yamana Shares to a Non-Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention. Yamana will be required to withhold any applicable withholding tax from the dividend, and to remit it to CRA for the account of the Non-Resident Holder.

  Dissenting Non-Resident Holders

        A Non-Resident Holder who dissents in respect of the Arrangement (a "Non-Resident Dissenter") will be entitled to receive a payment from Meridian equal the fair value of such Non-Resident Dissenter's Common Shares and will be considered to have disposed of such shares for proceeds of disposition equal to the amount received by the Non-Resident Dissenter, less the amount of any interest awarded by a court (if applicable). A Non-Resident Dissenter generally will be deemed to have received a dividend equal to the amount by which such proceeds exceed the paid-up capital of such shares and such deemed dividend will reduce the proceeds of disposition for purposes of computing a capital gain (or a capital loss) on the disposition of such Common Shares. The deemed dividend will be subject to Canadian withholding tax as described under the subheading "Non-Residents of Canada — Dividends on Yamana Shares".

        A Non-Resident Dissenter will also realize a capital gain to the extent that the proceeds of disposition for such shares, as reduced by the amount of any deemed dividend as discussed above and net of any reasonable costs of disposition, exceed the adjusted cost base of such Common Shares immediately before the disposition. A Non-Resident Dissenter generally will not be subject to income tax under the Tax Act in respect of any such capital gain provided such shares do not constitute "taxable Canadian property" of the Non-Resident Dissenter (see discussion above under the heading "Non-Residents of Canada — Exchange of Common Shares on the Arrangement and Subsequent Dispositions of Yamana Shares").

        Any interest paid to a Non-Resident Dissenter upon the exercise of dissent rights will be subject to Canadian withholding tax at a rate of 25%, unless the rate is reduced under the provisions of an applicable income tax convention. Under the Tax Proposals, any such interest payable after December 31, 2007 would not be subject to Canadian withholding tax. Non-Resident Dissenters who are contemplating exercising their dissent rights should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Scope of this Disclosure

        The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. Holders (as defined below) arising from and relating to the Arrangement, including, without limitation, the contribution by Yamana of all issued and outstanding Common Shares to Yamana Subco (the "Contribution") and the vertical Amalgamation of Yamana Subco and Meridian, and the ownership and disposition of Yamana Shares.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the Arrangement, and the ownership and disposition of Yamana Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the Arrangement, and the ownership and disposition of Yamana Shares to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the Arrangement, and the ownership and disposition of Yamana Shares.

Authorities

        This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury Regulations issued under the Code, judicial and administrative interpretations of the Code and Treasury Regulations, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), in each case as in effect and available as of the date of this Circular. The Code, Treasury Regulations and judicial and administrative interpretations thereof may change at any time, and any change could be retroactive to the date of this Circular. The Code, Treasury Regulations and judicial and administrative interpretations thereof and the Canada-U.S. Tax Convention are also subject to various interpretations, and there can be no guarantee that the IRS or the U.S. courts will agree with the tax consequences in this summary.

U.S. Holder

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Common Shares (or, following the completion of the Arrangement, a beneficial owner of Yamana Shares) that holds such shares as capital assets, and that, for U.S. federal income tax purposes, is

  •
  an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;

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  a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

  •
  an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

  •
  a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) beneficially owns Common Shares (or, following the completion of the Arrangement, Yamana Shares), the U.S. federal income tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns Common Shares (or, following the completion of the Arrangement, Yamana Shares) should consult their own tax advisors as to the U.S. federal, state and local, and foreign tax consequences of the Arrangement and the ownership and disposition of Yamana Shares received pursuant to the Arrangement.

Non-U.S. Holders

        For the purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Common Shares (or, following the completion of the Arrangement, Yamana Shares) other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the Arrangement or the ownership and disposition of Yamana Shares received pursuant to the Arrangement to non-U.S. Holders of Common Shares, and such non-U.S. Holders are accordingly urged to consult their own tax advisors regarding the potential U.S. federal income tax consequences to them of the Arrangement and ownership and disposition of Yamana Shares received pursuant to the Arrangement, and the potential application of any tax treaties.

Persons Not Addressed

        The U.S. federal income tax consequences to the following persons (including persons who are U.S. Holders) are not addressed in this summary, and the following persons are accordingly urged to consult with their own tax advisors regarding the U.S. federal income tax consequences to them of the Arrangement and ownership and disposition of Yamana Shares received pursuant to the Arrangement:

  •
  Meridian and Yamana;

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  persons that may be subject to special U.S. federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method;

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  persons that acquired Common Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for services;

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  persons that hold warrants, notes, debentures or other debt instruments in Meridian;

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  persons having a functional currency for U.S. federal income tax purposes other than the U.S. dollar;

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  persons that hold Common Shares as part of a position in a straddle or as part of a hedging or conversion transaction;

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  U.S. expatriates and former long-term residents of the U.S.;

  •
  persons subject to the alternative minimum tax;

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  persons that own or have owned, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Meridian (or, following the completion of the Arrangement, U.S. Holders that will own, directly or by attribution, 5% or more, by voting power or value, of the outstanding equity interests of Yamana); and

  •
  persons who own their Common Shares other than as a capital asset as defined in the Code.

State and Local Taxes, Foreign Jurisdictions Not Addressed

        This summary does not address U.S. state or local tax consequences, or the tax consequences in jurisdictions other than the U.S. of the Arrangement.

Particular Circumstance of any Particular U.S. Holder Not Addressed

        This summary does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Arrangement to them in light of their particular circumstances.

Combination of Yamana and Meridian

        Based on currently available information, and assuming the Arrangement is consummated in the manner described in the Plan of Arrangement, although there is no authority addressing facts identical to the Arrangement and therefore the matter is not free from doubt, Meridian intends to treat the steps in the Yamana Offer and the Arrangement as a single integrated transaction and Arrangement as a tax-deferred reorganization under Section 368(a) of the Code (a "Reorganization").

        Meridian's treatment of the Arrangement will not bind the IRS and there is a risk that the exchange of Shares in connection with the Arrangement will not be treated as made pursuant to a Reorganization. In addition, for purposes of this summary it is assumed that Meridian and its affiliates have not undertaken and will not undertake any action which will cause the Arrangement to fail to qualify as a Reorganization. No ruling from the IRS concerning the U.S. federal income tax consequences of the Arrangement has been obtained and none will be requested. Thus, there can be no assurance that the IRS will not challenge the treatment of the Arrangement and related transactions as a single integrated transaction or the qualification of the Arrangement as a Reorganization or that, if challenged, a U.S. court would not agree with the IRS. If the Yamana Offer, any material step of the Arrangement, the Contribution or the Amalgamation were viewed as independent of each other for U.S. federal income tax purposes, the Arrangement would be treated as a taxable transaction to U.S. Holders.

        Each U.S. Holder should consult its own tax advisor regarding whether the Yamana Offer and the Arrangement will properly be treated (under the step-transaction doctrine or otherwise) as a single, integrated transaction for U.S. federal income tax purposes and as a Reorganization. Each U.S. Holder is urged to take into account the risk that the Arrangement may not qualify as a Reorganization. In addition, each U.S. Holder should be aware that even if the Arrangement qualifies as a Reorganization, application of the PFIC rules could result in tax liability as discussed below.

  Consequences of Treatment as a Tax-Deferred Reorganization

        Subject to the PFIC rules discussed below, if the exchange of Common Shares pursuant to the Arrangement qualifies as a Reorganization, the exchange should have the following U.S. federal income tax consequences:

  •
  a U.S. Holder who exchanges Common Shares for Yamana Shares and Canadian currency will recognize gain (but not loss) to the extent of the lesser of (1) the excess of the fair market value of the Yamana Shares and the U.S. dollar value of the Canadian currency on the date of receipt over the adjusted tax basis of the Common Shares surrendered, or (2) the U.S. dollar value of the Canadian currency on the date of receipt;

  •
  Each U.S. Holder's aggregate tax basis in the Yamana Shares received will be the same as the aggregate tax basis in the Common Shares surrendered in exchange therefore, increased by the amount of gain recognized and decreased by the U.S. dollar value of the Canadian currency on the date of receipt;

  •
  The holding period of Yamana Shares received by a U.S. Holder will include the holding period of the Common Shares surrendered; and

  •
  Under rules described below, if Meridian was a PFIC at any time during a U.S. Holder's holding period for Common Shares, the U.S. Holder may have gain subject to taxation and an interest charge, even if the transaction otherwise qualifies as a tax-deferred Reorganization.

  Consequences of Failure to Qualify as a Tax-Deferred Reorganization

        Subject to the PFIC rules discussed below, if the Arrangement fails to qualify as a tax-deferred Reorganization, the Arrangement would constitute a taxable disposition of Shares by U.S. Holders and would result in the following U.S. federal income tax consequences:

  •
  a U.S. Holder of Common Shares would recognize gain or loss equal to the difference between (i) the sum of the fair market value of Yamana Shares and the U.S. dollar value of the Canadian currency at the time of receipt by such U.S. Holder and (ii) the U.S. Holder's adjusted tax basis in the Common Shares surrendered in connection with the Arrangement;

  •
  the aggregate tax basis of Yamana Shares received by a U.S. Holder of Common Shares in the Arrangement would be equal to the aggregate fair market value of Yamana Shares at the time of receipt; and

  •
  the holding period of Yamana Shares received by a U.S. Holder in the Arrangement would begin on the day after receipt.

        Subject to the PFIC rules discussed below, any gain or loss recognized under the first bullet point generally will be capital gain or loss if the Common Shares were held as capital assets at the time of the Arrangement and will be long-term capital gain or loss if the U.S. Holder's holding period for the Shares is more than one year at the time of the Arrangement. Preferential tax rates for long-term capital gains are applicable to a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations.

  Information Reporting

        If the Arrangement qualifies as a Reorganization, U.S. Holders that exchange Common Shares for Yamana Shares pursuant to the Arrangement and that are "significant holders" (defined as taxpayers that hold five percent or more of a public company) are required to report certain information to the IRS on their U.S. federal income tax returns for the taxable year in which the Arrangement occurs and all such U.S. Holders must retain certain records related to the Arrangement. Each U.S. Holder should consult its own tax advisor regarding its information reporting and record retention responsibilities in connection with the Arrangement.

Dissenting U.S. Holders

        A U.S. Holder who exercises the Dissent Rights from the Arrangement will recognize gain or loss on the exchange of such holder's Common Shares for cash in an amount equal to the difference between (a) the U.S. dollar value on the date of receipt of the Canadian currency (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and (b) such holder's adjusted tax basis in its Common Shares. Subject to the PFIC rules discussed below, such gain or loss generally will be capital gain or loss if the Common Shares were held as capital assets at the time of the Arrangement and will be long-term capital gain or loss if the U.S. Holder's holding period for such shares is more than one year. Preferential tax rates for long-term capital gains are applicable to a U.S. Holder that is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation.

Foreign Currency

        The fair market value of any foreign currency received by a U.S. Holder in the Arrangement will generally be based on the rate of exchange on the date of receipt. A subsequent disposition of any foreign currency received (including an exchange for U.S. currency) will generally give rise to ordinary gain or loss.

Foreign Tax Credit

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the Arrangement may be entitled to elect to receive either a deduction or a credit for U.S. federal income tax purposes. There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder's U.S. federal income tax liability that the U.S. Holder's "foreign source" taxable income bears to the U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source". Gain on the disposition of Common Shares generally will be U.S. source gain for purposes of applying the foreign tax credit rules, unless the gain is subject to tax in Canada and resourced as foreign source gain under the provisions of the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as "foreign source".

Ownership of Yamana Shares

        The following is a summary of certain material U.S. federal income tax consequences to a U.S. Holder arising from and relating to the ownership and disposition of Yamana Shares.

  General Taxation of Distributions

        Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Yamana Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of Yamana, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of Yamana, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Yamana Shares and thereafter as gain from the sale or exchange of such Yamana Shares. (See "Disposition of Yamana Shares" below). Dividends received on the Yamana Shares generally will not be eligible for the "dividends received deduction".

  Reduced Tax Rates for Certain Dividends

        For taxable years beginning before January 1, 2011, a dividend paid by Yamana generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) Yamana is a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Yamana Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date.

        Yamana generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if Yamana is eligible for the benefits of the Canada-U.S. Tax Convention between the U.S. and Canada with Respect to Taxes on Income and Capital or, if not, the Yamana Shares are readily tradable on an established securities market in the U.S. However, even if Yamana satisfies one or more of such requirements, Yamana will not be treated as a QFC if Yamana is a PFIC for the taxable year during which Yamana pays a dividend or for the preceding taxable year.

        As discussed below, Yamana does not believe that it was a PFIC for the previous taxable year, and based on current business plans and financial projections, does not expect that it will be a "passive foreign investment company" for the current taxable year. (See "Additional Rules that May Apply to U.S. Holders — Passive Foreign Investment Company" below). However, there can be no assurance that the IRS will not challenge the determination made by Yamana concerning its "passive foreign investment company" status or that Yamana will not be a "passive foreign investment company" for the current taxable year or any subsequent taxable year.

        If Yamana is not a QFC, a dividend paid by Yamana to a U.S. Holder generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

        Under current law, a dividend paid by Yamana in a taxable year beginning on or after January 1, 2011 will generally be taxed at ordinary income tax rates.

  Distributions Paid in Foreign Currency

        The amount of a distribution received on the Yamana Shares in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

  Disposition of Yamana Shares

        A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Yamana Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's adjusted tax basis in the Yamana Shares sold or otherwise disposed of. Subject to the PFIC rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Yamana Shares are held for more than one year.

        Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

  Foreign Tax Credit

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends received on the Yamana Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a taxable year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Yamana Shares generally will be treated as "U.S. source" for purposes of applying the foreign tax credit rules unless the gain is subject to tax in Canada and resourced as foreign source gain under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as "foreign source". Dividends received on the Yamana Shares generally will be treated as "foreign source" and generally will be categorized as "passive income." Income or loss on the sale or other taxable disposition of foreign currency will be U.S. source. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Treatment of either Yamana or Meridian as a PFIC

        The foregoing discussion assumes that Yamana will not be a PFIC for any year including or beginning after the Effective Time of the Arrangement, and that Meridian was not a PFIC for any taxable year during which a U.S. Holder held Common Shares.

        A non-U.S. corporation is classified as a PFIC for each taxable year in which (a) 75% or more of its income is passive income (as defined for U.S. federal income tax purposes) or (b) on average for such taxable year, 50% or more (by value) of its assets either produce or are held for the production of passive income. In addition, if a corporation is classified as a PFIC for any taxable year during which a U.S. Holder has held shares of such corporation, such corporation may continue to be classified as a PFIC for any subsequent taxable year in which the U.S. Holder continues to hold the shares even if the corporation's income and costs are no longer passive in nature in that subsequent taxable year. For purposes of the PFIC provisions, passive income generally includes dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether or not it is classified as a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest.

  Consequences if Meridian Classified as a PFIC

        A U.S. Holder of Common Shares would be subject to special, adverse tax rules in respect of the Arrangement if Meridian was classified as a PFIC for any taxable year during which a U.S. Holder holds or held Common Shares.

        PFIC classification is factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, there can be no assurance that Meridian has never been and will not become a PFIC for any taxable year during which U.S. Holders hold Common Shares.

        If Meridian is classified as a PFIC for any taxable year during which a U.S. Holder holds Common Shares, special rules may increase such U.S. Holder's U.S. federal income tax liability. Under the PFIC rules:

  •
  the Arrangement may be treated as a taxable exchange even if such transaction qualifies as a Reorganization;

  •
  any gain on the sale, exchange, or other disposition of Common Shares and any "excess distribution" (defined as an annual distribution that is more than 25% in excess of the average annual distribution over the past three years) will be allocated rateably over such U.S. Holder's holding period for the Common Shares;

  •
  the amount allocated to the current taxable year and any year prior to the first year in which Meridian was classified as a PFIC will be taxed as ordinary income in the current year;

  •
  the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

  •
  an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years, which interest charge is not deductible by non-corporate U.S. Holders.

        A U.S. Holder that has made a "qualified electing fund" election under Section 1295 of the Code or a "mark-to-market" election under Section 1296 of the Code may not be subject to the PFIC rules described above. U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules or the availability of the qualified electing fund or mark-to-market elections.

Treatment of Yamana as a PFIC

        Whether Yamana will be considered a PFIC for its current taxable year, or for any subsequent taxable year, will depend on the assets and income of Yamana over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this Circular. Accordingly, there can be no assurance that Yamana will not be considered a PFIC for the taxable year that includes the day after the Effective Date or for any subsequent taxable year. Based on current business plans and financial projections, Yamana expects that it will not meet the definition of a PFIC for the current taxable year. PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, there can be no assurance that Yamana has never been and will not become a PFIC for any taxable year during which U.S. Holders hold Yamana Shares.

        U.S. Holders should be aware that, in the event that Yamana becomes a PFIC, there can be no assurance that Yamana will supply U.S. Holders with the information and statements that such U.S. Holders require to make a "qualified electing fund" election under Section 1295 of the Code. Accordingly, each U.S. Holder should consult its own tax advisor regarding the potential PFIC status of Yamana and how the PFIC rules (including elections available thereunder) would affect the U.S. federal income tax consequences of the ownership and disposition of Yamana Shares.

Backup Withholding Tax and Information Reporting Requirements

        Unless the U.S. Holder is a corporation or other exempt recipient, payments to certain U.S. Holders of dividends made on Yamana Shares, or the proceeds of the sale or other disposition of the Common Shares or the Yamana Shares that are made within the United States or through certain United States related financial intermediaries may be subject to information reporting and U.S. federal backup withholding tax at the rate of twenty-eight percent (28%) (subject to periodic adjustment) if the U.S. Holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the U.S. Holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

RULE 61-501 AND POLICY Q-27

        The Arrangement constitutes a "business combination" or "going private transaction" within the meaning of Rule 61-501 — Insider Bids, Issuer Bids, Business Combination and Related Party Transactions of the Ontario Securities Commission ("Rule 61-501") and Policy Statement Q-27 — Protection of Minority Securityholders in the Course of Certain Transactions of the Autorité des marches financiers ("Policy Q-27").

        Rule 61-501 and Policy Q-27 provide that, unless exempted, an issuer proposing to carry out a business combination or going private transaction is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and to provide the holders of the affected securities with a summary of such valuation. In respect of the Arrangement, Meridian is relying on an exemption from the valuation requirement under Rule 61-501 and Policy Q-27 for a second step business combination or going private transaction carried out within 120 days after the expiry of a formal bid. For this purpose, the Yamana Offer constitutes a formal bid. Meridian is able to rely on such exemption because, among other criteria, the consideration per Common Share payable pursuant to the Arrangement is at least equal in value to and in the same form as the consideration per share paid under the Yamana Offer.

        The Interim Order requires the approval of the Arrangement by at least 70% of the votes cast by Shareholders present in person or represented by proxy at the Meeting. Rule 61-501 and Policy Q-27 also require that, unless exempted, in addition to any other required shareholder approval, in order to complete a business combination or going private transaction, the approval of a simple majority of the votes attached to the Common Shares held by "minority" shareholders must also be obtained. To the knowledge of Yamana, after reasonable inquiry, Yamana is permitted to vote all Common Shares acquired by it under the Yamana Offer for the purposes of the minority approval pursuant to the provisions of Rule 61-501 and Policy Q-27 and no Shareholders are to be excluded for the purposes of such minority approval. As a result, minority approval for the purposes of Rule 61-501 and Policy Q-27 will be satisfied by the Shareholder approval requirement of the Interim Order.

        In addition, Rule 61-501 and Policy Q-27 require Meridian to disclose any prior valuations or appraisals in respect of Meridian, its securities or its material assets made in the 24 months before the date of this Circular. Meridian is not aware of any prior valuation that would require disclosure pursuant to Rule 61-501 or Policy Q-27.

GENERAL PROXY INFORMATION

Solicitation of Proxies

        This Circular is furnished in connection with the solicitation of proxies by the management of Meridian at the direction of the Board of Directors for use at the Meeting to be held at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

        Proxies may be solicited by mail, personally or by telephone by officers and directors or other representatives of Meridian. The cost of solicitation will be borne by Yamana. Yamana may also reimburse brokers or nominees holding Common Shares in their names or in the names of their principals for their reasonable expenses in sending solicitation materials to their principals.

Proxy

        A form of proxy for the Meeting has been enclosed with this Circular. Shareholders are requested to date, sign and return the accompanying form of proxy (the "Proxy") for use at the Meeting, whether or not they are able to attend personally. Shareholders are also requested to date, sign and return the accompanying Letter of

Transmittal together with the share certificates representing the Common Shares to which the Letter of Transmittal relates.

        To be used at the Meeting, Proxies must be received prior to 5:00 p.m. (Toronto time) on Tuesday, December 18, 2007, being the second business day preceding the date of the Meeting, or, if the Meeting is adjourned or postponed, not later than 5:00 p.m. (Toronto time) on the second day (excluding Saturdays, Sundays and holidays) preceding the date of such adjourned or postponed meeting, by Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1.

        Failure to so deposit a Proxy may result in its invalidation. The time limit for depositing a Proxy prior to the Meeting may be waived by Meridian in its discretion without notice.

Voting Rights and Proxy Information

        Only Shareholders at the close of business on the Record Date will be entitled to vote in respect of the matters to be voted on at the Meeting or any adjournment(s) or postponement(s) thereof.

        In order to be effective, a Proxy must be executed by a Shareholder or the attorney thereof duly authorized in writing or, if the Shareholder is a corporation, the instrument must be signed by a duly authorized officer of such corporation or by such corporation's duly authorized attorney. Where a Proxy has been executed by an attorney, it must be accompanied by evidence of the attorney's authority.

        The only persons entitled to attend the Meeting are the Shareholders, their proxyholders, the auditors of Meridian, officers and directors of Meridian, and the professional legal and financial advisors to Meridian The person acting as chair of the Meeting shall have the discretion to admit any other persons to the Meeting.

Appointment of Nominees and Revocability of Proxies

        A Shareholder has the right to appoint a person, who need not be a Shareholder, as his or her nominee to attend and act for him or her on his or her behalf at the Meeting other than the persons designated in the accompanying Proxy. This right may be exercised by inserting in the space provided in the Proxy the name of the other person the Shareholder wishes to appoint or by completing another proper form of proxy.

        In addition to any other manner permitted by law, a Shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the Shareholder or his attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either with Computershare Investor Services Inc. by 9:00 a.m. (Toronto time) on December 19, 2007, being the day preceding the date of the Meeting or, if the Meeting is adjourned or postponed, not later than 9:00 a.m. (Toronto time) on the day (excluding Saturdays, Sundays and holidays) preceding the date of such adjourned or postponed meeting.

Voting of Proxies

        Common Shares represented by properly executed Proxies in favour of the persons designated in the enclosed Proxy will be voted in accordance with the specifications made on any ballot that may be called. If no specification has been made, the Common Shares will be voted FOR the approval of the Arrangement Resolution.

        The enclosed Proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting of Shareholders and other matters that may properly come before the Meeting. Management is not aware of any amendments or variations to matters identified in the accompanying Notice of Special Meeting of Shareholders or any other matters that may be presented for action at the Meeting. If, however, amendments, variations or other matters which are not now known to management of Meridian should properly come before the Meeting, the Common Shares represented by Proxies given to management nominees will be voted on such matters in the discretion of such nominees, absent contrary instructions.

Non-Registered Voters

        Only registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. Most Shareholders are "non-registered" ("Non-Registered Shareholders") because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either:

  (a)
  in the name of an intermediary (an "Intermediary") that the Non-Registered Shareholder deals with in respect of the shares of Meridian (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or

  (b)
  in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.

        In accordance with applicable securities law requirements, Meridian will have distributed copies of the Notice of Meeting, this Circular, the Letter of Transmittal and the Proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders. Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

  (a)
  be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "voting instruction form") which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page pre-printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar-code and other information. In order for a proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

  (b)
  be given a proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the proxy, this proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the proxy and deposit them with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1.

        In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of Meridian they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the proxy and insert the Non-Registered Shareholder or such other person's name in the blank space provided. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

        A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven days prior to the Meeting.

The Meeting

        Unless the Meeting is adjourned or postponed, the Meeting will be held at 9:00 a.m. (Toronto time) on December 20, 2007 at the offices of Cassels Brock & Blackwell LLP. At the Meeting, Shareholders will be asked to consider and, if deemed advisable, approve the Arrangement Resolution and such further and other business as may properly come before the Meeting.

        Each Shareholder entitled to vote at a meeting of Shareholders is entitled to one vote for each Common Share held on all matters proposed to come before the Meeting.

        The persons designated in the Proxy intend to VOTE FOR the Arrangement Resolution, unless the Shareholder specifies to vote against such resolution. The Board of Directors unanimously recommends that Shareholders vote in favour of the Arrangement Resolution.

        The Interim Order requires the approval of the Arrangement Resolution by at least 70% of the votes cast by Shareholders present in person or represented by proxy at the Meeting. Yamana current owns 90,761,217 Common Shares, representing approximately 89.5% of the outstanding Common Shares. Yamana has agreed in the Arrangement Agreement to vote all Common Shares held by it for the approval of the Arrangement Resolution. Therefore, the approval of the Arrangement Resolution by the Shareholders is assured based on the number of Common Shares currently outstanding.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

        As of November 20, 2007, there were 10,543,903 outstanding Common Shares not owned by Yamana. Holders of record of Common Shares as at 5:00 p.m. (Toronto time) on November 22, 2007 are entitled to one vote for each Common Share held.

        Other than Yamana, to the knowledge of Meridian's directors and executive officers, no person or company beneficially owns, directly or indirectly, or controls or directs, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of Meridian. As of November 20, 2007, Yamana directly and indirectly owned 90,761,217 Common Shares, representing approximately 89.5% of the outstanding Common Shares. Yamana has agreed in the Arrangement Agreement to vote all Common Shares held by it for the approval of the Arrangement Resolution.

INTEREST OF CERTAIN PERSONS OR COMPANIES
IN MATTERS TO BE ACTED UPON

        No director or executive officer of Meridian, nor any person who has held such a position since the beginning of Meridian's most recently completed financial year, nor any associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than as set out in "Interests of Directors and Executive Officers of Meridian in the Arrangement" and elsewhere in this Circular.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS OF MERIDIAN

        As of the date hereof, none of the directors, executive officers or employees of Meridian, nor any former executive officers, directors or employees of Meridian, or any of its subsidiaries, is indebted to Meridian or any of its subsidiaries, nor is it indebted to another entity where the indebtedness to such other entity is or was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Meridian or any of its subsidiaries. This excludes any indebtedness of the directors or executive officers of Meridian for amounts owing to purchases subject to usual terms, for ordinary travel expense advances, and for other transactions in the ordinary course of business.

DIVIDENDS AND DIVIDEND POLICY OF MERIDIAN

        Dividends are payable by Meridian to Shareholders at the discretion of the Board of Directors. No dividends were declared in 2007, 2006, 2005 or 2004.

OWNERSHIP OF COMMON SHARES OF MERIDIAN

        None of the directors or senior officers of Meridian, or where known after reasonably enquiry, their respective associates, own or exercise control or direction over securities of Meridian, either directly or indirectly, as of the date hereof.

PREVIOUS PURCHASES AND SALES OF SECURITIES OF MERIDIAN

        During the past 12 months, no purchases of Common Shares were made by Meridian.

        During the five years prior to the date hereof, the only distribution of Common Shares by Meridian (other than Common Shares issued pursuant to the exercise of stock options, share compensation plans or other convertible securities) was as follows:

        On July 3, 2002, Meridian closed a share exchange offer pursuant to which it issued a total of approximately 21.9 million Common Shares at a fair value of $300 million to shareholders of Brancote Holdings PLC ("Brancote") in connection with the purchase of all of the outstanding common shares of Brancote in a share-for-share exchange transaction on the basis of 0.1886 Common Shares issued for each common share of Brancote exchanged. Such Common Shares were valued based on the 30-day average closing price prior to the date of announcement on April 3, 2002.

TRADING RANGE AND TRADING VOLUMES OF THE COMMON SHARES OF MERIDIAN

        The principal markets on which the Common Shares trade are the TSX and the NYSE. The following table sets forth, for the past 12 months, the reported high and low closing prices and aggregate volume trading of the Common Shares on the TSX and the NYSE:

	NYSE			TSX
Period
	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(C$)	(C$)
2006
November	30.80	25.20	24,644,700	35.32	28.57	8,687,749
December	30.83	26.93	18,176,067	35.25	31.07	5,308,265
2007
January	29.22	25.34	21,097,900	34.30	29.55	6,310,359
February	31.25	27.44	19,972,335	36.21	32.08	6,564,447
March	26.97	24.10	24,745,138	31.69	28.26	8,602,731
April	28.38	25.25	17,921,080	32.10	27.90	6,480,817
May	26.04	24.51	15,792,758	28.75	26.20	6,737,470
June	27.58	24.40	24,835,068	29.15	26.15	14,126,161
July	39.99	27.20	24,447,195	32.18	28.82	18,726,813
August	28.74	21.58	24,587,381	30.16	23.24	14,540,584
September	35.35	27.62	30,698,400	35.38	29.14	83,759,410
October	40.96	31.45	19,505,700	39.41	31.36	23,445,567
November(1)	43.53	34.84	12,415,142	39.40	33.80	3,579,587

Note:

(1)
November 1, 2007 through November 22, 2007 for TSX and November 1, 2007 through November 21, 2007 for NYSE due to the U.S. Thanksgiving holiday.

        The closing price of the Common Shares on the TSX on November 22, 2007, being the last trading day prior to the date of this Circular, was C$36.28, and the closing price of the Common Shares on the NYSE on November 21, 2007, being the last trading day prior to the date of this Circular, was $36.46.

NO MATERIAL CHANGES REGARDING MERIDIAN

        Other than as disclosed herein in connection with the Arrangement, the directors and executive officers of Meridian are not currently aware of any plans or proposals for material changes in the affairs of Meridian.

EXPERTS

        Except as otherwise referred to herein, reference should be made to the section entitled "Interest of Experts" set out in Yamana's AIF for the year ended December 31, 2006, which is incorporated by reference in this Circular. With respect to the mineral resource and miner reserve estimates for C-1 Santa Luz and the inferred mineral resource estimates for the Chapada Project, in each case as set forth in Yamana's AIF, Evandro Cintra, P. Geo., Vice President, Exploration of Yamana, has reviewed such estimates as a "qualified persons" under National Instrument 43-101.

        As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, and the partners and associates of Dorsey & Whitney LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the issued and outstanding securities of Meridian or Yamana.

        Deloitte & Touche LLP is the auditor of Yamana and is independent of Yamana within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

        Deloitte & Touche LLP is the auditor of Northern Orion and is independent of Northern Orion within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

        The audited consolidated financial statements of Meridian as at December 31, 2006 and 2005 and for each of the years ended December 31, 2006 and 2005, incorporated in this Circular by reference to the Business Acquisition Report dated November 2, 2007, have been audited by KPMG LLP, which firm was independent of Meridian at the date of issuance of its audit report.

        The audited consolidated financial statements of Viceroy Exploration Ltd. as at December 31, 2005 and 2004 and for each of the years in the two-year period ended December 31, 2005, incorporated in this Circular by reference to the Business Acquisition Report dated December 22, 2006, have been audited by PricewaterhouseCoopers LLP, which firm was independent of Viceroy Exploration Ltd. at the date of issuance of its audit report.

AUDITORS, REGISTRAR AND TRANSFER AGENT

        The auditor of Meridian is KPMG LLP, at its principal offices in Vancouver, British Columbia.

        The registrar and transfer agent for the Common Shares is Computershare Investor Services Inc., at its principal offices in Toronto, Ontario and Montreal, Québec.

ADDITIONAL INFORMATION

        Each of Meridian and Yamana is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and with the SEC. Such documents, including copies of documents incorporated by reference herein, the Yamana Offer Documents and financial information about each of Meridian and Yamana which is provided in each of the comparative financial statements and management's discussion and analysis for the most recently completed financial year and interim period of each of Meridian and Yamana, are available without charge at www.sedar.com and www.sec.gov or may be obtained on request without charge from the Vice President, Legal, General Counsel and Assistant Corporate Secretary, Yamana Gold Inc., 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, Canada (telephone: (416) 815-0220).

DIRECTORS' APPROVAL

        The Board of Directors has approved the contents and the sending of this Circular.

November 23, 2007	(Signed) PETER MARRONE Chairman of the Board

CONSENT OF KPMG LLP

        We have read the management information circular (the "Circular") of Meridian Gold Inc. ("Meridian") dated November 23, 2007 relating to the Arrangement (as defined in the above mentioned Circular). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above mentioned Circular of our report to the shareholders of Meridian on the consolidated balance sheets of Meridian as at December 31, 2006 and 2005 and the consolidated statements of operations, retained earnings (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006. Our report is dated February 22, 2007.

Vancouver, British Columbia November 23, 2007	(Signed) KPMG LLP Chartered Accountants

CONSENT OF DELOITTE & TOUCHE LLP

        We have read the management information circular (the "Circular") of Meridian Gold Inc. dated November 23, 2007 relating to the Arrangement (as defined in the above mentioned Circular). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of Yamana Gold Inc. ("Yamana") on the consolidated balance sheets of Yamana as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings (deficit), and cash flows for the years ended December 31, 2006 and 2005 and the ten month period ended December 31, 2004. Our report is dated March 26, 2007.

Independent Registered Chartered Accountants	(Signed) DELOITTE & TOUCHE LLP
Vancouver, British Columbia November 23, 2007

CONSENT OF PRICEWATERHOUSECOOPERS LLP

        We have read the management information circular (the "Circular") of Meridian Gold Inc. dated November 23, 2007 relating to the Arrangement (as defined in the above mentioned Circular). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the Circular of our report to the shareholders of Viceroy Exploration Ltd. ("Viceroy") on the consolidated balance sheets of Viceroy as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated March 10, 2006.

Vancouver, British Columbia November 23, 2007	(Signed) PRICEWATERHOUSECOOPERS LLP Chartered Accountants

CONSENT OF DELOITTE & TOUCHE LLP

        We have read the management information circular (the "Circular") of Meridian Gold Inc. dated November 23, 2007 relating to the Arrangement (as defined in the above mentioned Circular). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of Northern Orion Resources Inc. ("Northern Orion") on the consolidated balance sheets of Northern Orion as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings (deficit), and cash flows for the years ended December 31, 2006, 2005 and 2004. Our report is dated March 29, 2007.

Independent Registered Chartered Accountants	(Signed) DELOITTE & TOUCHE LLP
Vancouver, British Columbia November 23, 2007

APPENDIX "A"

THE DIRECTORS AND EXECUTIVE OFFICERS OF YAMANA

        The name, province or state and country of residence, position or office held and period(s) served as a director with Yamana and principal occupation during the past five years of each director and executive officer of Yamana are described below:

Name, Province/State and Country of Residence	Position with Yamana and Period(s) Served as a Director	Current Principal Occupation and during the Past Five Years

PETER MARRONE Residence — Ontario, Canada Citizenship — Canadian Age — 48	Chairman, Chief Executive Officer and a Director since July 31, 2003
Chairman and Chief Executive Officer of Yamana and former President of Yamana since 2003 to present; Executive Vice President and Managing Director, Investment Banking of Canaccord Capital Corporation from 2001 until 2003
ANTENOR F. SILVA, JR. Residence — Rio de Janeiro, Brazil Citizenship — Brazilian Age — 65	President and Chief Operating Officer and a Director since July 31, 2003	President and Chief Operating Officer of Yamana since 2003 to present; Chief Operating Officer of Santa Elina Mines Corporation from 1994 to 2003
PATRICK J. MARS Residence — Ontario, Canada Citizenship — Canadian Age — 67	Director since August 16, 2001(1)	President of P.J. Mars Investments Limited (private investment company); Chairman of SAGE Gold Inc. since 2001 to present; Mining consultant
C. NIGEL LEES Residence — Ontario, Canada Citizenship — British Age — 64	Director since June 16, 2005
President of C.N. Lees Investments Limited (private investment and consulting company) since 1980 to present; President and Chief Executive Officer of SAGE Gold Inc. since 2003 to present; former President and Chief Executive Officer of Sunblush Technologies Corporation from 1994 to 2002
DINO TITARO Residence — Ontario, Canada Citizenship — Canadian Age — 55	Director since August 5, 2005
President and Chief Executive Officer of Carpathian Gold Inc. from 2003 to present; former President and Chief Executive Officer of A.C.A. Howe International Limited (a geological and mining consulting firm) from 1986 to 2003
VICTOR H. BRADLEY Residence — Ontario, Canada Citizenship — Canadian Age — 71	Director since February 7, 1995
Chairman of Aura Gold Inc. and former President and Chief Executive Officer of Aura Gold Inc. since 2006 to present; President and Chief Executive Officer of Yamana from 1994 until 2003; President and Chief Executive Officer of Nevoro Inc. since 2007 to present; Chairman of Osisko Explorations Ltée since 2006 to present; mining consultant; Chartered Accountant

JOHN A. BEGEMAN Residence — South Dakota, United States Citizenship — United States Age — 53	Director since May 2, 2007
Chief Operating Officer of Wolfden Resources Inc. since 2006 to present; Vice President of Goldcorp Inc. and Mine Superintendent, Mine Manager and General Manager within Goldcorp. Inc. from 1987 to 2006
ROBERT A. HORN Residence — British Columbia, Canada Citizenship — Canadian Age — 64	Director since October 17, 2007	Company Director; Director of Meridian from 2004 to 2007; Vice President, Exploration, Inco Limited, FMC Gold Company and BP Canada prior to 2004; Director of Skye Resources and FinMetal Mining Ltd.
RICHARD P. GRAFF Residence — Colorado, United States Citizenship — United States Age — 61	Director since October 17, 2007	Consultant; Director of Meridian from 2005 to 2007; Partner with PricewaterhouseCoopers LLP from 1982 to 2001; Director of Dynamics Material Corporation
CARL L. RENZONI Residence — Ontario, Canada Citizenship — Canadian Age — 69	Director since October 17, 2007
Director of Meridian from 2000 to 2007; Most recently Managing Director of BMO Nesbitt Burns, for whom he worked from 1969 until retirement in 2001; Director of Peru Copper Inc. and International Molybdenum Ltd.
CHARLES B. MAIN Residence — Ontario, Canada Citizenship — Canadian Age — 50	Senior Vice President, Finance and Chief Financial Officer
Senior Vice President, Finance and Chief Financial Officer of Yamana since 2003 to present; Director of Corporate Development of Newmont Capital Corporation, Vice-President of Normandy Mining Limited and Chief Financial Officer and Director of Banff Resources Ltd. from 2000 to 2003; Chartered Accountant
GREG MCKNIGHT Residence — Ontario, Canada Citizenship — Canadian Age — 45	Senior Vice President, Business Development	Senior Vice President, Business Development of Yamana since 2004 to present; Director of Investment Banking Division of Canaccord Capital Corporation from 2001 to 2004
LUDOVICO COSTA Residence — São Paulo, Brazil Citizenship — Brazilian Age — 49	Senior Vice President, Operations	Senior Vice President, Operations of Yamana since 2007 to present; senior management positions at Companhia Vale do Rio Doce (CVRD) from 2003 to 2006 and at Rio Tinto plc from 2000 to 2003
DARCY MARUD Residence — Nevada, United States Citizenship — Canadian Age — 44	Senior Vice President, Exploration	Senior Vice President, Exploration of Yamana since 2007 to present; Vice President, Exploration of Meridian from 2003 to 2007; Exploration manager in South America from 1997 to 2003

DARRIN ROHR Residence — Nevada, United States Citizenship — United States Age — 42	Vice President, Human Resources	Vice President, Human Resources since 2007 to present; Vice President, Human Resources of Meridian from 2003 to 2007; Vice President, Human Resources for Charles Schwab and Company from 1999 to 2003
JACQUELINE A. JONES Residence — Ontario, Canada Citizenship — Canadian Age — 44	Vice President, Legal, General Counsel and Assistant Corporate Secretary	Vice President, Legal, General Counsel and Assistant Corporate Secretary of Yamana since 2005 to present; Counsel, Securities, at Nortel Networks (telecommunications equipment maker) from 1999 to 2005
JODI PEAKE Residence — Ontario, Canada Citizenship — Canadian Age — 39	Vice-President, Public and Investor Relations
Vice President, Public Investor Relations of Yamana since 2007; Senior investor relations positions with organizations such as Tiberon Minerals Ltd., Dimethaid Research Inc. (now Nuvo Research), VERSUS Technologies Inc. (now E*TRADE Group), Strategic Investor Relations Corp., and Pacalta Resources (now EnCana) Limited from 1998 to 2007

Note:

(1)
Mr. Mars also served as a director of the Company between February 7, 1995 and February 18, 1999.

APPENDIX "B"

GLOSSARY

        In this Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below.

"Amalco" means the corporation created under the CBCA by the amalgamation of Meridian and Yamana Subco pursuant to the Plan of Arrangement;

"Arrangement" means the arrangement pursuant to section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement, and any amendments or variations thereto;

"Arrangement Agreement" means the arrangement agreement dated November 21, 2007 between Yamana, Yamana Subco and Meridian providing for the Arrangement;

"Arrangement Resolution" means the resolution of the Shareholders approving the Arrangement, substantially in the form attached as Schedule A to this Circular;

"Beneficial Shareholder" means a Shareholder who is not a Registered Shareholder;

"Board of Directors" means the Board of Directors of Meridian;

"CBCA" means the Canada Business Corporations Act, as amended;

"Circular" means this management information circular of Meridian dated November 23, 2007 mailed to Shareholders in connection with the Meeting;

"Common Shares" means common shares of Meridian;

"Court" means the Superior Court of Justice (Ontario);

"Depositary" means CIBC Mellon Trust Company at its principal office in Toronto, Ontario, or such other depositary in respect of the Arrangement as may be appointed by Meridian;

"Dissenting Shareholder" means a registered Shareholder who validly exercises its dissent rights in respect of the Arrangement;

"Eligible Holder" means a Shareholder who is (a) a resident of Canada for the purposes of the Tax Act and who is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for the purposes of the Tax Act, whose Common Shares constitute "taxable Canadian property" (as defined in the Tax Act) and who is not exempt from Canadian tax in respect of any gain realized on the disposition of Common Shares by reason of an exemption contained in an applicable income tax treaty or convention, or (c) a partnership if one or more members of the partnership are described in (a) or (b);

"Effective Date" means the date shown on the Certificate of Arrangement issued under the CBCA giving effect to the Arrangement;

"Effective Time" means 11:59 p.m. the day on the Effective Date;

"Final Order" means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

"Interim Order" means the interim order of the Court dated November 23, 2007, a copy of which is attached to this Circular as Schedule D;

"Intermediary Registered Shareholder" means a Shareholder's broker or agent of the broker who is the registered holder of the Common Shares beneficially owned by the Shareholder;

"Letter of Transmittal" means the letter of transmittal which accompanies this Circular;

"LSE" means the London Stock Exchange;

"Meeting" means the special meeting of Shareholders to consider the Arrangement Resolution, including any adjournment(s) or postponement(s) thereof;

"Meridian" means Meridian Gold Inc., a corporation existing under the CBCA;

"Meridian Directors Circular" means the notice of change to directors' circular of Meridian dated September 27, 2007 recommending acceptance of the revised Yamana Offer;

"NYSE" means the New York Stock Exchange;

"Offer and Circular" means the Yamana Offer and take-over bid circular dated July 19, 2007, as amended, pursuant to which Yamana offered to acquire all of the outstanding Common Shares;

"Plan of Arrangement" means the plan of arrangement annexed as Exhibit A to the Arrangement Agreement, and any amendment or variation thereto made in accordance with the terms thereof;

"Proxy" means the form of proxy in respect of the Meeting which accompanies this Circular;

"Registered Shareholder" means a registered holder of Common Shares as recorded in the shareholder register of Meridian maintained by the transfer agent and registrar of Meridian;

"Rollover Option" means the option of a Shareholder to participate in the Arrangement on a tax-deferred rollover basis for purposes of the Tax Act pursuant to an election under Subsection 85(1) or (2) of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation), as described in the Circular under the heading "Certain Canadian Federal Income Tax Considerations", which option is available to a Shareholder who is an Eligible Holder;

"SEC" means the United States Securities and Exchange Commission;

"Shareholders" means holders of Common Shares;

"Support Agreement" means the support agreement dated September 24, 2007 between Meridian and Yamana, as amended;

"Yamana" means Yamana Gold Inc., a corporation existing under the federal laws of Canada;

"Yamana Offer" means the offer to purchase all of the outstanding Common Shares made by Yamana on July 20, 2007, as varied and/or extended by a Notice of Variation and Extension dated August 14, 2007, a Notice of Extension dated September 12, 2007, a Notice of Variation and Extension dated September 20, 2007, a Notice of Variation and Extension dated September 27, 2007 and a Notice of Extension and Subsequent Offering Period dated October 15, 2007;

"Yamana Shares" means common shares of Yamana;

"Yamana Subco" means 6855237 Canada Inc., a wholly-owned subsidiary of Yamana existing under the CBCA;

"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time; and

"TSX" means the Toronto Stock Exchange.

SCHEDULE A

ARRANGEMENT RESOLUTION

Arrangement under Section 192 of the
 Canada Business Corporations Act

BE IT RESOLVED THAT:

1.
The arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act (the "CBCA") involving Meridian Gold Inc. ("Meridian"), as more particularly described and set forth in the management information circular of Meridian accompanying the notice of this meeting, as the Arrangement may be modified or amended, is hereby authorized, approved and adopted.

2.
The plan of arrangement (the "Plan of Arrangement") effecting the Arrangement, the full text of which is set out as Exhibit A to the arrangement agreement dated November 21, 2007 (the "Arrangement Agreement") between Meridian, Yamana Gold Inc. and 6855237 Canada Inc., as the Plan of Arrangement may be modified or amended, is hereby authorized, approved and adopted.

3.
Notwithstanding that this resolution has been duly passed by the shareholders of Meridian or that the Arrangement has been approved by the Superior Court of Justice (Ontario) (the "Court"), the directors of Meridian are hereby authorized and empowered without further notice to or approval of the shareholders of Meridian to (i) amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted therein in any manner not inconsistent with an applicable order of the Court, and (ii) subject to the terms of the Arrangement Agreement, to not proceed with the Arrangement.

4.
Any director or officer of Meridian is hereby authorized and directed for and on behalf of Meridian to execute, under the seal of Meridian or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Arrangement Agreement for filing.

5.
Any director or officer of Meridian is hereby authorized and directed for and on behalf of Meridian to execute, under the seal of Meridian or otherwise, and deliver all such other documents, instruments and agreements and take such other action as such director or officer may determine to be necessary or desirable to implement this resolution or otherwise in connection with the matters authorized or contemplated hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, instruments or agreements and the taking of any such action.

A-1

SCHEDULE B

ARRANGEMENT AGREEMENT

        THIS AGREEMENT made as of the 21st day of November, 2007.

BETWEEN:

      YAMANA GOLD INC.,
      a corporation existing under the federal laws of Canada,

      (hereinafter referred to as "Yamana")

                                            — and  —

      6855237 CANADA INC.,
      a corporation existing under the federal laws of Canada,

      (hereinafter referred to as "Yamana Subco")

                                            — and  —

      MERIDIAN GOLD INC.,
      a corporation existing under the federal laws of Canada,

      (hereinafter referred to as "Meridian").

        WHEREAS pursuant to the terms of an offer to purchase and circular of Yamana dated July 19, 2007 (the "Offer and Circular"), Yamana made an offer to purchase all of the common shares of Meridian (the "Common Shares"), as varied and/or extended by a Notice of Variation and Extension dated August 14, 2007, a Notice of Extension dated September 12, 2007, a Notice of Variation and Extension dated September 20, 2007, a Notice of Variation and Extension dated September 27, 2007 and a Notice of Extension and Subsequent Offering Period dated October 15, 2007 (collectively, the "Yamana Offer");

        AND WHEREAS Yamana and Meridian entered into a support agreement dated September 24, 2007, as amended (the "Support Agreement");

        AND WHEREAS Yamana acquired all Common Shares tendered to the Yamana Offer and, as at the date hereof, Yamana holds, directly or indirectly, 90,761,217 Common Shares, representing approximately 89.5% of the outstanding Common Shares;

        AND WHEREAS pursuant to the Support Agreement, Yamana and Meridian agreed to take all necessary steps to proceed with a subsequent acquisition transaction to acquire all of the Common Shares not tendered to the Yamana Offer;

        AND WHEREAS in accordance with the Support Agreement, Yamana and Meridian propose to proceed with a subsequent acquisition transaction pursuant to an arrangement under section 192 of the Canada Business Corporations Act involving Meridian, its shareholders, Yamana and Yamana Subco, a wholly-owned subsidiary of Yamana, which together with the Yamana Offer, constitutes a single integrated transaction;

        AND WHEREAS the Yamana Offer and the Arrangement, as a single integrated transaction, are intended to qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "U.S. Tax Code"), the Treasury Regulations promulgated thereunder and other applicable U.S. federal income tax law;

        NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1   Definitions

        In this Agreement, unless the context otherwise requires:

        "Arrangement" means the arrangement pursuant to section 192 of the CBCA, on the terms and conditions set forth in the Plan of Arrangement, and any amendment or variation thereto in accordance with the terms thereof;

        "Arrangement Resolution" means a resolution of the Shareholders approving the Arrangement and the Plan of Arrangement;

        "Beneficial Shareholder" means a Shareholder who is not a Registered Shareholder;

        "Business Day" means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario;

        "Canadian Resident" means a beneficial owner of Common Shares immediately prior to the Effective Time who is a resident of Canada for purposes of the Tax Act (other than a Tax Exempt Person), or a partnership any member of which is a resident of Canada for the purposes of the Tax Act (other than a Tax Exempt Person);

        "CBCA" means the Canada Business Corporations Act, as amended;

        "Circular" means the management information circular of Meridian to be mailed to the Shareholders in connection with the Meeting;

        "Common Shares" means common shares in the capital of Meridian;

        "Court" means the Superior Court of Justice (Ontario);

        "Dissent Rights" means the rights of dissent of the Shareholders in respect of the Arrangement pursuant to Article 5 of the Plan of Arrangement;

        "Effective Date" means the date shown on the Certificate of Arrangement to be issued under the CBCA giving effect to the Arrangement;

        "Effective Time" means the commencement of the day on the Effective Date;

        "Eligible Holder" means a beneficial holder of Common Shares immediately prior to the Effective Time who is either: (i) a Canadian Resident, or (ii) an Eligible Non-Resident;

        "Eligible Non-Resident" means a beneficial holder of Common Shares immediately prior to the Effective Time who is not, and is not deemed to be, a resident of Canada for purposes of the Tax Act and whose Common Shares are "taxable Canadian property" and not "treaty-protected property", in each case as defined in the Tax Act;

        "Final Order" means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

        "Interim Order" means the interim order of the Court to be issued pursuant to the application referred to in subsection 2.1(a);

        "Intermediary Registered Shareholder" means a Shareholder's broker or agent of the broker who is the registered holder of the Common Shares beneficially owned by the Shareholder;

        "Meeting" means the special meeting of the Shareholders, including any postponement(s) or adjournment(s) thereof, that is to be convened as provided in the Interim Order to consider the Arrangement Resolution;

        "Plan of Arrangement" means the plan of arrangement substantially in the form and content annexed as Exhibit A hereto, and any amendment or variation thereto in accordance with the terms thereof;

        "Registered Shareholder" means a registered holder of Common Shares as recorded in the shareholder register of Meridian maintained by the transfer agent and registrar of Meridian;

        "Shareholders" means the holders of Common Shares in the capital of Meridian; and

        "Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

        "Tax Exempt Person" means a person who is exempt from tax under Part I of the Tax Act;

        "Yamana Shares" means the common shares in the capital of Yamana.

1.2   Interpretation Not Affected by Headings

        The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, references to Articles, Sections and subsections are to Articles, Sections and subsections of this Agreement.

1.3   Currency

        Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed in Canadian dollars.

1.4   Number and Gender

        In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

1.5   Exhibit

        Exhibit A annexed to this Agreement, being the Plan of Arrangement, is incorporated by reference into and forms part of this Agreement.

ARTICLE 2

THE TRANSACTION

2.1   Arrangement

  (a)
  As soon as reasonably practicable following the execution of this Agreement, Meridian shall file, proceed with and diligently prosecute an application pursuant to section 192(3) of the CBCA for the Interim Order as contemplated in Section 2.3.

  (b)
  As soon as reasonably practicable after obtaining the Interim Order, Meridian shall convene and hold the Meeting for the purpose of considering the Arrangement Resolution.

  (c)
  If the Interim Order and the approval of the Shareholders as set out in the Interim Order are obtained, Meridian shall promptly thereafter take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order.

  (d)
  Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, Meridian shall file, pursuant to section 192(6) of the CBCA, articles of arrangement to give effect to the Arrangement and implement the Plan of Arrangement.

2.2   Effective Date of Arrangement

        The Arrangement shall become effective at the Effective Time and the steps to be carried out pursuant to the Arrangement shall become effective in the order set out in the Plan of Arrangement.

2.3   Interim Order

        The notice of motion for the application referred to in subsection 2.1(a) shall request that the Interim Order provide, among other things:

  (a)
  for the calling and holding of the Meeting for the purpose of considering the Arrangement Resolution;

  (b)
  for the Meeting to be called, held and conducted in accordance with the provisions of the CBCA, the by-laws of Meridian, the Circular and the Interim Order;

  (c)
  that the requisite shareholder approval for the Arrangement Resolution shall be at least 70% of the votes cast by Shareholders present in person or represented by proxy at the Meeting; and

  (d)
  for the grant of rights of dissent as provided in Article 5 of the Plan of Arrangement.

2.4   U.S. Tax Treatment

        The Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be a "plan of reorganization" within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code. To that end, the parties to this Agreement agree and acknowledge that the Yamana Offer and the Arrangement are interdependent steps in a single integrated transaction, to which the parties hereto are legally committed as provided herein and in the Plan of Arrangement. Each party hereto agrees to treat the Yamana Offer and the Arrangement as a single integrated transaction qualifying as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code for all U.S. federal income tax purposes, and agrees to treat this Agreement as a "plan of reorganization" within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code, and to not take any position on any tax return or otherwise take any tax reporting position inconsistent with such treatment, unless otherwise required by a "determination" within the meaning of Section 1313 of the U.S. Tax Code that such treatment is not correct.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1   Representations and Warranties of Meridian

        Meridian represents and warrants to Yamana and Yamana Subco as follows and acknowledges that Yamana and Yamana Subco are relying on such representations and warranties in connection with the Arrangement:

  (a)
  Meridian is validly existing under the federal laws of Canada, has the corporate power to enter into this Agreement and to perform its obligations hereunder and is duly qualified as a corporation to do business in each jurisdiction in which the nature of its business makes such qualification necessary;

  (b)
  this Agreement has been duly authorized, executed and delivered by Meridian and is a legal, valid and binding obligation of Meridian, enforceable against Meridian by each of Yamana and Yamana Subco in accordance with its terms;

  (c)
  except as disclosed to Yamana, the execution and delivery of this Agreement by Meridian and the consummation of the Arrangement will not:

  (i)
  result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Meridian under:

  (A)
  any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or Shareholders of Meridian;

      (B)
      any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Meridian;

      (C)
      any licence, permit, approval, consent or authorization held by Meridian that is necessary to the operation of the business carried on by Meridian and its subsidiaries;

      (D)
      any applicable law, statute, ordinance, regulation or rule the breach of which would have a material adverse effect on the business carried on by Meridian and its subsidiaries; or

      (E)
      any other contract or agreement that is material to Meridian and its subsidiaries; or

    (ii)
    give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity;

  (d)
  the authorized capital of Meridian consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series;

  (e)
  there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Meridian to issue any Common Shares; and

  (f)
  except as disclosed to Yamana or as contemplated in this Agreement, the Interim Order or the Final Order, there is no requirement for Meridian to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the Arrangement.

3.2   Representations and Warranties of Yamana

        Yamana represents and warrants to Meridian as follows and acknowledges that Meridian is relying on such representations and warranties in connection with the Arrangement:

  (a)
  Yamana is validly existing under the federal laws of Canada, has the corporate power to enter into this Agreement and to perform its obligations hereunder and is duly qualified as a corporation to do business in each jurisdiction in which the nature of its business makes such qualification necessary;

  (b)
  this Agreement has been duly authorized, executed and delivered by Yamana and is a legal, valid and binding obligation of Yamana, enforceable against Yamana by Meridian in accordance with its terms;

  (c)
  the execution and delivery of this Agreement by Yamana and the consummation of the Arrangement will not:

  (i)
  result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Yamana under:

  (A)
  any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Yamana;

  (B)
  any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Yamana;

  (C)
  any licence, permit, approval, consent or authorization held by Yamana that is necessary to the operation of the business carried on by Yamana and its subsidiaries;

  (D)
  any applicable law, statute, ordinance, regulation or rule the breach of which would have a material adverse effect on the business carried on by Yamana and its subsidiaries; or

  (E)
  any other contract or agreement that is material to Yamana and its subsidiaries; or

  (ii)
  give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity;

  (d)
  the authorized capital of Yamana consists of an unlimited number of Yamana Shares and an unlimited number of preference shares;

  (e)
  except for options of Yamana and of Meridian, and common share purchase warrants outstanding to acquire Yamana Shares, as at the date hereof, and as contemplated in the Arrangement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Yamana to issue Yamana Shares;

  (f)
  except as disclosed to Meridian or as contemplated in this Agreement, the Interim Order or the Final Order, there is no requirement for Yamana to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the Arrangement;

  (g)
  Yamana directly or indirectly owns 90,761,217 Common Shares as of the date hereof;

  (h)
  upon receipt of a letter of transmittal in which an Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, has indicated that the Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, wishes to receive a tax instructions letter, Yamana will promptly deliver a tax instructions letter to such Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, as the case may be. The tax instructions letter will provide alternative methods that an Eligible Holder may choose in respect of making the section 85 election with Yamana in order to obtain a full or partial tax-deferred rollover for Canadian income tax purposes in respect of the sale of the Holder's Shares to Yamana. The tax instructions letter will provide general instructions on how to make the section 85 election with Yamana in respect of only the alternative methods. Yamana agrees to execute joint elections with validly electing Eligible Holders under subsections 85(1) and 85(2) of the Tax Act (and corresponding provisions of provincial law) as contemplated by the Plan of Arrangement; and

  (i)
  Yamana shall not take any action which would prevent the exchange of Common Shares for Yamana Shares under the Arrangement by the validly electing Eligible Holders of Common Shares who make and file a valid election under subsection 85(1) or (2) of the Tax Act (or corresponding provisions of provincial law) as described and on the terms set out in the Plan of Arrangement from being treated as a tax deferred exchange for the purposes of the Tax Act (or the relevant provincial law) if such Eligible Holders are otherwise eligible for such treatment.

3.3   Representations and Warranties of Yamana Subco

        Yamana Subco represents and warrants to Meridian as follows and acknowledges that Meridian is relying on such representations and warranties in connection with the Arrangement:

  (a)
  Yamana Subco is validly existing under the federal laws of Canada, has the corporate power to enter into this Agreement and to perform its obligations hereunder and is duly qualified as a company to do business in each jurisdiction in which the nature of its business makes such qualification necessary;

  (b)
  this Agreement has been duly authorized, executed and delivered by Yamana Subco and is a legal, valid and binding obligation of Yamana Subco, enforceable against Yamana Subco by Meridian in accordance with its terms;

  (c)
  the execution and delivery of this Agreement by Yamana Subco and the consummation of the Arrangement will not:

  (i)
  result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Yamana Subco under:

  (A)
  any provision of the constating documents or resolutions of the board of directors (or any committee thereof) or shareholders of Yamana Subco;

  (B)
  any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Yamana Subco;

  (C)
  any licence, permit, approval, consent or authorization held by Yamana Subco that is necessary to the operation of the business carried on by Yamana Subco;

  (D)
  any applicable law, statute, ordinance, regulation or rule the breach of which would have a material adverse effect on the business carried on by Yamana Subco; or

      (E)
      any other contract or agreement that is material to Yamana Subco; or

    (ii)
    give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity;

  (d)
  except as disclosed to Meridian or as contemplated in this Agreement, there is no requirement for Yamana Subco to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the Arrangement; and

  (e)
  Yamana Subco is a wholly-owned subsidiary of Yamana which was formed solely for participation in the Arrangement.

ARTICLE 4

COVENANTS

4.1   Covenants of Yamana and Yamana Subco

        Each of Yamana and Yamana Subco covenants and agrees that:

  (a)
  it will do all such acts and things as are necessary or desirable in order to give effect to the Arrangement and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Arrangement;

  (b)
  in the case of Yamana, it will authorize the Yamana Shares to be issued pursuant to the Arrangement;

  (c)
  it will prepare and file with all applicable securities commissions or similar securities regulatory authorities of Canada all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable securities laws of Canada for the issue by Yamana of Yamana Shares pursuant to the Plan of Arrangement (subject to requirements of general application);

  (d)
  it will vote all Common Shares it holds in favour of the Arrangement Resolution, either in person or by proxy, at the Meeting; and

  (e)
  to the extent within its power, it will forthwith carry out the terms of the Interim Order and the Final Order.

4.2   Covenants of Meridian

        Meridian covenants and agrees that:

  (a)
  it will do all such acts and things as are necessary or desirable in order to give effect to the Arrangement and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Arrangement;

  (b)
  it will, in a timely and expeditious manner, prepare and file, in consultation with Yamana and its advisors, the Circular in all jurisdictions where the same is required and send the Circular to the Shareholders;

  (c)
  it will, in a timely and expeditious manner, convene the Meeting on a date agreed to by the parties to this Agreement, and conduct the Meeting in accordance with the Interim Order; and

  (d)
  to the extent within its power, it will forthwith carry out the terms of the Interim Order and the Final Order.

ARTICLE 5

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1   The representations and warranties of the parties contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished at the Effective Date.

ARTICLE 6

CONDITIONS

6.1   Mutual Conditions of Yamana and Meridian

        The obligations of Yamana and Meridian to complete the Arrangement are subject to the fulfilment of the following conditions:

  (a)
  the Arrangement Resolution shall have been approved by the vote of Shareholders at the Meeting required pursuant to the Interim Order;

  (b)
  there shall not be in force any order or decree of a court or other tribunal of competent jurisdiction restraining or enjoining the consummation of the Arrangement;

  (c)
  all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary for the completion of the Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, and none of such consents, orders, regulations or approvals shall contain terms or conditions that are unsatisfactory or unacceptable to Yamana or Meridian, acting reasonably;

  (d)
  the Interim Order shall have been granted in form and substance satisfactory to Yamana and Meridian, acting reasonably;

  (e)
  the Final Order shall have been granted in form and substance satisfactory to Yamana and Meridian, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise; and

  (f)
  the number of Common Shares held by Shareholders that have validly exercised Dissent Rights shall not exceed 5% of the number of Common Shares outstanding at the date hereof held by Shareholders other than Yamana.

        The foregoing conditions are for the benefit of each of Yamana and Meridian and may be waived, in whole or in part, by either of Yamana or Meridian in writing at any time. If any of the foregoing conditions are not satisfied or waived on or before December 31, 2007, or such other date as may be agreed by the parties, then Yamana or Meridian may terminate this Agreement by written notice to the other parties.

6.2   Merger of Conditions

        The conditions set out in this Article shall be conclusively deemed to have been satisfied, waived or released upon the completion of the Arrangement.

ARTICLE 7

TERMINATION

7.1   Termination

        This Agreement may be terminated by mutual written agreement of the parties hereto or in the circumstances contemplated in Article 6 without further action on the part of their respective shareholders.

ARTICLE 8

GENERAL

8.1   Expenses

        The parties agree that all fees and expenses incurred by Meridian in connection with the Arrangement, including, without limitation, financial advisors' fees, filing fees, legal and accounting fees and printing and mailing costs, will be paid for by Yamana. For greater certainty, Yamana will not pay for fees and expenses incurred by Meridian in respect of the Yamana Offer.

8.2   Amendment

        This Agreement may, at any time and from time to time before or after the holding of the Meeting, be amended by mutual written agreement of the parties hereto without further notice to or authorization on the part of their respective shareholders.

8.3   Notices

        Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to the other party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, and if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

        The address for notice of each of the parties hereto shall be as follows:

(a)	if to Yamana, Yamana Subco or Meridian:
150 York Street Suite 1102 Toronto, Ontario M5H 3S5 Canada
	Attention:	Peter Marrone, Chairman and Chief Executive Officer
	Fax:	(416) 815-0021
with a copy to (which shall not constitute notice):
Cassels Brock & Blackwell LLP 40 King Street West Suite 2100, Scotia Plaza Toronto, Ontario M5H 3C2 Canada
	Attention:	Mark Bennett
	Fax:	(416) 350-6933

8.4   Time of the Essence

        Time shall be of the essence in this Agreement.

8.5   Entire Agreement

        This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

8.6   Governing Law

        This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

8.7   Waiver

        No waiver by any party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

8.8   Enurement and Assignment

        This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

8.9   Counterparts and Telecopies

        This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, provided that the party so delivering such counterpart shall, promptly after such delivery, deliver the original of such counterpart of the Agreement to the other parties hereto.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

YAMANA GOLD INC.
By:	(Signed) CHARLES MAIN Charles Main Senior Vice President, Finance and Chief Financial Officer
6855237 CANADA INC.
By:	(Signed) CHARLES MAIN Charles Main Chief Financial Officer
MERIDIAN GOLD INC.
By:	(Signed) PETER MARRONE Peter Marrone Chairman, President and Chief Executive Officer

EXHIBIT A

PLAN OF ARRANGEMENT
UNDER SECTION 192 OF THE
CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions

        In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

  (a)
  "Affiliate" shall have the meaning ascribed to such term under the CBCA;

  (b)
  "Amalco" means the corporation continuing from the Amalgamation;

  (c)
  "Amalco Common Shares" means the common shares of Amalco;

  (d)
  "Amalgamating Corporations" means Yamana Subco and Meridian, collectively;

  (e)
  "Amalgamation" has the meaning ascribed thereto in subsection 3.1(d) of this Plan of Arrangement;

  (f)
  "Arrangement" means the arrangement under the provisions of the CBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement, the provisions hereof or at the direction of the Court in the Final Order;

  (g)
  "Arrangement Agreement" means the arrangement agreement dated as of November 21, 2007 between Yamana, Yamana Subco and Meridian, as may be amended or supplemented prior to the Effective Date, entered into in connection with the Arrangement;

  (h)
  "Beneficial Shareholder" means a Shareholder who is not a Registered Shareholder;

  (i)
  "Business Day" means any day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario;

  (j)
  "Canadian Resident" means a beneficial owner of Common Shares immediately prior to the Effective Time who is a resident of Canada for purposes of the Tax Act (other than a Tax Exempt Person), or a partnership any member of which is a resident of Canada for the purposes of the Tax Act (other than a Tax Exempt Person);

  (k)
  "CBCA" means the Canada Business Corporations Act;

  (l)
  "Certificate of Arrangement" means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to section 192(7) of the CBCA;

  (m)
  "Court" means the Superior Court of Justice (Ontario);

  (n)
  "Depositary" means CIBC Mellon Trust Company at its principal office in Toronto, Ontario, or any other institution agreed to in writing between Yamana and Meridian for the purpose of, among other things, exchanging certificates representing Common Shares for Yamana Shares in connection with the Arrangement;

  (o)
  "Director" means the person appointed as Director under the provisions of the CBCA;

  (p)
  "Dissent Procedures" means the procedures set forth in Section 190 of the CBCA required to be taken by a registered holder of Common Shares to exercise the right of dissent in respect of such Common Shares in connection with the Arrangement, as modified by Article 5 hereof, the Interim Order and the Final Order;

  (q)
  "Dissenting Shareholder" means a registered holder of Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures and who is ultimately entitled to be paid fair value for their Common Shares;

  (r)
  "Effective Date" means the date designated by Yamana and Meridian by notice in writing as the effective date of the Arrangement, after all of the conditions of the Arrangement Agreement and the Final Order have been satisfied or waived;

  (s)
  "Effective Time" means 11:59 p.m. (Toronto time) on the Effective Date;

  (t)
  "Eligible Holder" means a beneficial holder of Common Shares immediately prior to the Effective Time who is either: (i) a Canadian Resident, or (ii) an Eligible Non-Resident;

  (u)
  "Eligible Non-Resident" means a beneficial holder of Common Shares immediately prior to the Effective Time who is not, and is not deemed to be, a resident of Canada for purposes of the Tax Act and whose Common Shares are "taxable Canadian property" and not "treaty-protected property", in each case as defined in the Tax Act;

  (v)
  "Intermediary Registered Shareholder" means a Shareholder's broker or agent of the broker who is the registered holder of the Common Shares beneficially owned by the Shareholder;

  (w)
  "Final Order" means the order of the Court approving the Arrangement, including all amendments thereto, or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

  (x)
  "Former Shareholders" means the holders of Common Shares immediately following the Effective Time;

  (y)
  "Interim Order" means the interim order of the Court, including any amendment thereto, made pursuant to section 192 of the CBCA made in connection with the Arrangement;

  (z)
  "Meeting" means the special meeting of the holders of Common Shares held to consider and approve, among other things, the Arrangement;

  (aa)
  "Meeting Date" means the date of the Meeting;

  (bb)
  "Meridian" means Meridian Gold Inc., a company existing under the CBCA;

  (cc)
  "Common Shares" means common shares in the capital of Meridian;

  (dd)
  "Plan of Arrangement" means this plan of arrangement, as amended, modified or supplemented from time to time in accordance herewith and with any order of the Court;

  (ee)
  "Proxy Circular" means the management information circular of Meridian prepared for the Meeting;

  (ff)
  "Section 85 Election" shall have the meaning ascribed thereto in subsection 3.2(c);

  (gg)
  " Registered Shareholder" means a registered holder of Common Shares as recorded in the shareholder register of Meridian maintained by the transfer agent and registrar of Meridian;

  (hh)
  "Share Exchange Ratio" shall have the meaning ascribed thereto in subsection 3.1(a);

  (ii)
  "Shareholder" means the holders of Common Shares immediately prior to the Effective Time;

  (jj)
  "Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

  (kk)
  "Tax Exempt Person" means a person who is exempt from tax under Part I of the Tax Act;

  (ll)
  "Yamana" means Yamana Gold Inc., a corporation existing under the CBCA;

  (mm)
  "Yamana Shares" means the common shares in the capital of Yamana; and

  (nn)
  "Yamana Subco" means 6855237 Canada Inc., a wholly-owned subsidiary of Yamana incorporated under the CBCA.

In addition, words and phrases used herein and defined in the CBCA and not otherwise defined herein shall have the same meaning herein as in the CBCA unless the context otherwise requires.

Section 1.2    Interpretation Not Affected by Headings

        The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.3    Number, Gender and Persons

        In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

Section 1.4    Date for any Action

        If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5    Statutory References

        Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.6    Currency

        Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of Canada.

ARTICLE 2

ARRANGEMENT AGREEMENT

Section 2.1    Arrangement Agreement

        This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

ARTICLE 3

ARRANGEMENT

Section 3.1    Arrangement

        Commencing at the Effective Time, the following events or transactions shall occur and be deemed to occur in the following sequence without any further act or formality:

  (a)
  each Common Share held by a Shareholder (other than a Dissenting Shareholder or Yamana) shall be transferred to Yamana and in consideration thereof Yamana shall issue Yamana Shares on the basis of 2.235 fully paid and non-assessable Yamana Shares and $7.00 in cash for each Common Share (the "Share Exchange Ratio"), subject to 3.2, 3.3, 3.4 and Article 6 hereof;

  (b)
  Yamana shall transfer all of the Common Shares held by Yamana including the Common Shares acquired pursuant to subsection 3.1(a), to Yamana Subco in exchange for 100 common shares of Yamana Subco;

  (c)
  The stated capital account maintained by Meridian for the Common Shares shall be reduced to $1.00 without any repayment of capital in respect thereof; and

  (d)
  Yamana Subco and Meridian shall be amalgamated (each an "Amalgamating Corporation") to form Amalco and continue as one corporation under the CBCA on the terms prescribed in this Plan of Arrangement (the "Amalgamation") and:

  (i)
  the property of each Amalgamating Corporation shall continue to be the property of Amalco and Amalco shall continue to be liable for the obligations of each Amalgamating Corporation, including civil, criminal and quasi-criminal liabilities and all contracts, disabilities, options, warrants and debts of each of the Amalgamating Corporations;

  (ii)
  an existing cause of action, claim or liability to prosecution is unaffected;

  (iii)
  a civil, criminal or administrative action or proceeding pending by or against an Amalgamating Corporation may continue to be prosecuted by or against Amalco;

  (iv)
  a conviction against, or ruling, order or judgment in favour of or against, an Amalgamating Corporation may be enforced by or against Amalco;

  (v)
  all issued and outstanding Common Shares shall be cancelled without any repayment of capital in respect thereof; and

  (vi)
  Amalco will become a wholly-owned subsidiary of Yamana.

Section 3.2    Post-Effective Time Procedures

  (a)
  On or promptly after the Effective Date, Yamana shall deliver or arrange to be delivered to the Depositary certificates representing the Yamana Shares required to be issued to Former Shareholders and the requisite cash required to be paid to Former Shareholders in accordance with the provisions of Article 6 hereof, which certificates and cash shall be held by the Depositary as agent and nominee for such Former Shareholders for distribution to such Former Shareholders in accordance with the provisions of Article 6 hereof.

  (b)
  Subject to the provisions of Article 6 hereof and upon return of a properly completed letter of transmittal by a registered Former Shareholder, together with certificates representing Common Shares and such other documents as the Depositary may require, Former Shareholders shall be entitled to receive delivery of the certificates representing the Yamana Shares and a cheque for the cash consideration to which they are entitled pursuant to subsection 3.1(a) hereof.

  (c)
  An Eligible Holder whose Common Shares are exchanged for Yamana Shares and cash pursuant to the Arrangement shall be entitled to make an income tax election, pursuant to section 85 of the Tax Act (and any analogous provision of provincial income tax law) (a "Section 85 Election") with respect to the exchange by providing two signed copies of the necessary election forms to an appointed representative, as directed by Yamana, within 90 days after the Effective Date, duly completed with the details of the number of Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Yamana shall, within 90 days after receiving the election forms, and subject to such election forms being correct and complete and complying with requirements imposed under the Tax Act (or applicable provincial income tax law), sign and return them to the Former Shareholder for filing with the Canada Revenue Agency (or the applicable provincial tax authority). Neither Meridian, Yamana nor any successor corporation shall be responsible for the proper completion of any election form nor, except for the obligation to sign and return duly completed election forms which are received within 90 days of the Effective Date, for any taxes, interest or penalties resulting from the failure of an Eligible Holder to properly complete or file such election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, Yamana or any successor corporation may choose to sign and return an election form received by it more than 90 days following the Effective Date, but will have no obligation to do so.

  (d)
  Upon receipt of a letter of transmittal in which an Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, has indicated that the Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, wishes to receive a tax instructions letter, Yamana will promptly deliver a tax instructions letter to such Intermediary Registered Shareholder in respect of a Beneficial Shareholder, or Eligible Holder who is a Registered Shareholder, as the case may be. The tax instructions letter will provide alternative methods that an Eligible Holder may choose in respect of making the section 85 election with Yamana in order to obtain a full or partial tax-deferred rollover for Canadian income tax purposes in respect of the sale of the Holder's Shares to Yamana. The tax instructions letter will provide general instructions on how to make the section 85 election with Yamana in respect of only the alternative methods.

Section 3.3    No Fractional Yamana Shares

        No fractional Yamana Shares shall be issued to Former Shareholders. The number of Yamana Shares to be issued to Former Shareholders shall be rounded up to the nearest whole Yamana Share in the event that a Former Shareholder is entitled to a fractional share representing 0.5 or more of a Yamana Share and shall be rounded down to the nearest whole Yamana Share in the event that a Former Shareholder is entitled to a fractional share representing less than 0.5 of a Yamana Share.

Section 3.4    Fractional Cash Consideration

        Any cash consideration owing to a Former Shareholder shall be rounded up to the next whole cent.

ARTICLE 4

AMALCO

Section 4.1    Name

        The name of Amalco shall be 6855237 Canada Inc.

Section 4.2    Registered Office

        The registered office of Amalco shall be located in the City of Toronto in the Province of Ontario and the address of the registered office of Amalco shall be 40 King Street West, Suite 2100, Toronto, Ontario M4H 3C2.

Section 4.3    Authorized Capital

        Amalco shall be authorized to issue an unlimited number of common shares (being the "Amalco Common Shares").

Section 4.4    Restrictions on Transfer

        There shall be restrictions upon the right to transfer Amalco Common Shares and the approval of either the board of directors of Amalco or the shareholders of Amalco (by resolution passed at a meeting or by signed resolution) shall be required in respect of each transfer.

Section 4.5    By-Laws

        The by-laws of Amalco, until repealed, amended or altered, shall be the by-laws of Yamana Subco.

Section 4.6    Québec Charging Power

        Without restricting any of the powers and capacities of Amalco, whether under the CBCA or otherwise, Amalco may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of Amalco (including without limitation its book debts, rights, powers, franchises and undertaking) for any purpose whatsoever.

Section 4.7    Directors and Officers

(a)	Minimum and Maximum. The directors of Amalco shall, until otherwise changed in accordance with the CBCA, consist of a minimum number of one and a maximum number of ten directors.
(b)	First Directors. The first directors of Amalco immediately following the Amalgamation shall be the persons whose names and prescribed addresses appear below:
Name	Municipality of Residence
Peter Marrone	150 York Street, Suite 1102 Toronto, Ontario M5H 3S5
Charles Main	150 York Street, Suite 1102 Toronto, Ontario M5H 3S5

    Initial Officers.    The initial officers of Amalco shall be as follows:

Name	Title
Peter Marrone	President
Charles Main	Vice President and Chief Financial Officer
Jacqueline Jones	Secretary
Betty Soares	Treasurer

ARTICLE 5

DISSENT PROCEDURES

Section 5.1    Dissent Procedures

        Holders of Common Shares may exercise Dissent Procedures with respect to Common Shares in connection with the Arrangement, provided that, notwithstanding the Dissent Procedures, the written objection to the special resolution to approve the Arrangement contemplated by section 190 of the CBCA must be sent to Meridian by holders who wish to dissent at least two days before the Meeting or any date to which the Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

  (a)
  are ultimately entitled to be paid fair value for their Common Shares, which fair value shall be the fair value of such shares immediately before the passing by the holders of the Common Shares of the resolution approving the Arrangement, shall be paid an amount equal to such fair value by Meridian; and

  (b)
  are ultimately not entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Common Shares and shall be entitled to receive only the consideration contemplated in subsection 3.1(a) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Procedures, but further provided that in no case shall Yamana, Yamana Subco, Meridian, Amalco or any other person be required to recognize holders of Common Shares who exercise Dissent Procedures as holders of Common Shares after the time that is immediately prior to the Effective Time, and the names of such holders of Common Shares who exercise Dissent Procedures shall be deleted from the central securities register as holders of Common Shares at the Effective Time.

ARTICLE 6

DELIVERY OF YAMANA COMMON SHARES

Section 6.1    Delivery of Yamana Shares

  (a)
  Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Common Shares that were exchanged for Yamana Shares in accordance with Section 3.1 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the CBCA and the articles of Meridian and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the Yamana Shares that such holder is entitled to receive in accordance with Section 3.1 hereof and a cheque for the cash consideration to which such holder is entitled.

  (b)
  After the Effective Time and until surrendered for cancellation as contemplated by subsection 6.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Yamana Shares and the cash consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1.

Section 6.2    Lost Certificates

        In the event any certificate, that immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged for Yamana Shares and the cash consideration in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the Yamana Shares and a cheque in the amount of the cash consideration that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of a certificate representing the Yamana Shares and the cash consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Yamana Shares and a cheque in the amount of the cash consideration is to be delivered shall, as a condition precedent to the delivery of such Yamana Shares and cheque, give a bond satisfactory to Yamana and the Depositary in such amount as Yamana and the Depositary may direct, or otherwise indemnify Yamana and the Depositary in a manner satisfactory to Yamana and the Depositary, against any claim that may be made against Yamana or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of Meridian.

Section 6.3    Distributions with Respect to Unsurrendered Certificates

        No dividend or other distribution declared or made after the Effective Time with respect to Yamana Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Common Shares unless and until the holder of such certificate shall have complied with the provisions of Section 6.1 or Section 6.2 hereof. Subject to applicable law and to Section 6.4 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Yamana Shares and a cheque for the cash consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Yamana Shares.

Section 6.4    Withholding Rights

        Yamana and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Former Shareholder such amounts as Yamana or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States

Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Former Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 6.5    Limitation and Proscription

        To the extent that a Former Shareholder shall not have complied with the provisions of Section 6.1 or Section 6.2 hereof on or before the date that is six years after the Effective Date (the "final proscription date"), then the Yamana Shares that such Former Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Yamana Shares, together with the cash consideration to which such Former Shareholder was entitled, shall be delivered to Yamana by the Depositary and the share certificates shall be cancelled by Yamana, and the interest of the Former Shareholder in such Yamana Shares and the cash consideration to which it was entitled shall be terminated as of such final proscription date.

ARTICLE 7

AMENDMENTS

Section 7.1    Amendments to Plan of Arrangement

  (a)
  Yamana and Meridian reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Yamana and Meridian, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to holders or former holders of Common Shares if and as required by the Court.

  (b)
  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Meridian at any time prior to the Meeting provided that Yamana shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

  (c)
  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if: (i) it is consented to in writing by each of Yamana and Meridian; and (ii) if required by the Court, it is consented to by holders of the Common Shares voting in the manner directed by the Court.

SCHEDULE C

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF YAMANA

Page
PRO FORMA CONSOLIDATED BALANCE SHEET AS AT SEPTEMBER 30, 2007	C-2
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2007	C-3
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006	C-4
NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	C-5 – C-14
SCHEDULES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	C-15 – C-17

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2007

(Unaudited)
(Expressed in thousands of U.S. dollars)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Assets
Current assets
Cash and cash equivalents	66,944	99,800	(a)(viii)	700,000	108,459	246,219	(d)(ii)	(20,000)	334,463
			(a)(viii)	(708,285)			(b)(v)	(215)
			(d)(i)	(50,000)
Short term investments	—	94,700		—	94,700	1,307		—	96,007
Restricted cash	—	13,800		—	13,800	—		—	13,800
Accounts receivable	129,780	9,000		—	138,780	—		—	138,780
Advances and deposits	39,729	—		—	39,729	281		—	40,010
Inventory	68,659	10,000		—	78,659	—		—	78,659
Income taxes recoverable	14,013	—		—	14,013	—		—	14,013
Marketable securities	—	—		—	—	—		—	—
Derivative related assets	9,110	—		—	9,110	—		—	9,110
Other current assets	—	20,900		—	20,900	709		—	21,609

	328,235	248,200		(58,285)	518,150	248,516		(20,215)	746,451
Property, plant and equipment	380,629	—		—	380,629	260		—	380,889
Assets under construction	16,698	—		—	16,698	—		—	16,698
Mineral properties	1,578,971	320,300	(a)(i)	1,922,616	3,821,887	127,079	(b)(i)	302,867	4,251,833
Available-for-sale securities	23,354	—		—	23,354	—		—	23,354
Share purchase warrants held	254	—		—	254	—		—	254
Derivative related assets	8,434	—		—	8,434	—		—	8,434
Other assets	51,239	23,000		—	74,239	12,007		—	86,246
Future income tax assets	74,181	—		—	74,181	—		—	74,181
Goodwill (including unallocated purchase price)	55,000	—	(a)(i)	1,915,861	2,020,861	—	(b)(i)	462,442	2,503,303
			(d)(i)	50,000			(d)(ii)	20,000
Restricted cash	—	—		—	—	2,477		—	2,477
Equity investment in Minera Alumbrera Ltd.	—	—		—	—	95,469	(b)(i)	245,009	340,478

	2,516,995	591,500		3,830,192	6,938,687	485,808		1,010,103	8,434,598

Liabilities
Current liabilities
Accounts payable and accrued liabilities	77,642	46,000	(a)(vi)	20,000	143,642	2,855	(b)(vi)	17,000	163,497
Income taxes payable	28,685	—		—	28,685	—		—	28,685
Derivative related liabilities	62,143	—		—	62,143	—		—	62,143
Current portion of long-term debt	341	—		—	341	—		—	341
Other current liabilities	—	25,700		—	25,700	—		—	25,700

	168,811	71,700		20,000	260,511	2,855		17,000	280,366
Long-term liabilities
Asset retirement obligations	26,373	—		—	26,373	1,224		—	27,597
Derivative related liabilities	59,882	—		—	59,882	—		—	59,882
Future income tax liabilities	384,009	23,600	(a)(i)	672,915	1,080,524	23,603	(b)(i)	180,799	1,284,926
Long-term liabilities	19,321	101,200	(a)(viii)	700,000	820,521	—		—	820,521
Royalty and net proceeds interest payable	—	—		—	—	15,026		—	15,026

	658,396	196,500		1,392,915	2,247,811	42,708		197,799	2,488,318

Non-controlling interest	—	15,300		—	15,300	—		—	15,300

Shareholders' equity
Capital stock
Common stock	1,720,997	404,300	(a)(v)	2,796,870	4,517,867	294,278	(b)(iii)	952,791	5,470,658
			(a)(iv)	(404,300)			(b)(ii)	(294,278)
Warrants	72,902	—		—	72,902	11,329	(b)(iv)	257,040	329,942
							(b)(ii)	(11,329)
Additional paid-in capital including contributed surplus	40,266	8,300	(a)(iv)	(8,300)	60,373	14,466	(b)(iv)	45,573	105,946
			(a)(ii)	20,107			(b)(ii)	(14,466)
Accumulated other comprehensive income	5,014	54,400	(a)(iv)	(54,400)	5,014	(2,661)	(b)(ii)	2,661	5,014
Retained earnings (deficit)	19,420	(87,300)	(a)(iv)	87,300	19,420	125,688	(b)(ii)	(125,688)	19,420

	1,858,599	379,700		2,437,277	4,675,576	443,100		812,304	5,930,980

	2,516,995	591,500		3,830,192	6,938,687	485,808		1,010,103	8,434,598

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

nine month period ended September 30, 2007

(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
				(Note 6)				(Note 6)
Sales	528,493	227,600		—	756,093	—		—	756,093

Cost of sales	(179,755)	(79,400)		—	(259,155)	—		—	(259,155)
Depreciation, amortization and depletion	(39,539)	(25,900)	(a)(vii)	(72,700)	(138,139)	—		—	(138,139)
Accretion of asset retirement obligation	(1,229)	—		—	(1,229)	—		—	(1,229)

Mine operating earnings	307,970	122,300		(72,700)	357,570	—		—	357,570
Corporate administration	(30,833)	(14,400)		—	(45,233)	(2,352)		—	(47,585)
Property maintenance and exploration	—	(25,100)		—	(25,100)	(1,799)		—	(26,899)
Professional and consulting	—	—		—	—	(1,313)		—	(1,313)
Other	—	1,300		—	1,300	—		—	1,300
Foreign exchange (loss) gain	(7,026)	—		—	(7,026)	12,059		—	5,033
Other losses	(17,997)	—		—	(17,997)	—		—	(17,997)
Arrangement transaction costs	—	(30,000)	(d)(i)	30,000	—	(1,777)	(d)(ii)	1,777	—
Stock-based compensation	(698)	—		—	(698)	(1,074)		—	(1,772)

Operating earnings	251,416	54,100		(42,700)	262,816	3,744		1,777	268,337
Investment and other business income (net of impairment provision of investments)	6,019	6,500		—	12,519	5,183		—	17,702
Equity earnings of Minera Alumbrera Ltd.	—	—		—	—	46,279	(b)(vii)	(13,300)	32,979
Interest expense	(9,548)	—	(a)(viii)	(39,400)	(48,948)	—		—	(48,948)
Gain on sale of assets	—	700		—	700	—		—	700
Realized loss on derivatives	(9,061)	—		—	(9,061)	—		—	(9,061)
Unrealized loss on derivatives	(79,485)	—		—	(79,485)	—		—	(79,485)

Earnings before income tax expense	159,341	61,300		(82,100)	138,541	55,206		(11,523)	182,224
Income tax expense	(49,205)	(30,800)	(d)(iii)	39,190	(40,815)	(593)	(d)(iii)	4,000	(37,408)

Net earnings	110,136	30,500		(42,910)	97,726	54,613		(7,523)	144,816

Earnings per share (Note 7)
Basic	0.31				0.17				0.22
Diluted	0.30				0.16				0.21

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

year ended December 31, 2006

(Unaudited)
(Expressed in thousands of U.S. dollars except per share amounts)

	Pro forma Yamana Gold Inc.	Meridian Gold Inc.		Initial Pro forma adjustments	Initial Yamana pro forma	Northern Orion Resources Inc.		Pro forma adjustments	Yamana consolidated pro forma
	$	$		$	$	$		$	$
	(Schedule 1)			(Note 6)				(Note 6)
Sales	178,692	240,000		—	418,692	—		—	418,692

Cost of sales	(106,130)	(76,100)		—	(182,230)	—		—	(182,230)
Depreciation, amortization and depletion	(37,320)	(28,100)	(a)(vii)	(97,000)	(162,420)	—		—	(162,420)
Accretion of asset retirement obligation	(636)	—		—	(636)	—		—	(636)

Mine operating earnings	34,606	135,800		(97,000)	73,406	—		—	73,406
Corporate administration	(28,606)	(22,700)		—	(51,306)	(2,777)		—	(54,083)
Take-over bid expenses	(4,054)	—		—	(4,054)	—		—	(4,054)
Property maintenance and exploration	—	(26,600)		—	(26,600)	(1,825)		—	(28,425)
Professional and consulting	—	—		—	—	(2,087)		—	(2,087)
Foreign exchange gain	5,216	—		—	5,216	122		—	5,338
Loss on impairment of mineral properties	(3,675)	(4,600)		—	(8,275)	—		—	(8,275)
Stock-based compensation	(45,042)	—		—	(45,042)	(5,165)		—	(50,207)

Operating (loss) earnings	(41,555)	81,900		(97,000)	(56,655)	(11,732)		—	(68,387)
Investment and other business income	7,423	12,300		—	19,723	7,846		—	27,569
Equity earnings of Minera Alumbrera Ltd.	—	—		—	—	93,167	(b)(vii)	(30,500)	62,667
Interest expense	(28,935)	—	(a)(viii)	(52,500)	(81,435)	—		—	(81,435)
Unrealized loss on derivatives	(35,773)	—		—	(35,773)	—		—	(35,773)
Loss arising from assets sold	(2,186)	—		—	(2,186)	—		—	(2,186)
Write-off of other receivables and other business loss	(12,299)	—		—	(12,299)	(500)		—	(12,799)

(Loss) earnings before income taxes	(113,325)	94,200		(149,500)	(168,625)	88,781		(30,500)	(110,344)
Income tax recovery (expense)	25,941	(45,600)	(d)(iii)	52,375	32,716	(2,000)	(d)(iii)	9,200	39,916

Net (loss) earnings	(87,384)	48,600		(97,125)	(135,909)	86,781		(21,300)	(70,428)

(Loss) earnings per share (Note 7)
Basic and diluted	(0.26)				(0.24)				(0.11)

YAMANA GOLD INC.

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

(Unaudited)
(Expressed in thousands of U.S. dollars, unless otherwise noted)

1.     BASIS OF PRESENTATION

  The unaudited pro forma consolidated financial statements have been prepared in connection with the acquisitions of Meridian Gold Inc. ("Meridian") and Northern Orion Resources Inc. ("Northern Orion") by Yamana Gold Inc. ("Yamana"). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the transactions and recent acquisitions completed by Yamana pursuant to the assumptions described in Note 6 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at September 30, 2007 gives effect to the transactions by Yamana as if they had occurred as of September 30, 2007. The unaudited pro forma consolidated statements of operations for the nine month period ended September 30, 2007 and for the year ended December 31, 2006 give effect to the transactions and recent acquisitions completed by Yamana as if they were completed on January 1, 2006.

  The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the transactions had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The pro forma consolidated financial statements do not reflect any special items such as payments pursuant to change of control provisions or integration costs or operating synergies that may be incurred as a result of the acquisitions.

  The pro forma adjustments and allocations of the purchase price for Northern Orion and Meridian are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price allocations will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisitions. In addition, the allocations of the purchase price for recently completed acquisitions by Yamana are based in part on preliminary estimates of the fair values of the respective assets acquired and liabilities assumed and are open for subsequent adjustment based on valuations to be completed at a later date. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities in these unaudited pro forma consolidated financial statements.

  In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations, the following historical information, that was prepared in accordance with Canadian GAAP, was used:

  (a)
  the unaudited consolidated balance sheet of Yamana as at September 30, 2007, and the unaudited interim consolidated statement of operations for the nine month period ended September 30, 2007;

  (b)
  the unaudited consolidated balance sheet of Northern Orion as at September 30, 2007, and the unaudited interim consolidated statement of operations for the nine month period ended September 30, 2007;

  (c)
  the unaudited consolidated balance sheet of Meridian as at September 30, 2007, and the unaudited interim consolidated statement of operations for the nine month period ended September 30, 2007;

  (d)
  the audited consolidated financial statements of Yamana for the year ended December 31, 2006;

  (e)
  the audited consolidated financial statements of Northern Orion for the year ended December 31, 2006;

  (f)
  the audited consolidated financial statements of Meridian for the year ended December 31, 2006;

  (g)
  the unaudited consolidated statement of operations of Desert Sun Mining Corporation ("DSM") for the period from January 1, 2006 to March 31, 2006; and

  (h)
  the unaudited consolidated statement of operations of Viceroy Exploration Ltd. ("Viceroy") for the period from January 1, 2006 to September 30, 2006.

  The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations should be read in conjunction with the September 30, 2007 unaudited interim consolidated financial statements and the December 31, 2006 audited consolidated financial statements including the notes thereto, as listed above.

  The accounting policies used in preparing the pro forma financial statements are set out in Yamana's consolidated financial statements for the year ended December 31, 2006. While management believes that accounting policies of Northern Orion and recently acquired entities are consistent in all material respects, accounting policy differences may be identified upon consummation of the proposed acquisition. Management has not had the opportunity to assess the impact, if any, of Meridian accounting policy differences with those of Yamana. Accounting policy differences may be identified upon consummation of the acquisition.

2.     CONVERSION OF HISTORICAL FINANCIAL STATEMENTS TO U.S. DOLLARS

  The unaudited pro forma consolidated financial statements are presented in U.S. dollars and, accordingly, Viceroy's unaudited statement of operations for the nine months ended September 30, 2006 and for the period from October 1, 2006 to October 13, 2006, and DSM's unaudited statement of operations for the three months ended March 31, 2006 were converted from Canadian dollars to U.S. dollars using the average exchange rate for each period.

  The exchange rates used for conversion to U.S. dollars from Canadian dollars are as follows:

$
As at October 13, 2007	0.9776
As at September 24, 2007	1.0012
As at June 27, 2007	1.0705
Average for the nine months ended September 30, 2006	1.1327
Average for the period from October 1, 2006 to October 13, 2006	1.1277
Average for the three months ended March 31, 2006	1.1546

3.     ACQUISITION OF MERIDIAN

  On June 27, 2007, Yamana announced a proposal to acquire all the outstanding common shares of Meridian. Yamana formally commenced the offer on July 19, 2007 (the "Original Offer"). Subsequently, Yamana amended the Original Offer and on September 24, 2007, Yamana announced a further amendment to the Original Offer whereby the cash component of the Offer was increased to $6.99 (Cdn$7.00). Based on a volume adjusted share price of $12.353 (Cdn$12.37) determined with reference to the share price of Yamana common shares for the two days prior to, the day of, and the two days subsequent to the date of the announcement, the purchase price now equates to total consideration of $34.60 (Cdn$34.64) per share. As at October 13, 2007, there were 101,305,120 common shares of Meridian outstanding.

  On October 12, 2007, the Company acquired 76.4% of the outstanding shares of Meridian. On October 15, 2007, the Company filed a notice of extension and subsequent offering period extending the Offer to November 2, 2007. Upon expiry of the extension, on November 5, 2007, the Company had acquired an additional 13.2% of the outstanding shares of Meridian and has completed the acquisition of 89.6% of the outstanding shares of Meridian. These pro forma consolidated financial statements assume Yamana's acquisition of the remaining 10.4% of the outstanding shares of Meridian. The purchase price of the transaction totals $3.5 billion, comprised of approximately 226.4 million Yamana common shares, cash of $708,285, transaction costs of $20 million, and the fair value of issued stock options outstanding. Yamana has exchanged all outstanding options of Meridian ("Meridian options") for similar securities of Yamana at an exchange ratio of 2.809 and at a price equivalent to the original price divided by 2.809. The exchange ratio was calculated as the sum of 2.235 and the $6.99 (Cdn$7.00) cash component divided by the average closing price for the five days ending October 12, 2007. On October 13, 2007, 774,439 Meridian options were outstanding and were exchanged for 2,175,262 options of Yamana with a fair value of $20,107. Yamana assumed that all options vested immediately upon completion of the transaction. The business combination is being accounted for as a purchase transaction with Yamana as the acquirer of Meridian.

  The Company expects the accounting for the acquisition to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. Generally accepted accounting principles in Canada and the U.S. require that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves ("VBPP"), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of future goodwill impairment, if any. Yamana has not completed its determination of the combined company's reporting units nor its method of allocating goodwill to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

  The allocation of the purchase price has been based upon management's preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed below in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown below) is completed. Consequently, the actual allocation of the purchase price will likely result in different adjustments than those in the unaudited pro forma consolidated statements of operations. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

  The Company will complete a full and detailed valuation of the Meridian assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Meridian shares (226,416,943 Yamana common shares)	2,796,870
Fair value of options acquired	20,107
Cash consideration	708,285
Estimated transaction costs	20,000

Purchase consideration	3,545,262

  The purchase price was allocated as follows:

	$	$
Net working capital acquired (including cash of $99.8 million)		176,500
Mineral property, plant and equipment
Producing	1,635,385
Non-producing	607,531	2,242,916

Other long-term assets		23,000
Long-term liabilities		(101,200)
Future income tax liability		(696,515)
Non-controlling interest		(15,300)

Net identifiable assets		1,629,401
Unallocated purchase price including goodwill		1,915,861

		3,545,262

4.     ACQUISITION OF NORTHERN ORION

  Also on June 27, 2007, Yamana announced that it had entered into a business combination arrangement to acquire all the outstanding common shares of Northern Orion. Under the transaction, the shareholders of Northern Orion will receive 0.543 of a Yamana common share for each Northern Orion common share outstanding and $0.001 in cash for each Northern Orion common share. As at October 13, 2007, there were 154,103,861 common shares of Northern Orion outstanding. The volume adjusted share price of Yamana common shares for the period of two days prior to the day of the announcement, the day of the announcement, and the two days after the date of the announcement was $11.39 (Cdn$12.19).

  On October 13, 2007, the Company completed the acquisition of 100% of the outstanding shares of Northern Orion. The business combination will be accounted for as a purchase transaction, with Yamana as the acquirer of Northern Orion. Yamana will also exchange all outstanding employee options of Northern Orion for similar securities of Yamana which, for purposes of these pro forma consolidated financial statements, have been assumed to be at an exchange ratio of 0.543 and at a price equivalent to the original price divided by 0.543. All outstanding non-employee options and share purchase warrants of Northern Orion will be exchanged for similar securities of Yamana at an exchange ratio of 0.543 and a price equivalent to the original price divided by 0.543, and $0.001 in cash for each non-employee option and share purchase warrant. The Company will complete a full and detailed valuation of the fair value of the net assets of Northern Orion acquired using an independent third party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

  Yamana has estimated the fair value of Northern Orion's interest in Minera Alumbrera Ltd. at $340,000 and the fair value of Northern Orion's non-producing properties at $430,000. The remainder of the purchase price over the carrying value of the assets acquired and liabilities assumed of $462,442 has been assigned as goodwill.

  The Company expects the accounting for the acquisition to result in a significant amount of goodwill. Goodwill is the excess cost of the acquired company over the sum of the amounts assigned to assets acquired less liabilities assumed. Generally accepted accounting principles in Canada and the U.S. require that goodwill not be amortized, but instead allocated to a level within the reporting entity referred to as the reporting unit and tested for impairment, at least annually. There is currently diversity in the mining industry associated with certain aspects of the accounting for business combinations and related goodwill. This diversity includes how companies define Value Beyond Proven and Probable reserves ("VBPP"), what an appropriate reporting unit is and how goodwill is allocated among reporting units. The methods of allocating goodwill have included allocations primarily to a single exploration reporting unit and allocations among individual mine reporting units depending on the relevant circumstances. We understand the industry is also evaluating other methodologies for allocating goodwill. The method of allocating goodwill will likely have an impact on the amount and timing of future goodwill impairment, if any. Yamana has not completed its determination of the combined company's reporting units nor its method of allocating goodwill to those reporting units. The ultimate accounting for VBPP and goodwill may not be comparable to other companies within the mining industry.

  The allocation of the purchase price is based upon management's preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities will be determined as of the date of acquisition and may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation because of changes in fair values of the assets and liabilities to the date of the transaction, and as further analysis (including of identifiable intangible assets, for which no amounts have been estimated and included in the preliminary amounts shown above) is completed. Consequently, the actual allocation of the purchase price may result in different adjustments than those in the unaudited pro forma consolidated statement of operations. Following completion of the transaction, the earnings of the combined company will reflect the impact of purchase accounting adjustments, including the effect of changes in the cost bases of both tangible and identifiable intangible assets and liabilities on production costs and depreciation, depletion and amortization expense.

  The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Northern Orion shares (83,678,397 Yamana common shares)	952,791
Fair value of options and warrants acquired	302,613
Cash consideration	215
Estimated transaction costs	17,000

Purchase consideration	1,272,619

  The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $246.2 million)	248,138
Other assets	12,007
Property plant and equipment, net	260
Mineral properties and other assets	429,946
Equity investment in Minera Alumbrera Ltd.	340,478
Long-term liabilities	(16,250)
Future income tax liability	(204,402)

Net identifiable assets	810,177
Unallocated purchase price including goodwill	462,442

1,272,619

5.     RECENT ACQUISITIONS OF DSM AND VICEROY BY YAMANA

  (a)
  Acquisition of DSM

    On April 5, 2006, Yamana completed the acquisition of DSM which owns the Jacobina gold mine in the Bahia state of Brazil. Total consideration paid was approximately $632 million comprised of approximately 63.9 million common shares, transaction costs and substitution of issued options and share purchase warrants. Yamana exchanged all outstanding shares, options and share purchase warrants of DSM for similar securities of Yamana at an exchange ratio of 0.6 of a Yamana common share for 1 DSM common share or equivalent.

    Yamana has consolidated the results of operations from the Jacobina mine from the date of acquisition.

    The purchase price was calculated as follows:

$
Common shares issued to acquired 100% of DSM (63,746,381 Yamana common shares)	534,852
Fair value of options and warrants issued	92,658
Transaction costs	3,094
Shares issued for employee severance (174,068 common shares)	1,361

Purchase consideration	631,965

    The purchase price was allocated as follows:

$
Net working capital acquired (including cash of $18.1 million)	26,944
Property plant and equipment, net	37,792
Mineral properties and other assets	665,867
Other assets	3,548
Silicosis liability	(17,154)
Long-term liabilities	(6,954)
Future income tax liability	(133,078)

Net identifiable assets	576,965
Residual purchase price allocated to goodwill	55,000

631,965

    As a result of this acquisition, the unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 have been adjusted to include operations of DSM for the three month period ended March 31, 2006.

  (b)
  Acquisition of Viceroy

    On October 14, 2006, the Company acquired approximately 95% of the outstanding common shares of Viceroy. The Company offered Viceroy shareholders 0.97 of a Yamana common share for each Viceroy common share. Subsequently, the Company commenced and completed the compulsory acquisition of the remaining Viceroy common shares not already owned at the same ratio of 0.97 of a Yamana common share for each Viceroy common share. Yamana exchanged all outstanding shares, options and share purchase warrants of Viceroy for similar securities of Yamana at an exchange ratio of 0.97 of a Yamana common share for 1 Viceroy common share or equivalent. Total consideration paid was approximately $549.1 million. Yamana has consolidated the results of operations from October 13, 2006.

    The business combination was accounted for as a purchase transaction with Yamana as acquirer of Viceroy. The preliminary purchase price allocation is subject to change and is summarized as follows:

$
Purchase of Viceroy shares (52,542,397 Yamana common shares)	509,842
Fair value of options and warrants issued	35,230
Estimated transaction costs	4,075

Purchase consideration	549,147

    The purchase price was allocated as follows:

$
Net working capital acquired	53,881
Property plant and equipment, net	1,666
Mineral properties	661,094
Other assets	2,794
Future income tax liability	(170,288)

549,147

6.     EFFECT OF TRANSACTIONS ON THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The pro forma consolidated financial statements incorporate the following pro forma assumptions:

  (a)
  Meridian assumptions

  (i)
  The assumption that Yamana acquired 100% of the outstanding common shares of Meridian as a result of the amended offer. As per Note 3, this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:

$
Mineral property, plant and equipment	1,922,616
Unallocated purchase price including goodwill	1,915,861
Future income tax liabilities	(672,915)

3,165,562
Book value of assets	379,700

Total purchase consideration	3,545,262

    (ii)
    The assumption that all of the 774,439 stock options of Meridian outstanding at October 12, 2007 are converted into 2,175,262 Yamana options with a fair value of $20,107;

    (iii)
    The pro forma consolidated financial statements include information from the financial statements of Meridian as at September 30, 2007 and for the nine month period ended September 30, 2007 and the year ended December 31, 2006. It has been assumed that asset classifications are consistent with those used by Yamana in their presentation and that Meridian's accounting policies conform to those of Yamana;

    (iv)
    These pro forma adjustments eliminate the historical equity accounts of Meridian;

    (v)
    This pro forma adjustment reflects the issuance of 226.4 million shares of Yamana for $2,796,870 in connection with the acquisition of 100% of the outstanding common shares of Meridian;

    (vi)
    This assumption provides for the recording of Yamana's expenses of the transaction totaling $20 million;

    (vii)
    This pro forma adjustment represents the estimated increase to depreciation, depletion and amortization expense (nine months to September 30, 2007 — $72,700; year ended December 31, 2006 — $97,000) associated with the preliminary fair value adjustment of approximately $1.4 billion allocated to mineral property, plant and equipment. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, value beyond proven and probable reserves (referred to in this document as VBPP) and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 ("EITF 04-3") and has been interpreted differently by mining companies. The preliminary adjustment to plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Yamana believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. The preliminary adjustments to mineral property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working Group Report No. 1. We intend to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

    The preliminary allocation of $1.4 billion to mineral property, plant, equipment and development costs is primarily based on a fair value assessment of estimated cash flows. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values of depreciable tangible assets, proven and probable reserves, reserves related to current development projects, mill and leach stockpiles, product inventories, VBPP and intangible assets after a full review has been completed.

    For the purpose of preparing the unaudited pro forma consolidated statements of operations, Yamana assumed an average estimated remaining useful life of 16 years for the El Penon Mine and 7 years for the Minera Florida Mine, which was based on an analysis of publicly available information. A one-year change in the estimated useful life would have an approximate $6 million impact on the pro forma depreciation, depletion and amortization expense on an annual basis. Additionally, for each $100 million that the final fair value of property, plant, equipment and development costs differs from the pro forma fair value, related depreciation, depletion and amortization expense would increase or decrease by approximately $7 million annually, assuming a weighted average 15-year life; and

    (viii)
    It has been assumed that Yamana drew down $700 million from existing credit facilities to finance $700 million of the total cash component of $708 million for the acquisition of Meridian. Interest expense has been recorded in the amount of $39.4 million and $52.5 million during the nine month period ended September 30, 2007 and the year ended December 31, 2006 respectively. Interest expense has been provided at 7.5%, which approximates the current rate under the facility and amortization of debt issue costs. A 1/8% change to the effective interest rate would change the interest expense by $875.

  (b)
  Northern Orion assumptions

  (i)
  Yamana acquired 100% of the outstanding common shares of Northern Orion as a result of the transaction. Further to information provided in Note 4 this gives rise to an increase to fair value of assets and related future income tax liabilities as follows:

$
Mineral properties	302,867
Investment in Minera Alumbrera Ltd. ("Alumbrera")	245,009
Unallocated purchase price including goodwill	462,442
Future income tax liabilities	(180,799)

829,519
Book value of assets	443,100

Total purchase consideration	1,272,619

    (ii)
    These pro forma adjustments eliminate the historical equity accounts of Northern Orion;

    (iii)
    This pro forma adjustment reflects the issuance of 83.7 million shares of Yamana for $952,791 in connection with the Offer;

    (iv)
    The assumption that, as at October 13, 2007, 12,552,500 stock options and 56,570,150 share purchase warrants of Northern Orion were outstanding and were exchanged for 6,816,008 stock options and 30,717,590 share purchase warrants of Yamana with fair values of $45,573 and $257,040, respectively. Yamana has assumed that all options will vest immediately upon completion of the transaction;

    (v)
    The cash component of the Northern Orion acquisition of approximately $215 (Cdn$0.001 per common share, share purchase warrant and non-employee stock option of Northern Orion outstanding at the date of the transaction) has been reflected in these pro forma financial statements;

    (vi)
    This assumption provides for the recording of Yamana's expenses of the transaction totaling $17 million; and

    (vii)
    This pro forma adjustment represents the estimated increase to amortization expense (six months to June 30, 2007 — $13,300; year ended December 31, 2006 — $30,500) associated with the preliminary fair value adjustment of approximately $245 million allocated to Alumbrera, resulting in a reduction to reported equity income. Fair value increases to non producing properties do not give rise to any pro forma earnings adjustment. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to the fair values of Alumbrera, depreciable tangible assets, proven and probable reserves, reserves related to current development projects, value beyond proven and probable reserves and intangible assets after a full review has been completed. The concept of VBPP is described in Financial Accounting Standards Board Emerging Issue Task Force Issue No. 04-3 ("EITF 04-3") and has been interpreted differently by mining companies. The preliminary adjustment to plant, equipment and development costs, as discussed below, includes VBPP attributable to mineralized material that Yamana believes could be brought into production should market conditions warrant. Mineralized material is a mineralized body that has been delineated by appropriately spaced drilling and/or underground sampling to support reported tonnage and average grade of metals. Such a deposit may not qualify as proven and probable reserves until legal and economic feasibility are concluded based upon a comprehensive evaluation of unit costs, grade, recoveries and other material factors. The preliminary adjustments to property, plant, equipment and development costs do not include adjustments attributable to inferred mineral resources or exploration potential referred to in the EITF 04-3 Working Group Report No. 1. Yamana intends to allocate a portion of the purchase price to all VBPP, including inferred mineral resources and exploration potential, in accordance with EITF 04-3 after performing a more thorough analysis to determine the fair value of these assets.

    The preliminary allocation of $245 million to Alumbrera is primarily based on a fair value assessment of estimated cash flows. Yamana has not completed an assessment of the fair values of assets and liabilities and the related business integration plans and synergies. The ultimate purchase price allocation will include possible adjustments to fair values after a full review has been completed.

    For the purpose of preparing the unaudited pro forma condensed combined statements of operations, Yamana assumed an estimated remaining useful life of 10 years for the Alumbrera Mine, which was based on an analysis of publicly available information. A one-year change in the estimated useful life would have an approximate $20 million impact on the pro forma equity accounted earnings on an annual basis. Additionally, for each $100 million that the final fair value of Alumbrera costs differs from the pro forma fair value, related equity accounted earnings would increase or decrease by approximately $10 million annually, assuming a 10-year life.

  (c)
  Viceroy and DSM assumptions

  (i)
  Including operating expenses for Viceroy for the period from October 1 to October 13, 2006;

  (ii)
  Depreciation, amortization and depletion expense

    It is assumed that the addition to mineral properties related to the excess of the purchase price over the assets acquired of DSM would be amortized on a unit-of-production basis over the proven, probable and possible reserves. In relation to DSM, the additional amortization for year ended December 31, 2006 would be $2,371; and

    (iii)
    Tax effect

    The tax effect of the additional mineral property amortization of DSM above for the year ended December 31, 2006 would be a pro forma recovery of $806.

  (d)
  Other assumptions

  (i)
  Transaction costs of Meridian, estimated to be in the amount of $50 million, have been reflected in these pro forma financial statements as at September 30, 2007. During the nine month period ended September 30, 2007, Meridian had expensed $30.0 million in transaction costs, which have been eliminated from the pro forma consolidated statement of operations for the period;

  (ii)
  Transaction costs of Northern Orion, estimated to be in the amount of $20 million, have been reflected in these pro forma financial statements. During the nine month period ended September 30, 2007, Northern Orion had expensed $1,777 in transaction costs, which have been eliminated from the pro forma consolidated statement of operations for the period; and

  (iii)
  The pro forma balance sheet reflects adjustments for future income taxes based on temporary differences between assigned values of assets and liabilities acquired and of estimated tax basis (Meridian — $672,915 and Northern Orion — $180,799). Adjustments to the pro forma statements of operations have an associated tax effect when it is appropriate. All tax effects have been calculated with reference to the statutory rate in effect during the current periods for which a statement of operations is provided.

7.     YAMANA SHARES OUTSTANDING AND LOSS PER SHARE

  The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	September 30, 2007	December 31, 2006
Basic
Weighted average shares outstanding for the period	354,208,000	276,617,000
Issued to acquire Viceroy	—	41,742,000
Issued to acquire DSM	—	16,822,000

Weighted average pro forma shares of Yamana	354,208,000	335,181,000
Issued to acquire Meridian	226,416,943	226,416,943

	580,624,943	561,597,943
Issued to acquire Northern Orion	83,678,397	83,678,397

Pro forma basic weighted average shares of Yamana	664,303,340	645,276,340

Diluted
Weighted average pro forma shares of Yamana	354,208,000	335,181,000
Issued to acquire Meridian	226,416,943	226,416,943
Dilutive effect of Meridian options	1,403,799	—
Dilutive effect of Yamana options and warrants	12,346,000	—

	594,374,742	561,597,943
Issued to acquire Northern Orion	83,678,397	83,678,397
Dilutive effect of Northern Orion options and warrants	20,022,160	—

Pro forma diluted weighted average shares of Yamana	698,075,299	645,276,340

Schedule 1

YAMANA GOLD INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC.
Adjusted for recent acquisitions

year ended December 31, 2006

(Unaudited)
(Expressed in thousands of U.S. dollars)

	Yamana Gold Inc.	Desert Sun Mining Corp.	Viceroy Exploration Ltd.	Pro forma adjustments	Pro forma Yamana Gold Inc.
	$	$	$	$	$
		(3 months) (Schedule 2)	(9 months) (Schedule 3)	(Note 6 (c))
Sales	169,206	9,486	—	—	178,692

Cost of sales	(100,004)	(6,126)	—	—	(106,130)
Depreciation, amortization and depletion	(33,510)	(1,403)	(30)	(2,377)	(37,320)
Accretion of asset retirement obligation	(636)	—	—	—	(636)

Mine operating earnings (loss)	35,056	1,957	(30)	(2,377)	34,606
Corporate administration	(24,350)	(1,995)	(1,693)	(568)	(28,606)
Take-over bid expenses	—	—	(1,230)	(2,824)	(4,054)
Foreign exchange gain (loss)	343	4,884	(20)	9	5,216
Loss on impairment of mineral properties	(3,675)	—	—	—	(3,675)
Stock-based compensation	(41,099)	(1,542)	(2,401)	—	(45,042)

Operating (loss) earnings	(33,725)	3,304	(5,374)	(5,760)	(41,555)
Investment and other business income	5,328	245	1,638	212	7,423
Interest expense	(28,846)	(89)	—	—	(28,935)
Unrealized loss on commodity contracts	(35,773)	—	—	—	(35,773)
Loss arising from assets sold	(2,186)	—	—	—	(2,186)
Write-off of other receivables and other business loss	—	(12,299)	—	—	(12,299)

Loss before income taxes	(95,202)	(8,839)	(3,736)	(5,548)	(113,325)
Income tax recovery	25,039	96	—	806	25,941

Net loss	(70,163)	(8,743)	(3,736)	(4,742)	(87,384)

Schedule 2

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP.

three month period ended March 31, 2006
(Expressed in thousands of dollars)

	As reported Cdn$	US$
		(Note 2)
Sales	10,953	9,486

Cost of sales	(7,074)	(6,126)
Depreciation, amortization and depletion	(1,620)	(1,403)

Mine operating earnings	2,259	1,957
Corporate administration	(2,304)	(1,995)
Foreign exchange gain	5,639	4,884
Stock-based compensation	(1,780)	(1,542)

Operating earnings	3,814	3,304

Investment and other business income	283	245
Interest expense	(103)	(89)
Write-off of other receivables and other business loss	(14,201)	(12,299)

Loss before income taxes	(10,207)	(8,839)
Income tax recovery	111	96

Net loss	(10,096)	(8,743)

Schedule 3

YAMANA GOLD INC.

STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD.

nine month period ended September 30, 2006

(Unaudited)
(Expressed in thousands of dollars)

	As reported Cdn$	US$
		(Note 2)
Depreciation, amortization and depletion	(33)	(30)

Corporate administration	(1,918)	(1,693)
Take-over bid expenses	(1,394)	(1,230)
Foreign exchange loss	(23)	(20)
Stock-based compensation	(2,720)	(2,401)

Operating loss	(6,088)	(5,374)
Investment and other business income	1,856	1,638

Net loss for the period	(4,232)	(3,736)

SCHEDULE D

INTERIM ORDER

Commercial List File No. 07-CL-7294

ONTARIO
SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE	FRIDAY, THE 23RD DAY
MR. JUSTICE C L CAMPBELL	OF NOVEMBER, 2007

MERIDIAN GOLD INC.

Applicant

        IN THE MATTER OF Section 192 of the CANADA BUSINESS CORPORATIONS ACT, being Chapter C-44 of The Revised Statutes of Canada 1985, as amended

        AND IN THE MATTER OF a Proposed Arrangement involving MERIDIAN GOLD INC., YAMANA GOLD INC. and 6855237 CANADA INC.

INTERIM ORDER

        THIS MOTION, made by Meridian Gold Inc. ("Meridian") for advice and directions of the Court in connection with a proposed arrangement under Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the "CBCA") and for an Order:

  (a)
  abridging the time for service of or dispensing with service of the Notice of Motion and Motion Record;

  (b)
  authorizing Meridian to call and conduct a meeting of the holders of its common shares to approve the proposed plan of arrangement; and

  (c)
  granting certain other ancillary relief,

was heard this day at 330 University Avenue, 7th Floor, Toronto, Ontario.

        ON READING the Notice of Application and Notice of Motion herein, the Affidavit of Peter Marrone sworn November 21, 2007 (the "Supporting Affidavit") and the exhibits thereto, and on hearing the submissions of counsel for the Applicant, the Director (the "Director") appointed under the CBCA having been served and advising that the Director does not intend to appear or make submissions,

Service

1.    THIS COURT ORDERS that the time for service of the Notice of Motion and Motion Record be and the same is hereby abridged and that the Notice of Motion is properly returnable today and that service of the Notice of Motion and Motion Record on any of the holders (the "Meridian Shareholders") of Meridian's issued and outstanding common shares or on any other interested person is hereby dispensed with.

The Meeting

2.    THIS COURT ORDERS that Meridian shall call, hold and conduct a special meeting (the "Meeting") of the Meridian Shareholders on Thursday, December 20, 2007 to consider and, if deemed advisable, to pass, with or without variation, a special resolution to approve the proposed plan of arrangement (the "Plan of Arrangement") referred to in the Supporting Affidavit or as subsequently modified.

3.    THIS COURT ORDERS that, subject to paragraph 4 below, Meridian, if it deems advisable, is specifically authorized to postpone or adjourn the Meeting on one or more occasions, without the necessity of further Order of the Court or first convening the Meeting or first obtaining any vote of the Meridian Shareholders respecting the postponement or adjournment.

4.    THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the articles and the by-laws of Meridian, including a quorum requirement of at least 10% the issued and outstanding common shares of Meridian being present in person or represented by proxy at the opening of the Meeting.

5.    THIS COURT ORDERS that the only persons entitled to notice of or to attend the Meeting shall be Meridian Shareholders as they may appear on the records of Meridian as at the close of business on November 22, 2007 (the "Record Date") and the directors, auditors and advisors of Meridian, and the only persons entitled to be represented and to vote at the Meeting, either in person or by proxy, shall be such Meridian Shareholders, subject to the provisions of the CBCA with respect to persons who become registered holders of common shares in Meridian after that date.

6.    THIS COURT ORDERS that Meridian shall mail the Management Information Circular (the "Information Circular"), substantially in the form attached as Exhibit "A" to the Supporting Affidavit with such amendments as are not inconsistent with the provisions of this Interim Order, the Notice of Application and any other documents or communications determined by Meridian to be necessary or appropriate which are not inconsistent with the provisions of this Interim Order (collectively, the "Meeting Materials") to the Meridian Shareholders as shown on the register of shareholders at the close of business on the Record Date (other than those Meridian Shareholders whose mail from Meridian has been returned on three consecutive occasions), to Meridian's directors and to the auditors of Meridian by one of the following methods not less than twenty-one (21) days before the date of the Meeting, excluding the date of delivery and the date of the Meeting:

  (i)
  in the case of registered holders of Meridian's common shares, by ordinary prepaid mail, courier or delivery in person to each such holder at his, her or its address as shown on the books or records of Meridian or its registrar and transfer agent;

  (ii)
  in the case of non-registered holders of Meridian's common shares, by providing an adequate number of copies of the Meeting Materials to intermediaries and registered nominees to facilitate the distribution of the Meeting Materials to beneficial holders of Meridian's common shares;

  (iii)
  in the case of the directors of Meridian, by ordinary prepaid mail, courier or delivery in person, addressed to the individual directors; and

  (iv)
  in the case of the auditors of Meridian, by ordinary prepaid mail, courier or delivery in person, addressed to the firm of auditors;

and such mailing, transmission, delivery or distribution, as applicable, shall constitute good and sufficient service of notice of the Application, the Meeting and the hearing in respect of the Application upon such persons, and no other form of service need be made or other material served.

7.    THIS COURT ORDERS that the Meeting Materials shall be deemed, for the purposes of this Interim Order and the Application, to have been received:

  (i)
  in the case of distribution by ordinary prepaid mail, three (3) business days after delivery thereof to the post office;

  (ii)
  in the case of distribution by courier, one (1) business day after receipt by the courier; and

  (iii)
  in the case of distribution by delivery in person, on receipt thereof by the intended addressee.

8.    THIS COURT ORDERS that Meridian is authorized, at its own expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine.

9.    THIS COURT ORDERS that any accidental omission to give notice of the Meeting to, or the non-receipt of such notice by, one or more of the persons specified in this Interim Order, shall not invalidate any resolution passed at the Meeting or the proceedings herein.

10.    THIS COURT ORDERS that the Information Circular shall be filed with the Court following the mailing thereof to the Meridian Shareholders and others referred to in paragraph 6 above. The Information Circular shall contain (i) a copy of the Notice of Meeting; (ii) a copy of the Notice of Application; (iii) a copy of this Interim Order; (iv) a copy of the proposed Plan of Arrangement; (v) the materials prescribed by the CBCA and applicable securities legislation; and (vi) such further and other materials as Meridian may provide.

11.    THIS COURT ORDERS that the Meeting shall be conducted at the location specified in the Notice of Meeting.

12.    THIS COURT ORDERS that Peter Marrone, Chairman, President and Chief Executive Officer of Meridian, or such person as may be appointed in accordance with the by-laws of Meridian, shall preside as the Chair of the Meeting, and, subject to the provisions of the CBCA and subject to the provisions of this Interim Order, shall decide all matters relating to the conduct of the Meeting.

13.    THIS COURT ORDERS that each holder of Meridian common shares shall be entitled at the Meeting on a ballot on a special resolution relating to the Plan of Arrangement to one vote for each Meridian common share held. The Chair shall direct a vote at the Meeting in respect of a special resolution relating to the Plan of Arrangement, and the vote required to pass the aforesaid special resolution relating to the Plan of Arrangement at the Meeting, with or without variation, shall be the affirmative vote of at least 70% of the votes cast by the holders of Meridian's common shares, present in person or represented by proxy, at the Meeting.

14.    THIS COURT ORDERS that, for the purpose of the Meeting, any spoiled votes, invalid votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast.

Rights of Dissent

15.    THIS COURT ORDERS that the Meridian Shareholders shall be permitted to dissent from the Arrangement pursuant to Section 190 of the CBCA and the Plan of Arrangement, so long as they provide written objection thereto to Meridian on or before 5:00 p.m. (Eastern Time) on the business day preceding the Meeting (or any postponement or adjournment thereof) and otherwise strictly comply with the requirements of the Plan of Arrangement and the requirements of the CBCA.

Approval of Arrangement

16.    THIS COURT ORDERS that upon approval of the Plan of Arrangement by the Meridian Shareholders in the manner set forth in this Interim Order, the Applicant may apply before this Court on Thursday, December 27, 2007 at 10:00 a.m. for approval of the Plan of Arrangement (the "Approval Application"), with or without variation, and that service of the Notice of Application herein, in accordance with this Interim Order and in accordance with the provisions below, shall constitute good and sufficient service of such Notice of Application upon all persons and entities who are entitled to receive such Notice of Application and no other form of service need be made and no other material need be served on such persons in respect of the Approval Application, unless a Notice of Appearance is served on the Applicant's solicitors in accordance with the terms set out in the Information Circular and herein.

17.    THIS COURT ORDERS that any of the Meridian Shareholders or any other interested person or entity may appear at the Approval Application provided such holder or person serves a Notice of Appearance on the Applicant's solicitors and files it with the Court no later than one (1) day prior to the Approval Application, and the Notice of Appearance shall set out the address for service in respect of such holder or person and indicate whether such holder or person intends to support or oppose the Approval Application or make submissions thereat and attach any evidence or materials which are to be presented to this Court.

18.    THIS COURT ORDERS that, in the event that the Approval Application for final approval of the Arrangement is adjourned, only the parties having previously served a Notice of Appearance shall receive notice of the adjourned date.

19.    THIS COURT ORDERS that the Applicant may, at any time, seek leave to vary this Interim Order without further notice to anyone, other than the Director.

                        (Signed) Justice Campbell

SCHEDULE E

NOTICE OF APPLICATION FOR FINAL ORDER

Commercial List File No. 07-CL-7294

ONTARIO
SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

BETWEEN:

MERIDIAN GOLD INC.

Applicant

        IN THE MATTER OF Section 192 of the CANADA BUSINESS CORPORATIONS ACT, being Chapter C-44 of The Revised Statutes of Canada 1985, as amended

        AND IN THE MATTER OF a Proposed Arrangement involving MERIDIAN GOLD INC., YAMANA GOLD INC. and 6855237 CANADA INC.

NOTICE OF APPLICATION

        A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant. The claim made by the applicant appears on the following pages.

        THIS APPLICATION will be made to a judge presiding over the Commercial List on Thursday, December 27, 2007 at 10:00 a.m. at 330 University Avenue, 7th Floor, Toronto, Ontario.

        IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with the documents in the application, you or an Ontario lawyer acting for you must prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant's lawyer(s) or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyers(s) must appear at the hearing.

        IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you and your lawyer(s) must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicant's lawyer(s) or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

        IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO DEFEND THIS PROCEEDING BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LEGAL AID OFFICE.

Date: November 20, 2007	Issued by	(Signed) May Nikolaidis Local registrar
	Address of court office	330 University Avenue 7th Floor Toronto ON M5G 1R7

TO:	OTHER PERSONS AND ENTITIES HAVING AN INTEREST IN THE AFFAIRS OF MERIDIAN GOLD INC.
AND TO:	The Director under the Canada Business Corporations Act Industry Canada Arrangements and Exemptions Section 365 Laurier Avenue West Ottawa, ON K1A 0C8

APPLICATION

1.    THE APPLICANT MAKES APPLICATION FOR:

  (a)
  an Interim Order for advice and directions of this Honourable Court pursuant to subsection 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the "CBCA") with respect to notice, the conduct of a meeting (the "Meeting") of the common shareholders of Meridian Gold Inc. ("Meridian") and such other matters pertaining to a proposed arrangement (the "Arrangement") involving Meridian, as described below;

  (b)
  a Final Order of the Superior Court of Justice pursuant to section 192 of the CBCA approving the Arrangement if it is adopted and approved by the common shareholders of Meridian (the "Meridian Shareholders") at the Meeting; and

  (c)
  such further and other relief as to this Honourable Court seems just.

2.    THE GROUNDS FOR THE APPLICATION ARE:

  (a)
  Meridian is a corporation governed by the laws of the CBCA and is engaged in mining and exploration of gold and other precious metals in Chile, Mexico, Nicaragua, Peru and the United States;

  (b)
  on July 20, 2007, Yamana Gold Inc. ("Yamana"), an intermediate gold producer engaged in the acquisition, financing, exploration and development of precious metal and copper mining properties, commenced its offer, as subsequently varied and extended (the "Offer"), to purchase all of the common shares of Meridian. Ultimately, Yamana has now acquired approximately 89.5% of the issued and outstanding shares of Meridian by way of the Offer, which was supported by BMO Capital Markets and Goldman, Sachs & Co. fairness opinions to the Board of Directors of Meridian;

  (c)
  under a support agreement entered into between Meridian and Yamana on September 24, 2007 in connection with Yamana's Offer, Yamana agreed, among other things, to effect a subsequent acquisition transaction, as applicable, to acquire the balance of the Meridian Shares by way of plan of arrangement under the CBCA;

  (d)
  Meridian intends to call and conduct the Meeting to have the Meridian Shareholders consider and vote upon a proposed arrangement (the "Arrangement") providing for the exchange by the Meridian Shareholders (other than Yamana and dissenting shareholders) of their common shares for Yamana shares and cash based on the same consideration offered under the Offer;

  (e)
  the Arrangement constitutes a "business combination" or "going private transaction" within the meaning of Rule 61-501 of the Ontario Securities Commission and Policy Statement Q-27 of the Autorité des marches financiers. In respect of the Arrangement, Meridian is relying on an exemption from having to prepare a valuation in connection therewith for a second step business combination or going private transaction based on, among other things, the fact that the consideration to be paid pursuant to the Arrangement is at least equal in value to and in the same form as the consideration paid pursuant to the Offer, and the Arrangement is taking place within 120 days after the expiry of Yamana's Offer on November 2, 2007;

  (f)
  the shares to be issued to Meridian Shareholders pursuant to the Arrangement will be issued in reliance upon the exemption provided by section 3(a)(10) of the United States Securities Act of 1933, as amended;

  (g)
  the Arrangement is a multi-step process, and it is impracticable for Meridian to proceed with the proposed transaction other than under section 192 of the CBCA as Yamana does not have the requisite 90% of the issued and outstanding Meridian common shares to proceed by way of the compulsory squeeze out provisions in Part XVII of the CBCA;

  (h)
  Meridian is not insolvent within the meaning of s.192(2) of the CBCA;

  (i)
  pursuant to an interim order (the "Interim Order") of this Court to be obtained by Meridian, notice of this application will be served on Meridian Shareholders at their respective registered addresses as they appear on the books of Meridian at the close of business on November 22, 2007, including those Meridian Shareholders whose registered addresses are outside the Province of Ontario. Service of these proceedings on persons outside Ontario will be effected pursuant to Rules 17.02(n) and (o) of the Rules of Civil Procedure and the Interim Order;

  (j)
  Rules 14.05 and 38 of the Rules of Civil Procedure;

  (k)
  sections 190 and 192 of the CBCA; and

  (l)
  such further and other grounds as counsel may advise and this Honourable Court may permit.

3.    THE FOLLOWING DOCUMENTARY EVIDENCE will be used at the hearing of the application:

  (a)
  the affidavit of Peter Marrone, Chairman, President and Chief Executive Officer of Meridian and Chairman and Chief Executive Officer of Yamana;

  (b)
  a supplementary affidavit to be filed after the Meeting and detailing the events thereat;

  (c)
  such further affidavits of deponents on behalf of Meridian reporting as to compliance with the Interim Order; and

  (d)
  such further and other documentary evidence as may be necessary for the hearing of the application and as may be permitted by the Court.

November 20, 2007	CASSELS BROCK & BLACKWELL LLP Barristers & Solicitors Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario M5H 3C2
Robert B. Cohen LSUC# 32187D Tel: (416) 869-5425 Fax: (416) 350-6929
Solicitors for the Applicant

SCHEDULE F

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

        190.(l)    Rights to dissent — Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

  (a)
  amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

  (b)
  amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

  (c)
  amalgamate otherwise than under section 184;

  (d)
  be continued under section 188;

  (e)
  sell, lease or exchange all or substantially all its property under subsection 189(3); or

  (f)
  carry out a going-private transaction or a squeeze-out transaction.

(2)
Further right — A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(2.1)
If one class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3)
Payment for shares — In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(4)
No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)
Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

(6)
Notice of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

(7)
Demand for payment — A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a)
the shareholder's name and address;

(b)
the number and class of shares in respect of which the shareholder dissents; and

(c)
a demand for payment of the fair value of such shares.

(8)
Share certificate — A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(9)
Forfeiture — A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

(10)
Endorsing certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(11)
Suspension of rights — On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a)
the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b)
the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c)
the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

(12)
Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a)
a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b)
if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(13)
Same terms — Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(14)
Payment — Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(15)
Corporation may apply to court — Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(16)
Shareholder application to court — If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(17)
Venue — An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(18)
No security for costs — A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(19)
Parties — On an application to a court under subsection (15) or (16),

(a)
all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b)
the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

(20)
Powers of court — On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(21)
Appraisers — A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(22)
Final order — The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

(23)
Interest — A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(24)
Notice that subsection (26) applies — If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(25)
Effect where subsection (26) applies — If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a)
withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b)
retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(26)
Limitation — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)
the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b)
the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

SCHEDULE G

BMO CAPITAL MARKETS FAIRNESS OPINION

September 23, 2007

The Board of Directors
Meridian Gold Inc.
9670 Gateway Drive, Suite 200
Reno, Nevada 89521
To the Board of Directors:

        We understand that Meridian Gold Inc. ("Meridian") is proposing to enter into a support agreement (the "Support Agreement") with Yamana Gold Inc. ("Yamana") pursuant to which Yamana will amend and extend its offer dated July 19, 2007, which was subsequently revised on August 14, 2007, September 12, 2007, and September 20, 2007 (collectively, the "Original Offer"), to purchase all the issued and outstanding common shares (the "Common Shares") of Meridian, including common shares that may become outstanding upon the exercise of stock options, on the basis of 2.235 common shares of Yamana and C$7.00 in cash (the "Consideration") for each Common Share tendered. The consideration offered under the Original Offer as most recently revised on September 20, 2007 was 2.235 common shares of Yamana and C$6.50 in cash for each Common Share tendered. Detailed terms and conditions of the Original Offer, as revised pursuant to the terms set out in the Support Agreement (the "Revised Offer"), will be described by Yamana in a further notice of variation and extension that will be mailed to holders of the Common Shares.

        We also understand that Yamana has entered into an agreement (the "Business Combination Agreement") to acquire all of the outstanding common shares of Northern Orion Resources Inc. ("Northern Orion") by way of a court approved plan of arrangement (the "Proposed Arrangement"). The consideration offered under the Proposed Arrangement is 0.543 common shares of Yamana and C$0.001 in cash for each Northern Orion common share. Detailed terms and conditions of the Business Combination Agreement and other matters relating to the Proposed Arrangement are set forth in the management information circular of Northern Orion dated July 20, 2007 (the "Management Circular").

Engagement of BMO Capital Markets

        BMO Nesbitt Burns Inc. (together with its affiliates, "BMO Capital Markets") was engaged by Meridian pursuant to an agreement (the "Engagement Agreement") dated July 1, 2007. Pursuant to the Engagement Agreement, BMO Capital Markets has agreed to, among other things, act as Meridian's financial advisor in connection with a proposed change of control transaction involving Meridian and any other Transaction (as such term is defined in the Engagement Agreement) that may be proposed or solicited during the term of the Engagement Agreement. Pursuant to the Engagement Agreement, the Board of Directors has requested that we prepare and deliver this opinion (the "Opinion") as to the fairness, from a financial point of view, of the Consideration offered to the holders of Common Shares.

        The terms of the Engagement Agreement provide that BMO Capital Markets is to be paid a fee for its services as financial advisor, including fees on delivery of the Opinion and fees that are contingent on a change of control of Meridian or certain other events. In addition, BMO Capital Markets is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Meridian in certain circumstances. BMO Capital

Markets consents to the inclusion of the Opinion in its entirety in the Solicitation/Recommendation Statement on Schedule 14D-9 of Meridian and to the filing thereof, as necessary, by Meridian with securities commissions or similar regulatory authorities in Canada and the United States.

Credentials of BMO Capital Markets

        BMO Capital Markets is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The Opinion is the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of the directors and officers of BMO Capital Markets, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Relationships with Interested Parties

        Neither BMO Capital Markets, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Meridian, Yamana or Northern Orion, or any of their respective associates or affiliates (collectively, the "Interested Parties"). BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties, within the past two years, other than: (i) the services provided under the Engagement Agreement, and (ii) acting as co-manager on a C$200 million equity financing in May 2006 for Yamana. There are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to any future business dealings. BMO Capital Markets or its associated or affiliated entities may, in the future, in the ordinary course of their business, perform financial advisory or investment banking services for the Interested Parties from time to time.

        BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties and the Revised Offer.

Scope of Review

        In connection with rendering the Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy of), or carried out, among other things, the following:

  a)
  a draft of the support agreement, received September 23, 2007 (the "Support Agreement") including the final terms of the Consideration;

  b)
  the notice of extension and variation dated August 14, 2007, the notice of extension dated September 12, 2007, and the notice of extension and variation dated September 20, 2007 (collectively, the "Notice of Variation and Extension");

  c)
  The offer and take-over bid circular of Yamana ("Take-Over Bid Circular") dated July 19, 2007;

  d)
  the Business Combination Agreement and Management Circular;

  e)
  the Meridian directors' circular dated July 31, 2007 (the "Directors' Circular);

  f)
  the financial model for Meridian developed and provided by Meridian management;

  g)
  the financial model for Yamana developed and provided by Yamana management;

  h)
  the financial model for Northern Orion developed and provided by Northern Orion management;

  i)
  the financial model for Yamana and Northern Orion developed and provided by Meridian management;

  j)
  certain other internal information prepared and provided to us by Meridian management, concerning the business, operations, assets, liabilities and prospects of Meridian;

  k)
  discussions with Meridian management concerning Meridian's financial condition, its future business prospects, the background to the Initial Offer and Revised Offer and potential alternatives to the Revised Offer;

  l)
  discussions with Yamana management concerning Yamana's financial condition and its future business prospects;

  m)
  discussions with Northern Orion management concerning Northern Orion's financial condition and its future business prospects;

  n)
  public information (including that prepared by industry research analysts) relating to the business, operations financial condition and trading history of Meridian, Yamana, Northern Orion and other public companies we considered relevant;

  o)
  information with respect to selected precedent transactions we considered relevant;

  p)
  a letter of representation as to certain factual matters and the completeness and accuracy of the information upon which the Opinion is based, addressed to us and dated the date hereof, provided by senior officers of Meridian; and

  q)
  such other information, investigations, analyses and discussions (including discussions with senior management, Meridian's legal counsel, and other third parties) as we considered necessary or appropriate in the circumstances.

        BMO Capital Markets has not, to the best of its knowledge, been denied access by Meridian to any information under its control requested by BMO Capital Markets.

Assumptions and Limitations

        Our opinion is subject to the assumptions, explanations and limitations set forth below.

        We have not been asked to prepare and have not prepared a formal valuation or appraisal of Meridian or any of its securities or assets and our opinion should not be construed as such. We have, however, conducted such analyses as we considered necessary in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which Meridian common shares may trade at any future date. BMO Capital Markets was similarly not engaged to review any legal, tax or accounting aspects of the Revised Offer.

        With your approval and agreement, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources or provided to us by or on behalf of Meridian and its agents and advisors or otherwise obtained pursuant to our engagement. The Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to independently verify and, subject to the exercise of professional judgment, have not independently verified the completeness or accuracy of any such information, data, advice, opinions and representations. We have assumed that the Revised Offer and either the Compulsory Acquisition and/or the Subsequent Acquisition Transaction (as such terms are defined in the Support Agreement) will be consummated on the terms contemplated in the Support Agreement).

        With respect to budgets, financial forecasts, projections or estimates provided to BMO Capital Markets and used in its analyses, we have noted that projecting future results of any company is inherently subject to uncertainty. We have assumed, however, that such budgets, financial forecasts, projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgment of Meridian and are (or were at the time and continue to be) reasonable in the circumstances.

        Senior officers of Meridian have represented to BMO Capital Markets in a certificate delivered as of the date hereof, among other things, that (i) the information, data and other material (financial and otherwise) (the "Information") provided by or on behalf of Meridian and its agents and advisors to BMO Capital Markets for the purpose of preparing the Opinion was, at the date such Information was provided to BMO Capital

Markets, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which such Information was provided; and that (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed in writing to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Meridian or any of its subsidiaries and no material change has occurred in such Information or any part thereof that would have or could reasonably be expected to have a material effect on the Opinion.

        In preparing the Opinion, we have made several assumptions, including that the disclosure provided or incorporated by reference in the Take-Over Bid Circular, the Notice of Variation and Extension, Directors' Circular and Support Agreement with respect to Meridian and its subsidiaries and Yamana and its subsidiaries, as applicable, is accurate in all material respects. We also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of BMO Capital Markets and any party involved in the Revised Offer.

        The Opinion is rendered as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of (i) Meridian as they are reflected in the Information and as they were represented to us in our discussions with the Board of Directors and management of Meridian, and (ii) Yamana and Northern Orion as they are reflected in publicly available information and as they were represented to us by Yamana's management and commented on by Meridian's management.

        The Opinion is provided for the use of the Board of Directors in connection with its consideration of the Revised Offer. The Opinion does not constitute a recommendation to the Board of Directors or any shareholder of Meridian as to whether shareholders of Meridian should accept the Revised Offer. Except as contemplated herein, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

        BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, BMO Capital Markets reserves the right to change, modify or withdraw the Opinion.

        The preparation of the Opinion is a complex process and is not necessarily capable of being partially analyzed or summarized. BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete view of the process underlying the Opinion. The Opinion should be read in its entirety and should not be construed as a recommendation to any shareholder as to whether to tender their Common Shares to the Revised Offer.

Opinion

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration offered pursuant to the Revised Offer is fair from a financial point of view to the holders of Common Shares.

Yours truly,

QuickLinks

TABLE OF CONTENTS
MERIDIAN GOLD INC. NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
NOTICE TO UNITED STATES SHAREHOLDERS
NOTICE TO SHAREHOLDERS IN THE UNITED KINGDOM
CURRENCY AND FINANCIAL INFORMATION
FORWARD-LOOKING STATEMENTS
INFORMATION CONCERNING NORTHERN ORION
CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES
MANAGEMENT INFORMATION CIRCULAR
BACKGROUND TO AND REASONS FOR THE ARRANGEMENT
RECOMMENDATION OF THE BOARD OF DIRECTORS
THE ARRANGEMENT
INFORMATION CONCERNING YAMANA ON A CURRENT BASIS AND THE COMBINED COMPANY ON A PRO FORMA BASIS
DOCUMENTS INCORPORATED BY REFERENCE
DOCUMENTS RELATING TO THE YAMANA OFFER
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RULE 61-501 AND POLICY Q-27
GENERAL PROXY INFORMATION
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS OF MERIDIAN
DIVIDENDS AND DIVIDEND POLICY OF MERIDIAN
OWNERSHIP OF COMMON SHARES OF MERIDIAN
PREVIOUS PURCHASES AND SALES OF SECURITIES OF MERIDIAN
TRADING RANGE AND TRADING VOLUMES OF THE COMMON SHARES OF MERIDIAN
NO MATERIAL CHANGES REGARDING MERIDIAN
EXPERTS
AUDITORS, REGISTRAR AND TRANSFER AGENT
ADDITIONAL INFORMATION
DIRECTORS' APPROVAL
CONSENT OF KPMG LLP
CONSENT OF DELOITTE & TOUCHE LLP
CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF DELOITTE & TOUCHE LLP
APPENDIX "A" THE DIRECTORS AND EXECUTIVE OFFICERS OF YAMANA
APPENDIX "B" GLOSSARY
SCHEDULE A ARRANGEMENT RESOLUTION
SCHEDULE B ARRANGEMENT AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 THE TRANSACTION
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
ARTICLE 4 COVENANTS
ARTICLE 5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES
ARTICLE 6 CONDITIONS
ARTICLE 7 TERMINATION
ARTICLE 8 GENERAL
EXHIBIT A PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT
ARTICLE 1 DEFINITIONS AND INTERPRETATION
ARTICLE 2 ARRANGEMENT AGREEMENT
ARTICLE 3 ARRANGEMENT
ARTICLE 4 AMALCO
ARTICLE 5 DISSENT PROCEDURES
ARTICLE 6 DELIVERY OF YAMANA COMMON SHARES
ARTICLE 7 AMENDMENTS
SCHEDULE C PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF YAMANA
YAMANA GOLD INC. PRO FORMA CONSOLIDATED BALANCE SHEET September 30, 2007 (Unaudited) (Expressed in thousands of U.S. dollars)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS nine month period ended September 30, 2007 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS year ended December 31, 2006 (Unaudited) (Expressed in thousands of U.S. dollars except per share amounts)
YAMANA GOLD INC. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF YAMANA GOLD INC. Adjusted for recent acquisitions year ended December 31, 2006 (Unaudited) (Expressed in thousands of U.S. dollars)
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF DESERT SUN MINING CORP. three month period ended March 31, 2006 (Expressed in thousands of dollars)
YAMANA GOLD INC. STATEMENT OF OPERATIONS OF VICEROY EXPLORATION LTD. nine month period ended September 30, 2006 (Unaudited) (Expressed in thousands of dollars)
SCHEDULE D INTERIM ORDER
ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST
MERIDIAN GOLD INC.
INTERIM ORDER
SCHEDULE E NOTICE OF APPLICATION FOR FINAL ORDER
ONTARIO SUPERIOR COURT OF JUSTICE COMMERCIAL LIST
MERIDIAN GOLD INC.
NOTICE OF APPLICATION
APPLICATION
SCHEDULE F SECTION 190 OF THE CANADA BUSINESS CORPORATIONS AC T
SCHEDULE G BMO CAPITAL MARKETS FAIRNESS OPINION